Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-167482

Prospectus of Naugatuck Valley Financial Corporation (a Maryland corporation)

Proxy Statement of Naugatuck Valley Financial Corporation (a Federal corporation)

Conversion Proposed—Your Vote is Important

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Naugatuck Valley Financial Corporation. The meeting will be held on June 24, 2011 at 9:00 a.m., Eastern Time, at the Community Room located at the main office of Naugatuck Valley Savings and Loan, 333 Church Street, Naugatuck, Connecticut. In addition to the regular business of electing directors and ratifying the appointment of the independent auditors, stockholders will vote on our proposed “second step” conversion.

Naugatuck Valley Financial Corporation, a federal corporation (“Naugatuck Valley Financial”), is soliciting shareholder votes regarding the conversion of Naugatuck Valley Savings and Loan from the partially public mutual holding company form of organization to the fully-public stock holding company structure. The conversion involves the formation of a new holding company for Naugatuck Valley Savings and Loan, which is also called Naugatuck Valley Financial Corporation, a Maryland corporation (“New Naugatuck Valley Financial”), the exchange of shares of New Naugatuck Valley Financial for your shares of Naugatuck Valley Financial, and the sale by New Naugatuck Valley Financial of up to 4,456,250 shares of common stock.

The Proxy Vote—Your Vote Is Very Important

We have received conditional regulatory approval to implement the conversion, however we must also receive the approval of our shareholders. This proxy statement/prospectus describes the proposals before our shareholders. Please promptly vote the enclosed proxy card. Our Board of Directors urges you to vote “FOR” each of the proposals set forth in this proxy statement/prospectus.

The Share Exchange

At the conclusion of the conversion, each share of Naugatuck Valley Financial common stock owned by the public at that time will be exchanged for between 0.7875 and 1.0655 shares of common stock of New Naugatuck Valley Financial so that Naugatuck Valley Financial’s existing public shareholders will own approximately the same percentage of New Naugatuck Valley Financial common stock as they owned of Naugatuck Valley Financial’s common stock immediately before the conversion. The actual number of shares that you will receive will depend on the percentage of Naugatuck Valley Financial common stock held by the public at the completion of the conversion, the final independent appraisal of New Naugatuck Valley Financial and the number of shares of New Naugatuck Valley Financial common stock sold in its offering. The exchange ratio will not depend on the market price of Naugatuck Valley Financial common stock. Based on the exchange ratio, we expect to issue between 2,233,748 and 3,022,130 shares (subject to increase to 3,475,450 shares) of New Naugatuck Valley Financial common stock to the holders of Naugatuck Valley Financial common stock. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of Naugatuck Valley Financial who holds stock certificates. The transmittal form will explain the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Naugatuck Valley Financial that are held in street name (e.g. in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of New Naugatuck Valley Financial for sale at $8.00 per share. The shares are being offered in a “subscription offering” to eligible depositors of Naugatuck Valley Savings and Loan. If all shares are not subscribed for in the subscription offering, shares are expected to be available in a “community offering,” with a first preference given to residents of Fairfield and New Haven Counties, Connecticut, and a second preference given to Naugatuck Valley Financial public shareholders as of May 3, 2011. If you are interested in purchasing shares of our common stock, you may request a stock order form and prospectus by calling our Stock Information Center at the phone number in the Questions and Answers section herein. The stock offering period is expected to expire on June 14, 2011.

Naugatuck Valley Financial’s common stock is currently listed on the Nasdaq Global Market under the symbol “NVSL.” We expect that New Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will be “NVSL.”

This document serves as the proxy statement for the annual meeting of shareholders of Naugatuck Valley Financial and the prospectus for the shares of New Naugatuck Valley Financial common stock to be issued in exchange for shares of Naugatuck Valley Financial common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by New Naugatuck Valley Financial of its shares of common stock in the stock offering, which will be made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 14 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is May 13, 2011, and is first being mailed to shareholders of Naugatuck Valley Financial on or about May 20, 2011.

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, Connecticut 06770

(203) 720-5000

Notice of Annual Meeting of Shareholders

On June 24, 2011, Naugatuck Valley Financial Corporation will hold its annual meeting of shareholders at the Community Room located at the main office of Naugatuck Valley Savings and Loan, 333 Church Street, Naugatuck, Connecticut. The meeting will begin at 9:00 a.m., Eastern time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) Naugatuck Valley Mutual Holding Company, which currently owns 59.6% of the common stock of Naugatuck Valley Financial Corporation (“Naugatuck Valley Financial”), will merge with and into Naugatuck Valley Financial, with Naugatuck Valley Financial being the surviving entity; (B) Naugatuck Valley Financial will merge with and into Naugatuck Valley Financial, a Maryland corporation recently formed to be the holding company for Naugatuck Valley Savings and Loan (“New Naugatuck Valley Financial”), with New Naugatuck Valley Financial being the surviving entity; (C) the outstanding shares of Naugatuck Valley Financial, other than those held by Naugatuck Valley Mutual Holding Company, will be converted into shares of common stock of New Naugatuck Valley Financial; and (D) New Naugatuck Valley Financial will offer shares of its common stock for sale in a subscription offering and, if necessary, in a community offering and/or syndicated community offering.

2.	The following informational proposals:

2a.	Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Naugatuck Valley Financial’s articles of incorporation; and

2b.	Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Naugatuck Valley Financial’s outstanding voting stock.

3.	The election of three directors for terms of three years each.

4.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants for the fiscal year ending December 31, 2011.

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

6.	Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve any or all of the informational proposals.

Only shareholders as of May 3, 2011 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Please complete, sign and date the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Bernadette A. Mole
Corporate Secretary

Naugatuck, Connecticut

May 20, 2011

Questions and Answers

You should read this document for more information about the conversion and offering. The plan of conversion described in this document has been conditionally approved by the Office of Thrift Supervision.

The Proxy Vote

Q:	What am I being asked to approve?

A:	Naugatuck Valley Financial shareholders as of May 3, 2011 are asked to vote on the plan of conversion. Under the plan of conversion, Naugatuck Valley Savings and Loan will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, New Naugatuck Valley Financial will offer for sale, in the form of shares of its common stock, Naugatuck Valley Mutual Holding Company’s 59.6% ownership interest in Naugatuck Valley Financial. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of Naugatuck Valley Financial as of the completion of the conversion and offering will receive shares of New Naugatuck Valley Financial common stock in exchange for their shares of Naugatuck Valley Financial common stock. The exchange will be based on an exchange ratio that will result in Naugatuck Valley Financial’s public shareholders owning approximately the same percentage of New Naugatuck Valley Financial common stock as they owned of Naugatuck Valley Financial immediately before the completion of the conversion and offering.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of New Naugatuck Valley Financial:

•

Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Naugatuck Valley Financial’s articles of incorporation; and

•

Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Naugatuck Valley Financial’s outstanding voting stock.

The provisions of New Naugatuck Valley Financial’s articles of incorporation, which are summarized as informational proposals were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve either or both of the informational proposals. The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

In addition, shareholders will vote on the election of directors, the ratification of the appointment of independent auditors, and a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

YOUR VOTE IS IMPORTANT. WE CANNOT COMPLETE THE CONVERSION AND OFFERING UNLESS THE PLAN OF CONVERSION RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES HELD BY OUR PUBLIC SHAREHOLDERS.

Q:	What is the conversion and related stock offering?

A:	Naugatuck Valley Savings and Loan is converting from a partially-public mutual holding company structure to a fully-public stock holding company ownership structure. Currently, Naugatuck Valley Mutual Holding Company owns 59.6% of Naugatuck Valley Financial’s common stock. The remaining 40.4% of Naugatuck Valley Financial’s common stock is owned by public shareholders. As a result of the conversion, New Naugatuck Valley Financial will become the parent of Naugatuck Valley Savings and Loan.

i

Shares of common stock of New Naugatuck Valley Financial, representing the 59.6% ownership interest of Naugatuck Valley Mutual Holding Company in Naugatuck Valley Financial, are being offered for sale to eligible depositors of Naugatuck Valley Savings and Loan and, possibly, to the public. At the completion of the conversion and offering, public shareholders of Naugatuck Valley Financial will exchange their shares of Naugatuck Valley Financial common stock for shares of common stock of New Naugatuck Valley Financial.

After the conversion and offering are completed, Naugatuck Valley Savings and Loan will be a wholly-owned subsidiary of New Naugatuck Valley Financial, and 100% of the common stock of New Naugatuck Valley Financial will be owned by public shareholders. Our organization will have completed the transition from partial to fully-public ownership. As a result of the conversion and offering, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” for more information about the conversion and offering.

Q:	What are reasons for the conversion and offering?

A:	The primary reasons for the conversion and offering are to increase capital to support our growth, create a more liquid and active market than currently exists for Naugatuck Valley Financial common stock, structure our business in a form that will provide improved access to capital markets and facilitate acquisitions of other financial institutions and eliminate any regulatory uncertainty associated with dividend waivers by our mutual holding company.

Q:	Why should I vote?

A:	You are not required to vote, but your vote is very important. In order for us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock entitled to vote at the annual meeting, including shares held by Naugatuck Valley Mutual Holding Company and (2) the holders of at least a majority of the outstanding shares of Naugatuck Valley Financial common stock entitled to vote at the annual meeting, excluding shares held by Naugatuck Valley Mutual Holding Company. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q:	What happens if I don’t vote?

A:	Your prompt vote is very important. Not voting will have the same effect as voting “AGAINST” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we cannot complete the conversion and offering.

Q:	How do I vote?

A:	You should mark your vote, sign your proxy card and return it in the enclosed pre-paid envelope. Alternatively, you may vote by telephone or via the Internet, by following instructions on your proxy card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q:	If my shares are held in street name, will my broker automatically vote on my behalf?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q:	What if I do not give voting instructions to my broker?

A:	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

The Share Exchange

Q:	I currently own shares of Naugatuck Valley Financial common stock. What will happen to my shares as a result of the conversion?

A:

At the completion of the conversion, your shares of Naugatuck Valley Financial common stock will be canceled and exchanged for shares of common stock of New Naugatuck Valley Financial. The number of shares you will receive will be based on an exchange ratio, determined as of the completion of the conversion and offering, that is intended to result in Naugatuck Valley Financial’s existing public shareholders owning the same percentage interest of New Naugatuck Valley Financial common stock as they currently own of Naugatuck Valley Financial common stock, before giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering.

Q:	Does the exchange ratio depend on the market price of Naugatuck Valley Financial common stock?

A:	No, the exchange ratio will not be based on the market price of Naugatuck Valley Financial common stock. Therefore, changes in the price of Naugatuck Valley Financial common stock between now and the completion of the conversion and offering will not effect the calculation of the exchange ratio.

Q:	How will the actual exchange ratio be determined?

A:	Because the purpose of the exchange ratio is to maintain the ownership percentage of the existing public shareholders of Naugatuck Valley Financial, the actual exchange ratio will depend on the number of shares of New Naugatuck Valley Financial’s common stock sold in the offering and, therefore, cannot be determined until the completion of the conversion and offering.

Q:	How many shares will I receive in the exchange?

A:	You will receive between 0.7875 and 1.0655 (subject to increase to 1.2253) shares of New Naugatuck Valley Financial common stock for each share of Naugatuck Valley Financial common stock you own on the date of the completion of the conversion and offering. For example, if you own 100 shares of Naugatuck Valley Financial common stock, and the exchange ratio is 0.9265 (at the midpoint of the offering range), you will receive 92 shares of New Naugatuck Valley Financial common stock and $5.20 in cash, the value of the fractional share, based on the $8.00 per share purchase price in the offering. Shareholders who hold shares in street name at a brokerage firm will receive these funds in their accounts. Shareholders who hold stock certificates will receive a check in the mail.

Q.	Why did the board of directors base the exchange ratio on an $8.00 per share stock price?

A.	In adopting the plan of conversion, the board of directors focused on the value of the shares to be received in the exchange in comparison to the market price of Naugatuck Valley Financial common stock. Because Naugatuck Valley Financial common stock has been trading below $10.00 per share since 2008, the board of directors concluded that an offering price of $8.00 is consistent with the historical trading range of our stock.

Q.	Why does the board of directors support the conversion if the value of the shares to be received in the exchange might be less than the current market value of Naugatuck Valley Financial common stock?

A.	Over the 30 trading days before April 25, 2011, which is the date on which the board of directors last amended the plan of conversion, the price of Naugatuck Valley Financial common stock traded between $7.91 and $8.95. Based on the offering price of $8.00 per share and the exchange ratio, the value of the shares to be received in exchange for each share of Naugatuck Valley Financial common stock would range from $6.30 to $8.52. In adopting the plan of conversion, the board of directors focused on our prospects for generating shareholder value and on the price of our stock relative to our peers. For the reasons described above, the board of directors concluded that converting to the stock holding company form would provide the best opportunity to generate shareholder value. The board of directors also considered that compared to the peer group used in the independent appraisal of our common stock, our common stock would be priced at a discount of 20.6% to the peer group on a price-to-book basis and at a discount of 22.3% to the peer group on a price-to-tangible book basis, which could make our stock an attractive investment.

Q:	Should I submit my stock certificates now?

A:	No. If you hold a stock certificate for Naugatuck Valley Financial common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

The Stock Offering

Q:	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A:	Eligible depositors of Naugatuck Valley Savings and Loan have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be made available for sale in a community offering. Naugatuck Valley Financial shareholders have a preference in the community offering after orders submitted by residents of our communities. If you would like to receive a prospectus and stock order form, please call our Stock Information Center toll-free at 1-(877) 821-5783 from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

Stock order forms, along with full payment, must be received (not postmarked) no later than 2:00 p.m., Eastern time, on June 14, 2011.

Other Questions?

For answers to questions about the conversion or voting, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, Phoenix Advisory Partners, by calling toll-free 1-(877) 265-2368, Monday through Friday, from 10:00 a.m. to 8:00 p.m., Eastern Time, or Saturday, from 10:00 a.m. to 6:00 p.m., Eastern Time. For answers to questions about the stock offering, you may call our Stock Information Center, toll-free, at 1-(877) 821-5783 from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. A copy of the plan of conversion is available from Naugatuck Valley Savings and Loan upon written request to the Corporate Secretary and is available for inspection at the offices of Naugatuck Valley Savings and Loan and at the Office of Thrift Supervision.

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Annual Meeting of Shareholders

Date, Time and Place; Record Date

The annual meeting of Naugatuck Valley Financial shareholders is scheduled to be held at the Community Room located at the main office of Naugatuck Valley Savings and Loan, 333 Church Street, Naugatuck, Connecticut at 9:00 a.m., Eastern time, on June 24, 2011. Only Naugatuck Valley Financial shareholders of record as of the close of business on May 3, 2011 are entitled to notice of, and to vote at, the annual meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

Shareholders will be voting on the following proposals at the annual meeting:

1.	Approval of the plan of conversion;

2.	The following informational proposals:

2a.	Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Naugatuck Valley Financial’s articles of incorporation; and

2b.	Approval of a provision in New Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Naugatuck Valley Financial’s outstanding voting stock;

3.	The election of three directors for terms of three years each;

4.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants for the fiscal year ending December 31, 2011; and

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion.

The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve either or both of the informational proposals. The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

Proposal 1: Approval of the Plan of Conversion. Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial, including shares held by Naugatuck Valley Mutual Holding Company, and the holders of at least a majority of the votes eligible to be cast by shareholders of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company.

Informational Proposals 2a and 2b. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve either or both of the informational proposals.

Proposal 3: Election of Directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

Proposal 4: Ratification of Auditor. Ratification of the selection of Whittlesey & Hadley, P.C. as our independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote.

Proposal 5: Approval of the adjournment of the annual meeting. We must obtain the affirmative vote of the majority of the shares represented at the annual meeting and entitled to vote to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

As of the record date, there were 7,018,627 shares of Naugatuck Valley Financial common stock outstanding, of which Naugatuck Valley Mutual Holding Company owned 4,182,407, or 59.6%. The directors and executive officers of Naugatuck Valley Financial (and their affiliates), as a group, beneficially owned 210,603 shares of Naugatuck Valley Financial common stock (excluding shares that they may acquire upon the exercise of outstanding stock options), representing 3.0% of the outstanding shares of Naugatuck Valley Financial common stock and 7.4% of the shares held by persons other than Naugatuck Valley Mutual Holding Company as of such date. Naugatuck Valley Mutual Holding Company and our directors and executive officers intend to vote their shares in favor of each of the proposals set forth in this proxy statement/prospectus.

Our Company

Naugatuck Valley Financial is, and New Naugatuck Valley Financial following the completion of the conversion and offering will be, the unitary savings and loan holding company for Naugatuck Valley Savings and Loan, a federally chartered savings bank. Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut and has served customers in Connecticut since 1922. In addition to our main office, we operate nine branch offices in the Greater Naugatuck Valley which we consider our market area. Naugatuck Valley Financial’s common stock is traded on the Nasdaq Global Market under the symbol “NVSL.”

At December 31, 2010, Naugatuck Valley Financial had consolidated total assets of $568.3 million, total net loans of $473.6 million, total deposits of $405.9 million and total shareholders’ equity of $52.3 million. At December 31, 2010, Naugatuck Valley Savings and Loan exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions. Naugatuck Valley Financial’s principal executive offices are located at 333 Church Street, Naugatuck, Connecticut 06770 and its telephone number is (203) 720-5000. Naugatuck Valley Financial’s website address is www.nvsl.com. Information on this website should not be considered a part of this proxy statement/prospectus.

The Conversion

Description of the Conversion (page 34)

In 2004, Naugatuck Valley Savings and Loan reorganized into the mutual holding company structure. As a part of that reorganization, we formed Naugatuck Valley Financial as the mid-tier holding company for Naugatuck Valley Savings and Loan and sold a minority interest in Naugatuck Valley Financial common stock to our depositors and our employee stock ownership plan in a subscription offering. The majority of Naugatuck Valley Financial’s shares were issued to Naugatuck Valley Mutual Holding Company. As a mutual holding company, Naugatuck Valley Mutual Holding Company does not have any shareholders, does not hold any significant assets other than the common stock of Naugatuck Valley Financial, and does not engage in any significant business activity. Our current ownership structure is as follows:

*	The Naugatuck Valley Savings and Loan Foundation owns approximately 1.8% of the current outstanding shares of Naugatuck Valley Financial common stock.

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Naugatuck Valley Savings and Loan’s common stock will be owned by New Naugatuck Valley Financial, and all of New Naugatuck Valley Financial’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, the present Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 59.6% ownership interest of Naugatuck Valley Financial that is currently held by Naugatuck Valley Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of Naugatuck Valley Financial will receive shares of common stock in New Naugatuck Valley Financial in exchange for their existing shares of common stock of Naugatuck Valley Financial, based upon an exchange ratio ranging from 0.7875 to 1.0655. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in Naugatuck Valley Financial’s existing public shareholders owning the same 40.4% interest of New Naugatuck Valley Financial common stock as they currently own of Naugatuck Valley Financial common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering.

After the conversion and offering, our ownership structure will be as follows:

*	Upon completion of the offering, the Naugatuck Valley Savings and Loan Foundation will continue to own approximately 1.8% of the outstanding shares of New Naugatuck Valley Financial common stock. No stock or cash contribution will be made to the charitable foundation in connection with the conversion and offering. All New Naugatuck Valley Financial common stock owned by the charitable foundation will continue to be voted in the same ratio as all other New Naugatuck Valley Financial shares voted on each proposal considered by New Naugatuck Valley Financial stockholders.

We may cancel the conversion and offering with the concurrence of the Office of Thrift Supervision. If canceled, orders for common stock submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate and all deposit account withdrawal authorizations will be cancelled.

The normal business operations of Naugatuck Valley Savings and Loan will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Naugatuck Valley Savings and Loan in the mutual holding company structure will serve the new holding company and Naugatuck Valley Savings and Loan in the fully converted stock form.

Reasons for the Conversion and Offering (page 35)

Our primary reasons for the conversion and offering are the following:

•

While Naugatuck Valley Savings and Loan currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued lending and operational growth. Our board of directors considered current market conditions, the amount of capital needed for continued growth, that the offering will not raise excessive capital, and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for Naugatuck Valley Financial common stock. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

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The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction because Naugatuck Valley Mutual Holding Company must own at least 50.1% of the shares of Naugatuck Valley Financial. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

We are currently regulated by the Office of Thrift Supervision. Recently enacted financial regulatory reform legislation will result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and conversion to stock form. Specifically, the Federal Reserve Board will become the sole federal regulator of all holding companies, including mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies to waive the receipt of dividends from their mid-tier holding company subsidiaries. Although Naugatuck Valley Mutual Holding Company is still considered a “grandfathered” mutual holding company, it is not clear how the Federal Reserve Board will evaluate dividend waivers by grandfathered mutual holding companies and whether the Federal Reserve Board would require any future waived dividends to be taken into account in determining an appropriate exchange ratio, which would result in dilution to the ownership interests of minority stockholders in the event of a “second-step” conversion to stock form. The reorganization will eliminate our mutual holding company structure and any regulatory uncertainty associated with dividend waivers by our mutual holding company, as well as the treatment of waived dividends in a conversion of our mutual holding company to stock form. The reorganization will also better position us to meet all future regulatory capital requirements.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by voting members of Naugatuck Valley Mutual Holding Company (depositors of Naugatuck Valley Savings and Loan);

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of Naugatuck Valley Financial, including shares held by Naugatuck Valley Mutual Holding Company;

•

the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Naugatuck Valley Mutual Holding Company, which owns 59.6% of the outstanding shares of Naugatuck Valley Financial, intends to vote these shares in favor of the plan of conversion. In addition, as of May 3, 2011, directors and executive officers of Naugatuck Valley Financial and their associates beneficially owned 210,603 shares of Naugatuck Valley Financial or 3.0% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

The Exchange of Existing Shares of Naugatuck Valley Financial Common Stock (page 36)

If you are a shareholder of Naugatuck Valley Financial on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of New Naugatuck Valley Financial. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in Naugatuck Valley Financial’s existing public shareholders owning approximately 40.4% of New Naugatuck Valley Financial’s common stock, which is the same percentage of Naugatuck Valley Financial common stock currently owned by existing public shareholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Naugatuck Valley Financial common stock would receive in the exchange, based on the number of shares sold in the offering, and the pro forma tangible book value per exchanged share.

	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)	Pro Forma Tangible Book Value Per Exchanged Share
Minimum	0.7875	78	$10.50
Midpoint	0.9265	92	11.08
Maximum	1.0655	106	11.65
Maximum, as adjusted	1.2253	122	12.33

(1)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of New Naugatuck Valley Financial common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase New Naugatuck Valley Financial common stock. At December 31, 2010, there were outstanding options to purchase 326,300 shares of Naugatuck Valley Financial common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Naugatuck Valley Financial common stock outstanding will increase and the exchange ratio could be adjusted.

Ownership of New Naugatuck Valley Financial after Completion of the Conversion and Offering

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering and shares to be received in exchange for existing shares of Naugatuck Valley Financial.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of Naugatuck Valley Financial		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent
Minimum	3,293,750	59.6%	2,233,748	40.4%	5,527,498
Midpoint	3,875,000	59.6	2,627,939	40.4	6,502,939
Maximum	4,456,250	59.6	3,022,130	40.4	7,478,380
Maximum, as adjusted	5,124,688	59.6	3,475,450	40.4	8,600,138

Effect of the Conversion on Shareholders of Naugatuck Valley Financial

The following table compares historical information for Naugatuck Valley Financial with similar information on a pro forma and per equivalent New Naugatuck Valley Financial share basis. The information listed as “per equivalent Naugatuck Valley Financial share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	Naugatuck Valley Financial Historical	Pro Forma	Exchange Ratio	Per Equivalent New Naugatuck Valley Financial Share
Book value per share at December 31, 2010:
Sale of 3,293,750	$9.45	$13.34	0.7875	$10.51
Sale of 3,875,000	8.04	11.97	0.9265	11.09
Sale of 4,456,250	6.98	10.94	1.0655	11.66
Sale of 5,124,688	6.08	10.07	1.2253	12.34

Earnings per share for the year ended December 31, 2010:
Sale of 3,293,750	$0.27	$0.25	0.7875	$0.20
Sale of 3,875,000	0.23	0.21	0.9265	0.19
Sale of 4,456,250	0.20	0.18	1.0655	0.19
Sale of 5,124,688	0.18	0.16	1.2253	0.20

Price per share (1):
Sale of 3,293,750	$8.99	$8.00	0.7875	$6.30
Sale of 3,875,000	8.99	8.00	0.9265	7.41
Sale of 4,456,250	8.99	8.00	1.0655	8.52
Sale of 5,124,688	8.99	8.00	1.2253	9.80

(1)	At February 4, 2011, which was the date of the appraisal.

How We Determined the Offering Range and Exchange Ratio (page 37)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering) as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of February 4, 2011, as amended as of April 29, 2011, our common stock’s estimated full market value ranged from $44.2 million to $59.8 million, with a midpoint of $52.0 million. The pro forma market value of New Naugatuck Valley Financial includes:

•	the total number of shares that will be sold in the offering (representing the 59.6% ownership interest in Naugatuck Valley Financial currently owned by Naugatuck Valley Mutual Holding Company); and

•

the total number of shares to be issued to current Naugatuck Valley Financial stockholders in exchange for their shares of Naugatuck Valley Financial common stock (representing the remaining 40.4% ownership interest in Naugatuck Valley Financial currently owned by current Naugatuck Valley Financial stockholders).

This valuation and Naugatuck Valley Mutual Holding Company’s ownership interest in Naugatuck Valley Financial, results in an offering range of $26.4 million to $35.7 million, with a midpoint of $31.0 million. RP Financial will receive fees totaling $41,000 for its appraisal report, plus $5,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon Naugatuck Valley Financial’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to Naugatuck Valley Financial. The appraisal peer group consists of the companies listed below. Total assets are as of the most recent quarter-end for which data is publicly available (i.e. either September 30, 2010 or December 31, 2010).

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Central Bancorp, Inc.	CEBK	NASDAQ	Somerville, MA	$526
Chicopee Bancorp, Inc.	CBNK	NASDAQ	Chicopee, MA	574
Hampden Bancorp, Inc.	HBNK	NASDAQ	Springfield, MA	574
Mayflower Bancorp, Inc.	MFLR	NASDAQ	Middleboro, MA	249
New Hampshire Thrift Bancshares, Inc.	NHTB	NASDAQ	Newport, NH	995
Newport Bancorp, Inc.	NFSB	NASDAQ	Newport, RI	450
Ocean Shore Holding Co.	OSHC	NASDAQ	Ocean City, NJ	838
TF Financial Corporation	THRD	NASDAQ	Newton, PA	692
United Financial Bancorp, Inc.	UBNK	NASDAQ	West Springfield, MA	1,585
Westfield Financial, Inc.	WFD	NASDAQ	Westfield, MA	1,240

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for Naugatuck Valley Financial common stock and securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of Naugatuck Valley Financial with the peer group. RP Financial made slight upward adjustment for profitability, including earnings growth potential. No adjustments were made for financial condition, market area, dividends, trading liquidity, subscription interest, regulatory matters or management. RP Financial made no downward adjustments.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the 12 months ended December 31, 2010. The pricing ratios for Naugatuck Valley Financial are based on financial data as of or for the 12 months ended December 31, 2010.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple		Price to Core Earnings Multiple
New Naugatuck Valley Financial (pro forma):
Minimum	59.93%	59.97%	32.76	x	23.79	x
Midpoint	66.78	66.83	39.01		28.23
Maximum	72.99	73.06	45.41		32.75
Maximum, as adjusted	79.44	79.44	52.96		38.05
Pricing ratios of peer group companies as of February 4, 2011:
Average	92.82	99.29	17.48		19.97
Median	91.91	94.05	16.49		21.83

Compared to the median pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a discount of 20.6% to the peer group on a price-to-book basis, a discount of 22.3% on a price-to-tangible book basis, a premium of 175.4% on a price to earnings basis and a premium of 50.0% on a price to core earnings basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on an earnings and core earnings basis.

Compared to the median pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at discount of 37.8% to the peer group on a price-to-book basis, a discount of 39.1% on a price-to-tangible book basis, a premium of 79.7% on a price to earnings basis and a premium of 1.6% on a price to core earnings basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on an earnings and core earnings basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7875 shares to a maximum of 1.0655 shares of New Naugatuck Valley Financial common stock for each current share of Naugatuck Valley Financial common stock, with a midpoint of 0.9265 shares. Based upon this exchange ratio, we expect to issue between 2,233,748 and 3,022,130 shares of New Naugatuck Valley Financial common stock to the holders of Naugatuck Valley Financial common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 5,124,688 shares, or $41.0 million, without further notice to you. If our pro forma market value at that time is either below $44.2 million or above $68.8 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

How We Intend to Use the Proceeds of the Offering (page 54)

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

	Minimum of Offering Range	Percent of Net Offering Proceeds	Maximum of Offering Range	Percent of Net Offering Proceeds
(In thousands)	3,293,750 Shares at $8.00 Per Share		4,456,250 Shares at $8.00 Per Share
Offering proceeds	$26,350		$35,650
Less: offering expenses	(2,407)		(2,726)

Net offering proceeds	23,943	100.0%	32,924	100.0%
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan	15,563	65.0	21,401	65.0
Proceeds used for loan to employee stock ownership plan	1,581	6.6	2,139	6.5

Proceeds remaining for New Naugatuck Valley Financial	$6,799	28.4%	$9,384	28.5%

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, New Naugatuck Valley Financial may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Over time, Naugatuck Valley Savings and Loan intends to use the portion of the proceeds that it receives to fund new loans, including residential mortgage loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other companies or expand our branch network, although we have no specific plans to do so at this time.

Benefits of the Conversion to Management

We intend to purchase additional shares of common stock through our employee stock ownership plan and adopt the stock benefit plan as described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual after tax expense related to the employee stock ownership plan and the new equity incentive plan would have been $333,000 for the year ended December 31, 2010, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 6.16%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase 6.0% of the shares sold in the offering using the proceeds from a 20-year loan from New Naugatuck Valley Financial. Alternatively, we reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to grant stock options in an amount up to 7.87% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.15% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above. The new equity incentive plan will supplement our existing 2005 Equity Incentive Plan, which will continue as a plan of New Naugatuck Valley Financial. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 4,456,250 shares and have 7,478,380 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that the new equity incentive plan is implemented within 12 months following completion of the conversion and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding
Employee stock ownership plan (1)	267,375	6.00%	3.58%	—%	$2,139
Restricted stock awards (1)	140,327	3.15	1.88	1.84	1,123
Stock options (2)	350,818	7.87	4.69	4.48	624

Total	758,520	17.02%	10.14%	6.16	$3,886

(1)	Assumes the value of New Naugatuck Valley Financial common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $1.78. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2005 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the equity incentive plan or, with prior regulatory approval, under extraordinary circumstances. The Office of Thrift Supervision has previously advised that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2005 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 7,478,380 shares are outstanding after the offering, which includes the sale of 4,456,250 shares in the offering at the maximum of the offering range and the issuance of 3,022,130 shares in exchange for shares of Naugatuck Valley Financial using an exchange ratio of 1.0655. It is also assumed that the value of the stock is $8.00 per share. The number of shares reflected for the benefit plans in the table below assumes that the new equity incentive plan is implemented within 12 months following completion of the conversion.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Offering
				(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2004 offering (1)		317,616	(2)	$2,541		4.25%
Shares to be purchased in this offering		267,375		2,139		3.58%

Total employee stock ownership plan		584,991		$4,680		7.83%

Restricted Stock Awards:	Directors and employees
2005 Equity Incentive Plan (1)		158,809	(3)	$1,270	(4)	2.12%
New shares of restricted stock		140,327		1,123	(4)	1.88%

Total shares of restricted stock		299,136		$2,393		4.00%

Stock Options:	Directors and employees
2005 Equity Incentive Plan (1)		397,020	(5)	$913	(6)	5.31%
New stock options		350,818		624	(7)	4.69%

Total stock options		747,838		$1,537		10.00%

Total stock benefit plans		1,631,964		$8,610		21.83%

(1)	Number of shares has been adjusted for the 1.0655 exchange ratio at the maximum of the offering range.
(2)	As of December 31, 2010, of these shares, 132,574 (124,425 before adjustment) have been allocated to the accounts of participants and 185,041 (173,666 before adjustment) remain unallocated.
(3)	As of December 31, 2010, of these shares, 155,266 (145,722 before adjustment) have been awarded and 3,542 (3,324 before adjustment) remain available for future awards. As of December 31, 2010, awards covering 142,822 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of December 31, 2010, of these shares, options for 347,928 shares (326,540 shares before adjustment) have been awarded and options for 49,091 shares (46,074 shares before adjustment) remain available for future grants. As of December 31, 2010, 240 options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2005 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 326,300 outstanding options with a weighted average fair value of $2.46 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2005 Equity Incentive Plan has been estimated at $2.45 per option.

(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 1.50%; expected life, 7 years; expected volatility, 19.30%; and risk-free interest rate, 3.04%.

Purchases by Directors and Executive Officers (page 110)

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 65,875 shares, which is 2.0% of the minimum of the offering range. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

All directors and executive officers, together with their associates, are expected to own, upon completion of the offering and the exchange, approximately 4.2% of our outstanding shares at the minimum of the offering range.

Market for New Naugatuck Valley Financial’s Common Stock (page 57)

Naugatuck Valley Financial common stock is listed on the Nasdaq Global Market under the symbol “NVSL.” We expect that New Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after the completion of the conversion and offering. Thereafter, the trading symbol will be “NVSL.” After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Naugatuck Valley Financial’s Dividend Policy (page 56)

Naugatuck Valley Financial has paid quarterly cash dividends since the first quarter of 2005. For the quarter ended December 31, 2010, the quarterly cash dividend was $0.03 per share, which equals $0.12 per share on an annualized basis. After the conversion and offering, we expect to pay a quarterly cash dividend of $0.03 per share, or $0.12 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 1.5% at all levels of the offering range based on a stock price of $8.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements and alternative uses for capital, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Dissenters’ Rights

Shareholders of Naugatuck Valley Financial do not have dissenters’ rights in connection with the conversion and offering.

Differences in Shareholder Rights

As a result of the conversion, shareholders of Naugatuck Valley Financial will become shareholders of New Naugatuck Valley Financial. The rights of shareholders of New Naugatuck Valley Financial will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the articles of incorporation and bylaws of New Naugatuck Valley Financial and the charter and bylaws of Naugatuck Valley Financial and from distinctions between Maryland and federal law. The differences in shareholder rights under the articles of incorporation and bylaws of New Naugatuck Valley Financial are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. However, the provisions in New Naugatuck Valley Financial’s articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult.

The differences in shareholder rights include the following:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	a majority of shareholders required to call annual meetings of shareholders; and

•	greater lead time required for shareholders to submit business proposals or director nominations.

Tax Consequences (page 118)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or to persons who receive or exercise subscription rights. Existing shareholders of Naugatuck Valley Financial who receive cash in lieu of fractional share interests in shares of New Naugatuck Valley Financial will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and Whittlesey & Hadley, P.C. have issued us opinions to this effect.

Questions

Questions about voting may be directed to our proxy information agent, Phoenix Advisory Partners, at 1-(877) 265-2368.

Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New Naugatuck Valley Financial common stock.

Risks Related to Our Business

Our portfolio of loans with a higher risk of loss have increased recently and may increase further as a result of our continued origination of commercial loans.

Recently, we have emphasized and grown our multi-family and commercial real estate and commercial business lending. At December 31, 2010, $195.0 million, or 40.5%, of our loan portfolio consisted of multi-family and commercial real estate and commercial business loans, increases of 17.3% from $166.3 million at December 31, 2009 and 51.6% from $128.6 million at December 31, 2008. Furthermore, we intend to continue to grow our commercial loan portfolio after the completion of the conversion and offering in a controlled manner. Multi-family and commercial real estate and commercial business loans have a higher risk of default and loss than owner-occupied single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrower. Such loans also typically involve larger loan balances to single borrowers or groups of related borrowers than single-family residential loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

Our non-performing assets have increased significantly and expose us to increased risk of loss, which may negatively affect our earnings.

Our non-performing assets have increased as a result of the recent economic recession. At December 31, 2010, we had total non-performing assets of $18.3 million, or 3.2% of total assets, a $12.2 million increase from December 31, 2009 and a $15.6 million increase from December 31, 2008. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or investments or on real estate owned. We must reserve for probable losses, which are established through a current period charge to income in the provision for loan losses, and from time to time, write down the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of non-performing assets requires the active involvement of management, which can distract us from the overall supervision of operations and other income-producing activities of Naugatuck Valley Savings and Loan. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly. At December 31, 2010, our allowance for loan losses amounted to $6.4 million, or 1.3% of total loans outstanding and 35.7% of nonperforming loans.

The recent economic recession could continue to increase our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced a recession, with rising unemployment and foreclosure levels, declines in real estate values and an erosion in consumer confidence. A continuation of these or other events that adversely affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Most of our loans are secured by real estate or made to businesses in the Greater Naugatuck Valley. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which would negatively impact our revenues.

Our strategy of controlling commercial loan growth may have a negative effect on our earnings.

At December 31, 2010, our construction loan portfolio, commercial real estate and multi-family loan portfolio and commercial business loan portfolio amounted to 60.8%, 315.2% and 68.3%, respectively, of Naugatuck Valley Savings and

Loan’s total risked-based capital at that date. These percentages are within the limits of the loan concentration policy that we have established for these types of higher risk loans. See “Our Business—Lending Activities—General” for further information regarding the policy limits. We intend to maintain our construction loan, commercial real estate and multi-family loan, and commercial business loan portfolios, as a percentage of total risked-based capital, at approximately the same percentage levels as at December 31, 2010. Our regulators may instruct or advise us to reduce these concentration levels even further if they deem it warranted. Commercial loans generally have higher yields than residential mortgage loans because they are considered to have a higher risk of loss. Our controlled growth strategy, or any change in strategy that makes it more stringent, may have a negative effect on our earnings.

The unseasoned nature of our commercial and construction loan portfolio may expose us to increased lending risks.

Our multi-family and commercial real estate, commercial business and construction loan portfolio has increased $136.4 million, or 152.4%, from $89.5 million at December 31, 2006 to $225.9 million at December 31, 2010. Many of our multi-family, commercial real estate, commercial business and construction loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could negatively affect our future performance. At December 31, 2010, we had $23.4 million of commercial and construction loans that have had their terms extended and are still accounted for as performing.

Higher loan losses could require us to increase our allowance for loan losses, which may negatively impact our earnings.

When we loan money we incur the risk that our borrowers will not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss provisions in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to 1.3% of total loans outstanding and 35.7% of nonperforming loans at December 31, 2010. Our allowance for loan losses at December 31, 2010, may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

Our emphasis on residential mortgage and commercial real estate loans exposes us to a risk of loss due to a decline in property values.

At December 31, 2010, $219.3 million, or 45.6%, of our loan portfolio consisted of one- to four-family residential mortgage loans, $34.8 million, or 7.2%, of our loan portfolio consisted of home equity loans and $160.2 million, or 33.3% of our loan portfolio consisted of multi-family and commercial real estate. We originate home equity lines of credit with maximum combined loan-to-value ratios of up to 75%. Recent declines in the housing market and the commercial real estate market have resulted in declines in real estate values in our market area. These declines in real estate values could cause some of our mortgage, home equity and multi-family and commercial real estate loans to be inadequately collateralized which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral.

Concentration of loans in our primary market area may increase risk.

Our success depends primarily on the general economic conditions in the State of Connecticut, as nearly all of our loans are to customers in this market, particularly our local greater Naugatuck Valley market area. Accordingly, the local economic conditions in Connecticut have a significant impact on the ability of our borrowers to repay loans. As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment, or other factors beyond our control could negatively affect our financial results.

Income from secondary mortgage market operations is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings.

We generally sell in the secondary market the fixed-rate residential mortgage loans that we originate, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans available for sale. When interest rates fall, the demand for fixed-rate mortgage loans also tends to fall and may reduce the number of loans available for sale. In addition to interest rate levels, weak or deteriorating economic conditions also tend to reduce loan demand. Although we sell loans in the secondary market without recourse, we are required to give customary representations and warranties to the buyers. If we breach those representations and warranties, the buyers can require us to repurchase the loans and we may incur a loss on the repurchase. Because we generally retain the servicing rights on the loans we sell in the secondary market, we are required to record a mortgage servicing right asset, which we test quarterly for impairment. The value of mortgage servicing rights tend to increase with rising interest rates and to decrease with falling interest rates. If we are required to take an impairment charge, that would hurt our earnings.

Recently enacted financial regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision, which currently regulates Naugatuck Valley Savings and Loan, will be merged into the Office of the Comptroller of the Currency, which regulates national banks, effective July 21, 2011. Savings and loan holding companies, including Naugatuck Valley Financial, will be regulated by the Board of Governors of the Federal Reserve System. Also included is the creation of a new federal agency to administer consumer protection and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well and State Attorneys General will have greater authority to bring a suit against a federally chartered institution, such as Naugatuck Valley Savings and Loan, for violations of certain state and federal consumer protection laws. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Naugatuck Valley Savings and Loan that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the current economic crisis. These actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Federal Deposit Insurance Corporation’s prompt corrective action regulations. If Naugatuck Valley Financial or Naugatuck Valley Savings and Loan were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on their ability to execute their business plans, as well as their ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in their operations. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” for a discussion of regulatory capital requirements.

Changes in interest rates could reduce our net interest income and earnings.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest spread and, as a result, our net interest income and net interest margin. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve” —or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets.

Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program, pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Naugatuck Valley Financial, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses and allowances for loan losses, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) recessionary conditions that are deeper or last longer than currently anticipated.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security.

Companies are required to record other-than-temporary impairment if they have the intent to sell, or will more likely than not be required to sell, an impaired debt security before recovery of its amortized cost basis. In addition, companies are required to record other-than-temporary impairment for the amount of credit losses, regardless of the intent or requirement to sell. We evaluate investments that have a fair value less than book value for other-than-temporary impairment on a quarterly basis. Changes in the expected cash flows, credit enhancement levels or credit ratings of investment securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other-than temporary, which would require a charge to earnings to write down the value of these securities. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Increased and/or special FDIC assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $247,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012. Additional increases in the base assessment rate or special assessments would negatively impact our earnings.

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2010, which is the most recent date for which information is available, we held less than 2.0% of the deposits in each of the counties in which our offices are located. Several of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Naugatuck Valley Savings and Loan rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

We own stock in the Federal Home Loan Bank of Boston, which recently had to suspend its dividend as a result of its financial difficulties.

As a member bank, Naugatuck Valley Savings and Loan is required to purchase capital stock in the Federal Home Loan Bank in an amount commensurate with the amount of Naugatuck Valley Savings and Loan’s advances and unused borrowing capacity. This stock is carried at cost and was $6.3 million at December 31, 2010. In response to unprecedented market conditions and potential future losses, the Federal Home Loan Bank announced in February 2009 an initiative to preserve capital by the adoption of a revised retained earnings target, declaration of a moratorium on excess stock repurchases and the suspension of cash dividend payments. If the Federal Home Loan Bank is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. Additionally, for the years ended December 31, 2010 and 2009, Naugatuck Valley Financial did not recognize any dividend income from its investment in Federal Home Loan Bank stock. In February 2011, the Federal Home Loan Bank of Boston re-instituted its dividend, but at a substantially lower rate (0.30% annual yield) than the pre-suspension rate (2.50% annual yield). The failure to recognize dividend income from the Federal Home Loan Bank, or to recognize dividend income at levels significantly below historical levels, will negatively impact our net interest income.

Risks Related to the Offering and Share Exchange

The market value of New Naugatuck Valley Financial common stock received in the share exchange may be less than the market value of Naugatuck Valley Financial Corporation common stock exchanged.

The number of shares of New Naugatuck Valley Financial common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Naugatuck Valley Financial common stock held by the public before the completion of the conversion and offering, the final independent appraisal of New Naugatuck Valley Financial common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Naugatuck Valley Financial common stock will own approximately the same percentage of New Naugatuck Valley Financial common stock after the conversion and offering as they owned of Naugatuck Valley Financial common stock immediately before the completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of Naugatuck Valley Financial common stock.

The exchange ratio ranges from a minimum of 0.7875 to a maximum of 1.0655 shares of New Naugatuck Valley Financial common stock per share of Naugatuck Valley Financial common stock (subject to increase to 1.2253 shares). Shares of New Naugatuck Valley Financial common stock issued in the share exchange will have an initial value of $8.00 per share. Depending on the exchange ratio and the market value of Naugatuck Valley Financial common stock at the time of the exchange, the initial market value of the New Naugatuck Valley Financial common stock that you receive in the share exchange could be less than the market value of the Naugatuck Valley Financial common stock that you currently own. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio for Current Shareholders.”

Our share price will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma after tax benefits expenses for the year ended December 31, 2010 were $333,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Executive Compensation—Future Equity Incentive Plan.”

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2010, our return on equity was 2.79%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2010 is 1.61%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had a median return on equity of 4.52% for the most recent twelve month period for which publicly available information was available. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 65% of the net proceeds of the offering to Naugatuck Valley Savings and Loan and to use approximately 6.5% of the net proceeds, at the midpoint of the offering, to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Naugatuck Valley Savings and Loan may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. Other than as described in “Use of Proceeds,” we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the proposed new equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.16%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options and stock awards under our 2005 Equity Incentive Plan. If we fund these stock awards and options under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 6.92%, assuming we award all of the shares and options available under the existing plan. See “Pro Forma Data” and “Executive Compensation—Future Equity Incentive Plan.”

The articles of incorporation and bylaws of New Naugatuck Valley Financial and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of New Naugatuck Valley Financial.

Provisions of the articles of incorporation and bylaws of New Naugatuck Valley Financial, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of New Naugatuck Valley Financial. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of New Naugatuck Valley Financial may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of Naugatuck Valley Financial. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

A limitation on voting rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit.

A classified board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board provision is designed to afford anti-takeover protection by making it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors at a single annual meeting of shareholders without the consent of the incumbent board of directors of New Naugatuck Valley Financial.

Advance notice provisions for shareholder nominations and proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Director qualifications. Our bylaws provide for director qualifications, including age and integrity requirements, which may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Limitations on calling special meetings of shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Elimination of cumulative voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting may afford anti-takeover protection by preventing a shareholder from electing nominees opposed by the board of directors of New Naugatuck Valley Financial.

Limitations on filling of board vacancies and removal of directors. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Supermajority voting requirement for the amendment of our articles of incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Supermajority voting requirement for the amendment of our bylaws. Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by shareholders except by the affirmative vote of the holders of at least 75% of the voting stock.

Authorized but unissued shares of capital stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New Naugatuck Valley Financial.”

A Warning About Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this proxy statement/prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

Selected Consolidated Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2008, 2007 and 2006 and for the years ending December 31, 2007 and 2006 are derived in part from our audited consolidated financial statements that do not appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of Naugatuck Valley Mutual Holding Company. For a discussion of the reason for material changes in the financial condition and results of operations at and for the years ended December 31, 2010 and 2009, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At December 31,
(In thousands)	2010	2009	2008	2007	2006
Selected Financial Condition Data:
Total assets	$568,253	$556,955	$535,386	$462,527	$413,855
Securities held-to-maturity	15,334	1,451	—	1,190	2,531
Securities available-for-sale	31,683	37,623	63,844	65,264	67,736
Loans receivable, net	473,521	473,304	431,976	359,831	308,376
Cash and cash equivalents	14,263	12,146	8,247	8,370	7,942
Deposits	405,875	380,931	363,026	321,398	289,198
Borrowed funds	102,842	118,984	119,148	85,107	68,488
Total stockholders’ equity	52,260	50,308	45,589	50,457	51,084

	Year Ended December 31,
(In thousands, except per share data)	2010	2009	2008	2007	2006
Selected Operating Data:
Interest and dividend income	$28,538	$28,291	$28,203	$25,030	$20,750
Interest expense	10,279	12,537	13,904	13,174	9,350

Net interest income	18,259	15,754	14,299	11,856	11,400
Provision for loan losses	3,360	1,144	675	151	192

Net interest income after provision for loan losses	14,899	14,610	13,624	11,705	11,208
Noninterest income (loss)	3,288	2,742	(1,048)	2,354	1,948
Noninterest expense	15,907	14,541	13,454	12,422	11,504

Income (loss) before tax provision (benefit)	2,280	2,811	(878)	1,637	1,652
Income tax provision (benefit)	829	818	(566)	217	204

Net income (loss)	$1,451	$1,993	$(312)	$1,420	$1,448

Earnings (loss) per share, basic and diluted	$0.21	$0.29	$(0.05)	$0.20	$0.20

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006
Performance Ratios:
Return (loss) on average assets	0.25%	0.37%	(0.06)%	0.33%	0.38%
Return (loss) on average equity	2.79	4.10	(0.64)	2.77	2.79
Interest rate spread (1)	3.40	3.00	2.88	2.76	3.07
Net interest margin (2)	3.45	3.09	3.02	2.95	3.26
Noninterest expense to average assets	2.79	2.68	2.66	2.86	3.03
Efficiency ratio (3)	73.67	78.43	101.28	87.18	85.93
Dividend payout ratio (4)	23.48	24.25	N/M	45.10	46.51
Average interest-earning assets to average interest-bearing liabilities	102.65	103.77	104.46	105.65	107.18
Average equity to average assets	9.13	8.97	9.71	11.80	13.65

Capital Ratios:
Total capital to risk-weighted assets	11.84%	11.10%	11.09%	12.88%	14.29%
Tier 1 capital to risk-weighted assets	10.59	10.16	10.36	12.22	13.56
Tier 1 capital to adjusted total assets	8.03	7.76	7.58	8.81	9.53
Total equity to total assets	9.20	9.03	8.52	10.91	12.34

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.33%	0.84%	0.66%	0.60%	0.67%
Allowance for loan losses as a percent of nonperforming loans	35.74	66.60	107.13	222.99	103.03
Net charge-offs (recoveries) to average loans outstanding during the period	0.20	—	(0.01)	0.02	—
Nonperforming loans as a percent of total loans	3.73	1.26	0.62	0.27	0.65
Nonperforming assets as a percent of total assets	3.22	1.10	0.50	0.21	0.49

Other Data:
Number of:
Deposit accounts	31,167	30,712	30,721	29,489	27,385
Full service customer service facilities	10	10	10	9	9

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(4)	Represents dividends declared (excluding waived dividends) divided by net income. The ratio is not meaningful for the 2008 period due to the net loss for the year. A summary of the dividends declared and paid by Naugatuck Valley Financial and dividends waived by Naugatuck Valley Mutual Holding Company is set forth below:

	For the Year Ended December 31,
(In thousands)	2010	2009	2008	2007	2006
Dividends:
Paid to minority shareholders	$341	$483	$668	$640	$673
Waived by Naugatuck Valley Mutual Holding Company	502	711	962	836	836

Total dividend	$843	$1,194	$1,630	$1,476	$1,509

Recent Developments

The following tables contain certain information concerning our consolidated financial condition at March 31, 2011 and consolidated results of operations for the three months ended March 31, 2011 and 2010. This information was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at December 31, 2010 is derived in part from the audited consolidated financial statements that appear in this prospectus. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year.

(In thousands, except per share data)	At March 31, 2011	At December 31, 2010
	(Unaudited)
Selected Financial Condition Data:
Total assets	$564,139	$568,253
Securities held-to-maturity	14,819	15,334
Securities available-for-sale	30,411	31,683
Loans receivable, net	476,888	473,521
Cash and cash equivalents	7,611	14,263
Deposits	414,080	405,875
Borrowed funds	93,421	102,842
Total stockholders’ equity	52,421	52,260

	Three Months Ended March 31,
	2011	2010
(In thousands, except per share amounts)	(Unaudited)
Selected Operating Data:
Interest and dividend income	$6,762	$7,143
Interest expense	2,358	2,615

Net interest income	4,404	4,528
Provision for loan losses	438	809

Net interest income after provision for loan losses	3,966	3,719
Noninterest income	837	571
Noninterest expense	4,251	3,854

Income before tax provision	552	436
Income tax provision	156	122

Net income	$396	$314

Earnings per share, basic and diluted	$0.06	$0.05

	At or For Three Months Ended March 31,
	2011	2010
	(Unaudited)
Performance Ratios (1):
Return on average assets	0.28%	0.22%
Return on average equity	2.99	2.45
Interest rate spread (2)	3.28	3.38
Net interest margin (3)	3.34	3.45
Noninterest expense to average assets	3.00	2.75
Efficiency ratio (4)	80.96	75.43
Dividend payout ratio (5)	36.61	27.15
Average interest-earning assets to average interest-bearing liabilities	103.23	103.54
Average equity to average assets	9.36	9.16

	At or For Three Months Ended March 31,
	2011	2010
	(Unaudited)

Capital Ratios:
Total capital to risk-weighted assets	11.88%	11.19%
Tier 1 capital to risk-weighted assets	10.63	10.08
Tier 1 capital to adjusted total assets	8.17	7.74
Total equity to total assets	9.29	8.99

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.38%	0.99%
Allowance for loan losses as a percent of nonperforming loans	39.00	43.00
Net charge-offs to average loans outstanding during the period	0.03	—
Nonperforming loans as a percent of total loans	3.54	2.30
Nonperforming assets as a percent of total assets	3.13	2.00

(1)	Performance ratios are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(5)	Represents dividends declared (excluding waived dividends) divided by net income. The 2011 period includes a dividend of $60,000 paid to Naugatuck Valley Mutual Holding Company. A summary of the dividends declared and paid by Naugatuck Valley Financial and dividends waived by Naugatuck Valley Mutual Holding Company is set forth below:

	For the Three Months Ended March 31,
(In thousands)	2011	2010
Dividends:
Paid to minority shareholders	$85	$85
Paid to Naugatuck Valley Mutual Holding Company	60	—
Waived by Naugatuck Valley Mutual Holding Company	65	125

Total dividend	$210	$210

Comparison of Financial Condition at March 31, 2011 and December 31, 2010

Total assets decreased by $4.1 million, or 0.7%, to $564.1 million from December 31, 2010 to March 31, 2011, primarily due to a decrease of $6.7 million in cash and cash equivalents and a decrease of $1.8 million in investments, partially offset by an increase of $3.4 million in loans. The increase in loans primarily reflects an increase of $8.1 million in multi-family and commercial real estate loans and an increase of $1.6 million in commercial business loans, partially offset by a decrease of $3.5 million in construction loans, a decrease of $1.5 million in residential mortgage loans and a decrease of $1.3 million in consumer loans. The increase in loans was primarily funded by increases in deposits. The decrease in the residential mortgage portfolio is due to the sale of fixed rate residential mortgage loans through our secondary mortgage operation.

Total liabilities were $511.7 million at March 31, 2011 compared to $516.0 million at December 31, 2010. Deposits at March 31, 2011 increased $8.2 million, or 2.0%, over December 31, 2010. Between December 31, 2010 and March 31, 2011, core deposits (defined as all deposits other than certificates of deposit) increased $10.6 million while certificates of deposit decreased $2.4 million. Management attributes the increase in core deposits to depositor preference to maintain funds in short term accounts given the expectation for higher market interest rates. Borrowed funds, including advances from the Federal Home Loan Bank of Boston and reverse repurchase agreements, decreased $9.4 million, from $102.8 million at December 31, 2010 to $93.4 million at March 31, 2011. The increases in deposits were used primarily to fund the growth in loans and to repay borrowings.

Total stockholders’ equity increased $161,000, from $52.3 million at December 31, 2010 to $52.4 million at March 31, 2011. The increase in stockholders’ equity was due to net income of $396,000 for the three months and $13,000 in capital adjustments related to our 2005 Equity Incentive Plan, partially offset by dividends of $145,000 paid to stockholders and a net decrease in the unrealized gain on available for sale securities of $103,000.

Nonperforming assets. The following table provides information with respect to our nonperforming assets at the dates indicated.

	At March 31, 2011	At December 31, 2010
(Dollars in thousands)	(Unaudited)
Nonaccrual loans:
One- to four-family	$2,008	$2,365
Construction	2,390	1,931
Multi-family and commercial real estate	4,589	5,136
Commercial business	1,120	1,276
Consumer	417	419

Total	10,524	11,127
Troubled debt restructurings (nonaccrual)	6,616	6,761

Total nonperforming loans	17,140	17,888
Foreclosed real estate and other repossessed assets	528	421

Total nonperforming assets	$17,668	$18,309

Total nonperforming loans to total loans	3.54%	3.73%
Total nonperforming loans to total assets	3.04%	3.15%
Total nonperforming assets to total assets	3.13%	3.22%

The decrease in non-performing loans was primarily the result of the payoff of two commercial relationships totaling $1.0 million, foreclosing on a one-to four-family mortgage loan of $227,000, and the partial charge off of a one-to four-family mortgage loan of $115,000. These decreases were partially offset by placing two commercial mortgage relationships totaling $726,000 and three commercial business loan relationships totaling $44,000 on non-accrual status.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31, 2011	At December 31, 2010
(In thousands)	(Unaudited)
Special mention assets	$29,730	$28,593
Substandard assets	30,405	33,377
Doubtful assets	95	111
Loss assets	—	—

Total classified assets	$60,230	$62,081

The 3.0% decrease in the level of classified assets from December 31, 2010 to March 31, 2011 was primarily in our commercial loan portfolio. Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance. These assets warrant and receive increased management oversight and allowance for loan losses (both general reserves and, in certain cases, specific reserves) have been established to account for the increased credit risk of these assets. At March 31, 2011, $17.7 million of classified assets were nonperforming assets, compared to $18.3 million at December 31, 2010.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At March 31, 2011		At December 31, 2010
(In thousands)	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due
One- to four-family	$1,014	$393	$1,745	$18
Construction	433	—	2,707	—
Multi-family and commercial real estate	1,510	—	1,686	258
Commercial business	111	121	60	115
Consumer loans	63	440	470	100

Total	$3,131	$954	$6,668	$491

The decrease in construction loans 31 – 60 days past due between December 31, 2010 and March 31, 2011 was primarily due to one loan in the amount of $2.4 million that was assumed by a new borrower and for which we provided the financing to the new borrower in the same amount. One-to four-family loans 31 – 60 days past due decreased during the same period primarily due to several borrowers that were able to bring their accounts current, along with one loan that migrated from the 31 – 60 day category to the 61 – 90 day category.

Results of Operations for the Three Months Ended March 31, 2011 and March 31, 2010

Overview. For the three months ended March 31, 2011, net income was $396,000 compared to $314,000 for the three months ended March 31, 2010, an increase of $82,000 or 26.1%. The increase in the three month period was primarily due to lower loan loss provisions and higher noninterest income, partially offset by a lower level of net interest income and higher noninterest expense.

Net Interest Income. Net interest income for the quarter ended March 31, 2011 totaled $4.4 million compared to $4.5 million for the quarter ended March 31, 2010, a decrease of $124,000 or 2.7%. The decrease in net interest income was primarily due to a decrease in interest income of $381,000, or 5.3%. The decrease was primarily due to a 32 basis point decrease in the average rates earned on interest earning assets, from 5.44% for the three months ended March 31, 2010 to 5.12% for the three months ended March 31, 2011, primarily as a result of lower market interest rates.

The decrease in interest income was partially offset by a decrease in interest expense. The average rates paid on interest bearing liabilities decreased by 22 basis points from 2.06% for the three months ended March 31, 2010 to 1.84% for the three months ended March 31, 2011 primarily as a result of lower market interest rates. The average balances of deposits increased by 6.6% for the three months ended March 31, 2011. The average balances of borrowings decreased by 17.4% over the same period. Increases in the average balances of deposits were experienced in all categories of deposits. The increases in deposits were primarily used to pay down advances from the Federal Home Loan Bank.

Provision for Loan Losses. The provision for loan losses was $438,000 for the three months ended March 31, 2011, compared to $809,000 for the same period in 2010. The balances of non-performing assets decreased $641,000 between December 31, 2010 and March 31, 2011. Classified assets also decreased $1.9 million over the same period. As a result, the level of allowance for loan losses to gross loans rose from 0.99% at March 31, 2010 to 1.38% at March 31, 2011, allowing for the lower provision in the 2011 period. Charge-offs were $147,000 during the three months ended March 31, 2011, compared to $10,000 during the three months ended March 31, 2010. The charge-offs in the 2011 period were due to the write-down of $115,000 on a one- to four-family loan which is in the process of foreclosure, and the partial charge off in the amount of $32,000 of two commercial term loans as a part of a workout of a non-performing commercial relationship. The balance of this relationship was paid in full during March 2011.

Noninterest Income. Noninterest income was $837,000 for the quarter ended March 31, 2011 compared to $571,000 for the quarter ended March 31, 2010, an increase of 46.6%. The increase is primarily due to a partial recovery of $147,000 with respect to Fannie Mae auction rate pass-through certificates on which we recorded an other-than-temporary impairment charge of $3.2 million in the third quarter of 2008. We also experienced a $102,000 increase in income generated by increased activity in the secondary mortgage market, combined with a $35,000 increase in fees for other services and

$33,000 in increased income from investment advisory services. These increases were partially offset by a $33,000 decrease in fees for services related to deposit accounts and a $7,000 decrease in income from bank owned life insurance.

Noninterest Expense. Noninterest expense was $4.3 million for the quarter ended March 31, 2011 compared to $3.9 million for the quarter ended March 31, 2010. The increase was the result of increases in compensation costs ($282,000), computer processing ($33,000), professional fees ($27,000), advertising ($26,000), loss on foreclosed real estate ($21,000), and office occupancy ($20,000), partially offset by a $40,000 decrease in directors’ compensation over the 2010 period. Increases in compensation, computer processing, advertising and office occupancy were due primarily to the expansion of our secondary mortgage operation. Additionally, costs of $66,000 associated with the terminated acquisition are included in the 2010 period.

Income Taxes. Provision for income taxes was $156,000 for the quarter ended March 31, 2011 compared to $122,000 for the quarter ended March 31, 2010 primarily due to the higher level of net income before provision for income taxes.

Annual Meeting of Naugatuck Valley Financial Shareholders

Date, Place, Time and Purpose

Naugatuck Valley Financial’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Naugatuck Valley Financial to be represented at the annual meeting by the persons named in the enclosed proxy card. At the annual meeting, the Naugatuck Valley Financial board of directors will ask you to vote on a proposal to approve the plan of conversion. You will also be asked to vote on informational provisions regarding New Naugatuck Valley Financial’s articles of incorporation and on the election of directors and the ratification of the appointment of independent auditors. You also may be asked to vote on a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion. The annual meeting will be held at the Community Room located at the main office of Naugatuck Valley Savings and Loan, 333 Church Street, Naugatuck, Connecticut, at 9:00 a.m., Eastern time, on June 24, 2011.

Who Can Vote at the Meeting

You are entitled to vote your Naugatuck Valley Financial common stock if our records show that you held your shares as of the close of business on May 3, 2011. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on May 3, 2011, there were 7,018,627 shares of Naugatuck Valley Financial common stock outstanding. Naugatuck Valley Mutual Holding Company beneficially owned 4,182,407 of those shares at that date. Each share of common stock has one vote.

Attending the Meeting

If you were a shareholder as of the close of business on May 3, 2011, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Naugatuck Valley Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Plan of Conversion. To be approved, the plan of conversion requires the affirmative vote of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock entitled to vote at the annual meeting, including the shares held by Naugatuck Valley Mutual Holding Company, and the affirmative vote of a majority of votes eligible to be cast at the annual meeting, excluding shares of Naugatuck Valley Mutual Holding Company. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion.

Informational Proposals 2a and 2b: Approval of Certain Provisions in New Naugatuck Valley Financial’s Articles of Incorporation. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve either or both of the informational proposals.

Proposal 3: Election of Directors. At the annual meeting, shareholders will be asked to elect three directors to serve for a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the election.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm. In voting on the ratification of the appointment of Whittlesey & Hadley, P.C. as Naugatuck Valley Financial’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Whittlesey & Hadley, P.C. as Naugatuck Valley Financial’s independent registered public accounting firm for 2011, the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required. Abstentions will have the same effect as a vote against this proposal.

Proposal 5: Approval of the Adjournment of the Annual Meeting. In voting on the approval of the adjournment of the annual meeting, you may vote in favor of the proposal, vote against the proposal or abstain from voting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of Naugatuck Valley Financial common stock to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion. Abstentions will have no effect on the outcome of this proposal.

Shares Held by Naugatuck Valley Mutual Holding Company and by Our Officers and Directors

As of May 3, 2011, Naugatuck Valley Mutual Holding Company beneficially owned 4,182,407 shares of Naugatuck Valley Financial common stock. This equals 59.6% of our outstanding shares. Naugatuck Valley Mutual Holding Company intends to vote all of its shares in favor of each of the proposals and Board nominees. Because Naugatuck Valley Mutual Holding Company owns in excess of 50% of the outstanding shares of Naugatuck Valley Financial common stock, the votes it casts will ensure the presence of a quorum and control the outcome of the vote on Proposals 2, 3 4 and 5.

As of May 3, 2011, our officers and directors beneficially owned 210,603 shares of Naugatuck Valley Financial common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 3.0% of our outstanding shares and 7.4% of shares held by persons other than Naugatuck Valley Mutual Holding Company.

Voting by Proxy

Our board of directors is sending you this proxy statement to request that you allow your shares of Naugatuck Valley Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Naugatuck Valley Financial common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” each of the Informational Proposals 2a and 2b, “FOR” each of the Board nominees for director, “FOR” the ratification of the appointment of the independent registered public accounting firm, and “FOR” approval of the adjournment of the annual meeting.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of Naugatuck Valley Financial in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Naugatuck Valley Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

Naugatuck Valley Financial will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Naugatuck Valley Financial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Naugatuck Valley Financial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Naugatuck Valley Financial has retained Phoenix Advisory Partners, a proxy solicitation firm, and has agreed to pay them a fee of $6,000 plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with these services.

Participants in the ESOP, 401(k) Plan or Equity Incentive Plan

If you participate in the ESOP or the Equity Incentive Plan, or if you invest in Naugatuck Valley Financial common stock through the Naugatuck Valley Financial Stock Fund in our 401(k) Plan, you will receive a vote authorization form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the respective plans. Under the terms of the ESOP, all allocated shares of Naugatuck Valley Financial common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of Naugatuck Valley Financial common stock held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions from other ESOP participants, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, a participant may direct the trustee how to vote the shares in the Naugatuck Valley Financial Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions from other 401(k) Plan participants. Under the Equity Incentive Plan, participants may direct the trustee how to vote their unvested restricted stock awards. Subject to its fiduciary duties, the trustee will vote all shares held in the trust for which it does not receive timely instructions as directed by Naugatuck Valley Financial. The deadline for returning your voting instructions to each plan’s trustee is June 17, 2011.

Proposal 1—Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On February 22, 2010, the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously adopted the plan of conversion, which was last amended and restated on April 25, 2011. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Naugatuck Valley Savings and Loan will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of New Naugatuck Valley Financial. Current shareholders of Naugatuck Valley Financial, other than Naugatuck Valley Mutual Holding Company, will receive shares of New Naugatuck Valley Financial common stock in exchange for their shares of Naugatuck Valley Financial common stock. Following the conversion and offering, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by New Naugatuck Valley Financial of its common stock to eligible depositors of Naugatuck Valley Savings and Loan in a subscription offering and, if necessary, through a community offering and/or a syndicate of registered broker-dealers. The amount of stock offered for sale in the offering is based on an independent appraisal of New Naugatuck Valley Financial. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of Naugatuck Valley Savings and Loan, (2) the holders of at least two-thirds of the outstanding shares of Naugatuck Valley Financial common stock and (3) the holders of at least a majority of the outstanding shares of common stock of Naugatuck Valley Financial, excluding shares held by Naugatuck Valley Mutual Holding Company.

The Office of Thrift Supervision approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Naugatuck Valley Mutual Holding Company’s members (depositors of the Naugatuck Valley Savings and Loan) and Naugatuck Valley Financial’s shareholders. Meetings of Naugatuck Valley Mutual Holding Company’s members and Naugatuck Valley Financial’s shareholders have been called for this purpose on June 24, 2011.

Funds received before completion of the offering will be maintained in a segregated account at Naugatuck Valley Savings and Loan. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock submitted will be canceled, subscribers’ funds will be returned promptly, with interest calculated at Naugatuck Valley Savings and Loan’s passbook savings rate, and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion and the Articles of Incorporation and Bylaws of New Naugatuck Valley Financial are available from Naugatuck Valley Financial upon written request to the Corporate Secretary and are available for inspection at the offices of Naugatuck Valley Savings and Loan and at the Office of Thrift Supervision. These documents are also filed as an exhibit to the registration statement, of which this prospectus forms a part, that New Naugatuck Valley Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The board of directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and Naugatuck Valley Savings and Loan unanimously approved the conversion and offering as being in the best interests of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Naugatuck Valley Savings and Loan’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although Naugatuck Valley Savings and Loan is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for Naugatuck Valley Financial common stock. A more liquid and active market would make it easier for our investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by New Naugatuck Valley Financial’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although Naugatuck Valley Financial currently has the ability to raise additional capital through the sale of additional shares of Naugatuck Valley Financial common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Naugatuck Valley Mutual Holding Company hold a majority of the outstanding shares of Naugatuck Valley Financial common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause Naugatuck Valley Mutual Holding Company to own less than a majority of the outstanding shares of Naugatuck Valley Financial. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

We are currently regulated by the Office of Thrift Supervision. Recently enacted financial regulatory reform legislation will result in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and conversion to stock form. Specifically, the Federal Reserve Board will become the sole federal regulator of all holding companies, including mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies to waive the receipt of dividends from their mid-tier holding company subsidiaries. Although Naugatuck Valley Mutual Holding Company is still considered a “grandfathered” mutual holding company, it is not clear how the Federal Reserve Board will evaluate dividend waivers by grandfathered mutual holding companies and whether the Federal Reserve Board would require any future waived dividends to be taken into account in determining an appropriate exchange ratio, which would result in dilution to the ownership interests of minority stockholders in the event of a “second-step” conversion to stock form. The reorganization will eliminate our mutual holding company structure and any regulatory uncertainty associated with dividend waivers by our mutual holding company, as well as the treatment of waived dividends in a conversion of our mutual holding company to stock form. The reorganization will also better position us to meet all future regulatory capital requirements.

If Naugatuck Valley Financial had undertaken a standard conversion in 2004 rather than a minority stock offering, applicable regulations would have required a greater amount of Naugatuck Valley Financial common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2004, management of Naugatuck Valley Financial believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2004 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Naugatuck Valley Savings and Loan to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New Naugatuck Valley Financial has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Naugatuck Valley Financial. To effect the conversion, the following will occur:

•	Naugatuck Valley Mutual Holding Company will convert to stock form and simultaneously merge with and into Naugatuck Valley Financial, with Naugatuck Valley Financial as the surviving entity; and

•	Naugatuck Valley Financial will merge with and into New Naugatuck Valley Financial, with New Naugatuck Valley Financial as the surviving entity.

As a result of the series of mergers described above, Naugatuck Valley Savings and Loan will become a wholly owned subsidiary of New Naugatuck Valley Financial and the outstanding shares of Naugatuck Valley Financial common stock held by persons other than Naugatuck Valley Mutual Holding Company (i.e., “public shareholders”) will be converted into a number of shares of New Naugatuck Valley Financial common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of New Naugatuck Valley Financial common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of Naugatuck Valley Financial common stock) as the percentage of Naugatuck Valley Financial common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of Naugatuck Valley Financial common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of New Naugatuck Valley Financial common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of Naugatuck Valley Financial common stock will own approximately the same percentage of common stock in New Naugatuck Valley Financial after the conversion and offering as they held in Naugatuck Valley Financial immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At May 3, 2011, there were 7,018,627 shares of Naugatuck Valley Financial common stock outstanding, of which 2,836,220 were held by persons other than Naugatuck Valley Mutual Holding Company. The exchange ratio is not dependent on the market value of Naugatuck Valley Financial common stock. It will be calculated based on the percentage of Naugatuck Valley Financial common stock held by the public, the appraisal of Naugatuck Valley Financial prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of Naugatuck Valley Financial common stock would receive in the exchange, based on the number of shares sold in the offering, and the pro forma tangible book value per exchanged share.

	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)	Pro Forma Tangible Book Value Per Exchanged Share
Minimum	0.7875	78	$10.50
Midpoint	0.9265	92	11.08
Maximum	1.0655	106	11.65
Maximum, as adjusted	1.2253	122	12.33

(1)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of New Naugatuck Valley Financial common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2005 Equity Incentive Plan into options to purchase New Naugatuck Valley Financial common stock. At December 31, 2010, there were outstanding options to purchase 326,300 shares of Naugatuck Valley Financial common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of Naugatuck Valley Financial common stock outstanding will increase and the exchange ratio could be adjusted.

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering and shares to be received in exchange for existing shares of Naugatuck Valley Financial.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of Naugatuck Valley Financial		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent
Minimum	3,293,750	59.6%	2,233,748	40.4%	5,527,498
Midpoint	3,875,000	59.6	2,627,939	40.4	6,502,939
Maximum	4,456,250	59.6	3,022,130	40.4	7,478,380
Maximum, as adjusted	5,124,688	59.6	3,475,450	40.4	8,600,138

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $41,000 for its appraisal report, plus $5,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of New Naugatuck Valley Financial after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of New Naugatuck Valley Financial, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.0% and 3.15%, respectively, of the shares of New Naugatuck Valley Financial common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 7.87% of the shares of New Naugatuck Valley Financial common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Naugatuck Valley Financial and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of 10 publicly traded, fully converted, financial institution holding companies based in the New England region of the United States. The peer group included companies with:

•	average assets of $772 million;

•	average nonperforming assets of 1.38% of total assets;

•	average loans of 68.3% of total assets;

•	average tangible equity of 12.02% of total tangible assets; and

•	average core income of 0.35% of average assets.

RP Financial prepared a valuation dated February 4, 2011, as amended as of April 29, 2011. RP Financial has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $44.2 million to a maximum of $59.8 million, with a midpoint of $52.0 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 59.6% ownership interest that Naugatuck Valley Mutual Holding Company has in Naugatuck Valley Financial. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Naugatuck Valley Financial common stock owned by Naugatuck Valley Mutual Holding Company and the $8.00 price per share, the minimum of the offering range is 3,293,750 shares, the midpoint of the offering range is 3,875,000 shares, the maximum of the offering range is 4,456,250 shares and 15% above the maximum of the offering range is 5,124,688 shares. RP Financial will update its independent valuation before we complete our offering.

The appraisal is dated as of February 4, 2011 and reflects quantitative market data for the peer group companies as of that date. The appraised value of Naugatuck Valley Financial was increased by RP Financial in an amendment dated as of April 29, 2011 primarily to reflect subsequent information regarding the post-filing trading level for Naugatuck Valley Financial common stock following the disclosure of pro forma impact of the second step conversion from a financial and pricing perspective and the offering results and aftermarket trading of completed conversion offerings (including second step conversions) through the date of the amendment. Both factors were considered in the valuation conclusion in the amended appraisal. RP Financial will update its appraisal before we complete the conversion and offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for New Naugatuck Valley Financial reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of February 4, 2011, as amended as of April 29, 2011. Compared to the median pricing ratios of the peer group, New Naugatuck Valley Financial’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 20.6% to the peer group on a price-to-book value basis, a discount of 22.3% on a price-to-tangible book value basis a premium of 175.4% on a price to earnings basis, and a premium of 50.00% on a price to core earnings basis.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple		Price to Core Earnings Multiple
New Naugatuck Valley Financial (pro forma) (1):
Minimum	59.93%	59.97%	32.76	x	23.79	x
Midpoint	66.78	66.83	39.01		28.23
Maximum	72.99	73.06	45.41		32.75
Maximum, as adjusted	79.44	79.44	52.96		38.05
Pricing ratios of peer group companies as of February 4, 2011 (2):
Average	92.82	99.29	17.48		19.97
Median	91.91	94.05	16.49		21.83
All fully-converted, publicly-traded thrifts as of February 4, 2011 (2):
Average	81.38	89.64	18.22		18.19
Median	80.94	85.91	17.05		17.09

(1)	Based on Naugatuck Valley Financial financial data as of and for the 12 months ended December 31, 2010.
(2)	Generally, based on earnings for the 12 months ended December 31, 2010 and book value and tangible book value as of December 31, 2010, or the latest date for which information was publicly available.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7875 to a maximum of 1.0655 shares of New Naugatuck Valley Financial common stock for each current share of Naugatuck Valley Financial common stock, with a midpoint of 0.9265. Based upon this exchange ratio, we expect to issue between 2,233,748 and 3,022,130 shares of New Naugatuck Valley Financial common stock to the public shareholders of Naugatuck Valley Financial common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 5,124,688 without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Naugatuck Valley Savings and Loan with aggregate balances of $50 or more (“qualifying deposits”) as of the close of business on December 31, 2008 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Naugatuck Valley Savings and Loan as of the close of business on March 31, 2011 who are not eligible account holders, excluding our officers, directors and their associates (“supplemental eligible account holders”).

4.	Depositors of Naugatuck Valley Savings and Loan as of the close of business on May 3, 2011, who are not eligible account holders or supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.”

Purchase of Shares

Eligible depositors of Naugatuck Valley Savings and Loan have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale in a community offering, with preference first given to natural persons (and trusts of natural persons) residing in Fairfield and New Haven Counties, Connecticut, and then to public shareholders of Naugatuck Valley Financial as of May 3, 2011. You may request a stock order form and prospectus by calling our Stock Information Center at 1-(877) 821-5783, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays. The stock offering is expected to expire on June 14, 2011.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(1)	acting as our financial advisor for the conversion and offering;

(2)	providing administrative services and managing the Stock Information Center;

(3)	educating our employees regarding the offering;

(4)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(5)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000 and 1% of the dollar amount of all shares of common stock sold in the subscription and community offering. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amount not to exceed $30,000 for the subscription offering and community offering and $50,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $175,000.

If we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $15,000 and additional reimbursable attorney’s fees not to exceed $25,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $295,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Naugatuck Valley Savings and Loan may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Sales activity will be conducted in a segregated area of Naugatuck Valley Savings and Loan’s main office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidating deposit accounts and vote calculation; (2) preparing information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $50,000 (which may be negotiated in the event unexpected circumstances arise; provided, however, that any additional fees shall not exceed $5,000), and we will have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Delivery of Stock Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of Naugatuck Valley Financial common stock (other than Naugatuck Valley Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of New Naugatuck Valley Financial common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of Naugatuck Valley Financial common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing New Naugatuck Valley Financial common stock. Naugatuck Valley Financial shareholders should not forward their certificates to the exchange agent until they have received the transmittal letter. If you hold shares of Naugatuck Valley Financial common stock in street name, your account will automatically be credited with shares of New Naugatuck Valley Financial common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of New Naugatuck Valley Financial common stock. For each fractional share that would otherwise be issued as a result of the exchange of New Naugatuck Valley Financial common stock for Naugatuck Valley Financial common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former Naugatuck Valley Financial shareholder would otherwise be entitled by $8.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered Naugatuck Valley Financial stock certificates. If you hold shares of Naugatuck Valley Financial common stock in street name, your account will automatically be credited with cash in lieu of fractional shares. If you hold a stock certificate, you will receive a check.

No holder of a certificate representing shares of Naugatuck Valley Financial common stock will be entitled to receive any dividends on New Naugatuck Valley Financial common stock until the certificate representing such holder’s shares of Naugatuck Valley Financial common stock is surrendered in exchange for certificates representing shares of New Naugatuck Valley Financial common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of Naugatuck Valley Financial common stock, dividends payable on shares of New Naugatuck Valley Financial common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of Naugatuck Valley Financial common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Naugatuck Valley Financial common stock as evidencing ownership of the number of full shares of New Naugatuck Valley Financial common stock into which the shares of Naugatuck Valley Financial common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of New Naugatuck Valley Financial common stock to which a holder of Naugatuck Valley Financial common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of Naugatuck Valley Financial common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of New Naugatuck Valley Financial common stock is to be issued in a name other than that in which the certificate evidencing Naugatuck Valley Financial common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2005 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Effects of Conversion on Depositors and Borrowers

General. Each depositor in Naugatuck Valley Savings and Loan currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Naugatuck Valley Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Naugatuck Valley Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Naugatuck Valley Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at Naugatuck Valley Savings and Loan obtains a pro rata ownership interest in the net worth of Naugatuck Valley Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Naugatuck Valley Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. See “—Liquidation Rights.”

Continuity. While the conversion and offering are being accomplished, the normal business of Naugatuck Valley Savings and Loan will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Naugatuck Valley Savings and Loan will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Naugatuck Valley Savings and Loan at the time of conversion will serve as directors of Naugatuck Valley Savings and Loan after the conversion and offering. The board of directors of New Naugatuck Valley Financial is composed of the individuals who serve on the board of directors of Naugatuck Valley Financial. All officers of Naugatuck Valley Savings and Loan at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Naugatuck Valley Savings and Loan. All deposit accounts in Naugatuck Valley Savings and Loan after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Naugatuck Valley Savings and Loan.

After the conversion and offering, all loans of Naugatuck Valley Savings and Loan will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event of a complete liquidation of Naugatuck Valley Mutual Holding Company or Naugatuck Valley Financial before the conversion, all claims of creditors of Naugatuck Valley Financial, including those of depositors of Naugatuck Valley Savings and Loan (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Naugatuck Valley Financial remaining, these assets would be distributed to shareholders, including Naugatuck Valley Mutual Holding Company. Then, if there were any assets of Naugatuck Valley Mutual Holding Company remaining, members of Naugatuck Valley Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Naugatuck Valley Savings and Loan immediately before liquidation.

Liquidation Following the Conversion. In the unlikely event that New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Naugatuck Valley Financial pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Naugatuck Valley Financial as the holder of Naugatuck Valley Savings and Loan capital stock.

As required by Office of Thrift Supervision regulations, the plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by New Naugatuck Valley Financial for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Naugatuck Valley Mutual Holding Company’s ownership interest in the retained earnings of Naugatuck Valley Financial as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides for the establishment of a parallel liquidation account in Naugatuck Valley Savings and Loan to support the New Naugatuck Valley Financial liquidation account in the event New Naugatuck Valley Financial does not have sufficient assets to fund its obligations under the New Naugatuck Valley Financial liquidation account.

The liquidation account established by New Naugatuck Valley Financial is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan or a liquidation solely of Naugatuck Valley Savings and Loan. Specifically, in the unlikely event that either (i) Naugatuck Valley Savings and Loan or (ii) New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2008 and March 31, 2011 of the liquidation account maintained by New Naugatuck Valley Financial. In a liquidation of both entities, or of Naugatuck Valley Savings and Loan, when New Naugatuck Valley Financial has insufficient assets to fund the distribution due to eligible account holders and Naugatuck Valley Savings and Loan has positive net worth, Naugatuck Valley Savings and Loan will pay amounts necessary to fund New Naugatuck Valley Financial’s remaining obligations under the liquidation account. The plan of conversion also provides that if New Naugatuck Valley Financial is sold or liquidated apart from a sale or liquidation of Naugatuck Valley Savings and Loan, then the rights of eligible account holders in the liquidation account maintained by New Naugatuck Valley Financial will be surrendered and treated as a liquidation account in Naugatuck Valley Savings and Loan. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, New Naugatuck Valley Financial will eliminate or transfer the liquidation account and the interests in such account to Naugatuck Valley Savings and Loan and the liquidation account shall thereupon become the liquidation account of Naugatuck Valley Savings and Loan and not be subject in any manner or amount to New Naugatuck Valley Financial’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which New Naugatuck Valley Financial or Naugatuck Valley Savings and Loan is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Naugatuck Valley Savings and Loan on December 31, 2008 or March 31, 2011, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2008 or March 31, 2011 bears to the balance of all deposit accounts in Naugatuck Valley Savings and Loan on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2008 or March 31, 2011 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be available for distribution to shareholders.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Naugatuck Valley Savings and Loan, Naugatuck Valley Financial or Naugatuck Valley Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Naugatuck Valley Savings and Loan, Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company, New Naugatuck Valley Financial, persons receiving subscription rights and shareholders of Naugatuck Valley Financial.

Kilpatrick Townsend & Stockton LLP has issued an opinion to Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and New Naugatuck Valley Financial that, for federal income tax purposes:

1. The merger of Naugatuck Valley Mutual Holding Company with and into Naugatuck Valley Financial (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Naugatuck Valley Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Naugatuck Valley Financial and Naugatuck Valley Financial’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in Naugatuck Valley Financial or on the constructive distribution of such liquidation interest to Naugatuck Valley Mutual Holding Company’s members who remain depositors of Naugatuck Valley Savings and Loan. (Section 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by Naugatuck Valley Financial upon the receipt of the assets of Naugatuck Valley Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to the members of Naugatuck Valley Mutual Holding Company of a liquidation interest in Naugatuck Valley Financial. (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Naugatuck Valley Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in Naugatuck Valley Financial in exchange for their voting and liquidation rights in Naugatuck Valley Mutual Holding Company. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Naugatuck Valley Mutual Holding Company (other than stock in Naugatuck Valley Financial) to be received by Naugatuck Valley Financial will be the same as the basis of such assets in the hands of Naugatuck Valley Mutual Holding Company immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Naugatuck Valley Mutual Holding Company in the hands of Naugatuck Valley Financial will include the holding period of those assets in the hands of Naugatuck Valley Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of Naugatuck Valley Financial with and into New Naugatuck Valley Financial (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Naugatuck Valley Financial will not recognize any gain or loss on the transfer of its assets to New Naugatuck Valley Financial and New Naugatuck Valley Financial’s assumption of its liabilities in exchange for shares of common stock in New Naugatuck Valley Financial or on the constructive distribution of such stock to shareholders of Naugatuck Valley Financial other than Naugatuck Valley Mutual Holding Company and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by New Naugatuck Valley Financial upon the receipt of the assets of Naugatuck Valley Financial in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of Naugatuck Valley Financial (other than stock in Naugatuck Valley Savings and Loan) to be received by New Naugatuck Valley Financial will be the same as the basis of such assets in the hands of Naugatuck Valley Financial immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of Naugatuck Valley Financial (other than stock in Naugatuck Valley Savings and Loan) to be received by New Naugatuck Valley Financial will include the holding period of those assets in the hands of Naugatuck Valley Financial immediately before the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Naugatuck Valley Financial shareholders will not recognize any gain or loss upon their exchange of Naugatuck Valley Financial common stock for New Naugatuck Valley Financial common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Naugatuck Valley Financial for the liquidation accounts in New Naugatuck Valley Financial. (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of Naugatuck Valley Financial in lieu of fractional shares of New Naugatuck Valley Financial common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by New Naugatuck Valley Financial. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Naugatuck Valley Financial common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of Naugatuck Valley Financial common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event New Naugatuck Valley Financial lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her New Naugatuck Valley Financial common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by New Naugatuck Valley Financial on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph 16 above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if New Naugatuck Valley Financial lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Naugatuck Valley Savings and Loan are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if New Naugatuck Valley Financial lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in Naugatuck Valley Savings and Loan supporting the payment of the liquidation account in New Naugatuck Valley Financial if New Naugatuck Valley Savings and Loan lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

Whittlesey & Hadley, P.C. has been engaged to issue an opinion to us to the effect that, more likely than not, the income tax consequences under Connecticut law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and Whittlesey & Hadley, P.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Accounting Consequences

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Naugatuck Valley Savings and Loan will remain unchanged from their historical cost basis.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Naugatuck Valley Mutual Holding Company and shareholders of Naugatuck Valley Financial. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the annual meeting of shareholders and the date of the annual meeting of members of Naugatuck Valley Mutual Holding Company, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Naugatuck Valley Mutual Holding Company approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

Proposals 2a and 2b—Informational Proposals Related to the

Articles of Incorporation of New Naugatuck Valley Financial

By their approval of the plan of conversion as set forth in Proposal 1, the board of directors of Naugatuck Valley Financial has approved each of the informational proposals numbered 2a and 2b, both of which relate to provisions included in the articles of incorporation of New Naugatuck Valley Financial. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Naugatuck Valley Financial, whose rights are presently governed by the charter and bylaws of Naugatuck Valley Financial, will become shareholders of New Naugatuck Valley Financial, whose rights will be governed by the articles of incorporation and bylaws of New Naugatuck Valley Financial. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of Naugatuck Valley Financial and the articles of incorporation of New Naugatuck Valley Financial. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals 2a and 2b were approved as part of the process in which the board of directors of Naugatuck Valley Financial approved the plan of conversion. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion. Naugatuck Valley Financial’s shareholders are not being asked to approve these informational proposals at the annual meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion, regardless of whether shareholders vote to approve either or both of the informational proposals. The provisions of New Naugatuck Valley Financial’s articles of incorporation which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Naugatuck Valley Financial, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 2a—Approval of a Provision in New Naugatuck Valley Financial’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to New Naugatuck Valley Financial’s Articles of Incorporation. No amendment of the charter of Naugatuck Valley Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of New Naugatuck Valley Financial generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors and director terms), Section F of Article Eighth (amendment of bylaws), Section J of Article Eighth (elimination of director and officer liability), and Article Tenth (amendment of articles of incorporation), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

These limitations on amendments to specified provisions of New Naugatuck Valley Financial’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Naugatuck Valley Mutual Holding Company, as the holder of a majority of the outstanding shares of Naugatuck Valley Financial, currently can effectively block any shareholder proposed change to the charter.

This provision in New Naugatuck Valley Financial’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Naugatuck Valley Financial and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in New Naugatuck Valley Financial’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Naugatuck Valley Financial’s articles of incorporation.

Informational Proposal 2b.—Approval of a Provision in New Naugatuck Valley Financial’s Articles of incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Naugatuck Valley Financial’s Outstanding Voting Stock. The articles of incorporation of New Naugatuck Valley Financial provide that in no event shall any person who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”) be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This 10% limit restriction does not apply if the beneficial owner’s ownership of shares in excess of the 10% limit was approved by a majority of unaffiliated directors. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by New Naugatuck Valley Financial to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of New Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

The charter of Naugatuck Valley Financial provides that, for a period of five years from the effective date of Naugatuck Valley Savings and Loan’s minority stock offering, no person, other than Naugatuck Valley Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of Naugatuck Valley Financial or any subsidiary.

This provision is intended to limit the ability of any person to acquire a significant number of shares of New Naugatuck Valley Financial common stock and thereby gain sufficient voting control so as to cause New Naugatuck Valley Financial to effect a transaction that may not be in the best interests of New Naugatuck Valley Financial and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in New Naugatuck Valley Financial, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of New Naugatuck Valley Financial believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in New Naugatuck Valley Financial’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in New Naugatuck Valley Financial’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Naugatuck Valley Financial’s outstanding voting stock.

Proposal 3—Election of Directors

The board of directors of Naugatuck Valley Financial consists of seven members. The board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The board of directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified are Carlos S. Batista, John C. Roman and Camilo P. Vieira.

Unless you indicate otherwise on the proxy card, the board of directors intends that the proxies solicited by it will be voted for the election of the board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the board of directors. At this time, the board of directors knows of no reason why any of the nominees might be unable to serve.

The board of directors recommends a vote “FOR” the election of Carlos S. Batista, John C. Roman and Camilo P. Vieira.

Information regarding the board of directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated for each individual is as of December 31, 2010 and the indicated period of service as a director includes the period of service as a director of Naugatuck Valley Savings and Loan. Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director and nominee should serve as a director.

Board Nominees for Election of Directors

The following directors are nominees for election for term ending in 2014:

Carlos S. Batista is Vice President of Sales and Business Development for Water and Waste Water Automation Solutions, a business unit of PWS/Power & Water Solutions, a Division of Emerson Process Management. Age 61. Director since 1999. Chairman of the Board since 2009. Mr. Batista is currently Chairman of the Audit Committee.

Mr. Batista holds a Bachelors Degree in Electrical and Electronics Engineering and a Masters in Business Administration from the University of New Haven. He is a member of the Alpha Sigma Lambda National Honor Society at the University of New Haven. He has extensive experience in Systems Contracting, Marketing and Sales Engineering, gained throughout his long history of experiences and various company wide positions in the industry. Through customer relationship management he has been a major contributor to the development and expansion of products, systems and solutions in water and wastewater treatment for RAS-Bristol/Emerson. His management experience in a regulated industry has exposed Mr. Batista to many of the issues facing public companies today, particularly regulated entities, making Mr. Batista a valued component of a well rounded Board. Based on his experiences, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Batista should serve as a director.

John C. Roman has served as President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company since 2004 and has been President and Chief Executive Officer of Naugatuck Valley Savings since September 1999. Mr. Roman previously was the Vice President and Chief Lending Officer of Naugatuck Valley Savings. Age 57. Director since 1999.

Since assuming the role of President and Chief Executive Office of Naugatuck Valley Savings in 1999, Mr. Roman has successfully completed a mutual to stock conversion and navigated the issues facing public companies within the banking sector. Mr. Roman’s knowledge of all aspects of the business and its history, combined with his drive for responsible growth and excellence, position him well to continue to serve as our President and Chief Executive Officer and as a Board member. Based on his experiences, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Roman should serve as a director.

Camilo P. Vieira is a consultant with, and previously served as the President of, CM Property Management, a property management firm. Mr. Vieira previously served with IBM Corp. as a project and financial manager for over 30 years. Age 67. Director since 2002.

Through his experience at IBM, Mr. Vieira brings substantial financial expertise, while his real estate management provides further experience in matters directly related to the business of the Company. Mr. Vieira’s varied experience in both real estate management and project management and finance is an integral part of the board’s composition. Based on his experiences, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Vieira should serve as a director.

Directors Continuing in Office

The following directors have terms ending in 2012:

Frederick A. Dlugokecki is an attorney and has maintained a private practice in Naugatuck, Connecticut focusing on real estate, bankruptcy, estate planning and business and tax issues since 1990. Mr. Dlugokecki graduated with high honors from The Catholic University of America, School of Law, and from the University of Connecticut, School of Business, magna cum laude, with Distinction in Finance. Age 54. Director since 2009.

Mr. Dlugokecki was previously employed in Washington, D.C., with The United States Department of Justice, Tax Division and the General Counsel’s Office of The Federal Deposit Insurance Corporation. In Philadelphia, PA, he was employed with the law firms of Duane, Morris, LLP and Saul, Ewing, LLP. Mr. Dlugokecki went on to hold the position of General Counsel with Hansen Properties of Ambler, PA. Mr. Dlugokecki has taught law classes at various universities, including Post University and Temple University Law School.

Mr. Dlugokecki’s experience and professional focus as an attorney correlates positively to the business and operational issues of Naugatuck Valley Savings. As an active legal practitioner in the local area, Mr. Dlugokecki also offers the Board valuable insight into the local business community. Based on his experience, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Dlugokecki should serve as a director.

Richard M. Famiglietti has been the owner of CM Property Management, a property management firm, since 2002. Previously, Mr. Famiglietti was a Vice President of sales for Naugatuck Glass Company, a glass fabricator. Age 63. Director since 2000.

Mr. Famiglietti’s experience as owner of a property management company provides the Board with critical experience in real estate matters, as well as, experience as a small business owner. In addition, Mr. Famiglietti brings substantial management experience and expertise in sales and marketing, specifically within the region in which the Company conducts its business, through his experience as Vice President of sales for Naugatuck Glass Company. Based on his experience, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Famiglietti should serve as a director.

The following directors have terms ending in 2013:

James A. Mengacci has been the owner of the Mengacci Agency, Inc. since 1999. The Mengacci Agency provides consultative services to funeral service professionals, insurance funding options for pre-paid funeral contracts and tailored individual and group final expense plans. Mr. Mengacci previously was the Secretary and Treasurer of Fitzgerald Funeral Home, Inc. Age 52. Director since 1988.

Through his experiences an independent business owner and as a treasurer of a local business, Mr. Mengacci brings substantial management experience and tenure to the Board and can offer the Board a unique perspective on the issues it faces. Based on his experience, qualifications, attributes and skills set forth above, the board of directors determined that Mr. Mengacci should serve as a director.

Jane H. Walsh served as Senior Vice President of Naugatuck Valley Savings, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company before her retirement in August 2007. Ms. Walsh has served with Naugatuck Valley Savings and Loan for over 31 years. Age 67. Director since 2001.

As a result of Ms. Walsh’ tenure with Naugatuck Valley Savings and Loan as Senior Vice President of Operations, she affords the Board the opportunity to utilize her deep knowledge of and insight into the institution, its market areas and operational risks. Based on her experience, qualifications, attributes and skills set forth above, the board of directors determined that Ms. Walsh should serve as a director.

Proposal 4—Ratification of the Independent

Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed Whittlesey & Hadley, P.C. to be Naugatuck Valley Financial’s independent registered public accounting firm for the 2011 fiscal year, subject to ratification by shareholders. A representative of Whittlesey & Hadley, P.C. is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the shares represented at the annual meeting and entitled to vote, the Audit Committee will consider other independent registered public accounting firms.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2010 and 2009 by Whittlesey & Hadley, P.C.:

	2010	2009
Audit fees(1)	$91,500	$107,500
Audit related fees(2)	25,000	14,000
Tax fees(3)	12,000	12,325
All other fees(4)	87,800	13,101

(1)	Consists of fees for professional services rendered for the audit of the consolidated financial statements and the review of financial statements included in quarterly reports on Form 10-Q.
(2)	Consists of fees for audits of the Company’s 401(k) and ESOP plans in 2010 and for the Company’s 401(k) plan in 2009.
(3)	Consists of fees for tax return preparation, planning and tax advice.
(4)	For 2010 and 2009, consists of fees related to merger and acquisition activities.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing and setting compensation and overseeing the work of the independent public accountant. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent public accountant to ensure that the independent public accountant does not provide any non-audit services to Naugatuck Valley Financial that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent public accountant. Requests for approval of services by the independent public accountant under the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2010, all services provided by the independent public accountant were approved, in advance, by the Audit Committee in compliance with these procedures.

Proposal 5—Adjournment of the Annual Meeting

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion at the time of the annual meeting, the plan of conversion may not be approved unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Naugatuck Valley Financial at the time of the annual meeting to be voted for an adjournment, if necessary, Naugatuck Valley Financial has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Naugatuck Valley Financial recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned annual meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Naugatuck Valley Savings and Loan will reduce Naugatuck Valley Savings and Loan’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	3,293,750 Shares at $8.00 per Share	Percent of Net Proceeds	3,875,000 Shares at $8.00 per Share	Percent of Net Proceeds	4,456,250 Shares at $8.00 per Share	Percent of Net Proceeds	5,124,688 Shares at $8.00 per Share	Percent of Net Proceeds
Gross offering proceeds	$26,350		$31,000		$35,650		$40,998
Less: offering expenses	(2,407)		(2,567)		(2,726)		(2,910)

Net offering proceeds	23,943	100.0%	28,433	100.0%	32,924	100.0%	38,088	100.0%
Less:
Proceeds contributed to Naugatuck Valley Savings and Loan	15,563	65.0	18,481	65.0	21,401	65.0	24,757	65.0
Proceeds used for loan to employee stock ownership plan	1,581	6.6	1,860	6.5	2,139	6.5	2,460	6.5

Proceeds remaining for Naugatuck Valley Financial (1)	$6,799	28.4%	$8,092	28.5%	$9,384	28.5%	$10,871	28.5%

(1)	Does not include $22,000 of assets to be received from Naugatuck Valley Mutual Holding Company.

We initially intend to invest the proceeds retained from the offering at New Naugatuck Valley Financial in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and New Naugatuck Valley Financial’s liquidity requirements. In the future, New Naugatuck Valley Financial may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including contributing additional capital to Naugatuck Valley Savings and Loan.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Naugatuck Valley Savings and Loan initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Naugatuck Valley Savings and Loan, in short-term investments. Over time, Naugatuck Valley Savings and Loan intends to use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently anticipate that the proceeds of the offering contributed to Naugatuck Valley Savings and Loan will primarily be used to fund new loans, including residential mortgage loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. During the year ended December 31, 2010, we originated $141.4 million of loans, including $67.1 million in residential mortgage loans. If loan originations continue at this level, we would be able to deploy the proceeds of the offering in a relatively short period of time.

Except as described above, we currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “Proposal 1—Approval of the Plan of Conversion—Reasons for the Conversion and Offering.”

Our Dividend Policy

Naugatuck Valley Financial has paid quarterly cash dividends since the first quarter of 2005. For the quarter ended December 31, 2010, the quarterly cash dividend was $0.03 per share, which equals $0.12 per share on an annualized basis. After the conversion and offering, we expect to pay a quarterly cash dividend of $0.03 per share, or $0.12 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 1.5% at all levels of the offering range based on a stock price of $8.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements and alternative uses for capital, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

New Naugatuck Valley Financial is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Office of Thrift Supervision regulations, New Naugatuck Valley Financial may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering. Following the merger of the Office of Thrift Supervision into the Office of the Comptroller of the Currency and the assumption of regulatory authority by the Federal Reserve over savings and loan holding companies, New Naugatuck Valley Financial will not be required to obtain prior Federal Reserve approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan, where the dividend declared for a period is not supported by earnings for that period or where New Naugatuck Valley Financial plans to declare a material increase in its common stock dividend.

New Naugatuck Valley Financial’s ability to pay dividends may depend, in part, upon its receipt of dividends from Naugatuck Valley Savings and Loan. For a discussion of restrictions on the payment of dividends by Naugatuck Valley Savings and Loan, see “Regulation and Supervision—Federal Banking Regulation—Limitation on Capital Distributions.” In addition, any payment of dividends by Naugatuck Valley Savings and Loan to New Naugatuck Valley Financial that would be deemed to be drawn out of Naugatuck Valley Savings and Loan’s bad debt reserves would require the payment of federal income taxes by Naugatuck Valley Savings and Loan at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 12 of the notes to consolidated financial statements included elsewhere in this prospectus. New Naugatuck Valley Financial does not contemplate any distribution by Naugatuck Valley Savings and Loan that would result in this type of tax liability.

In addition, pursuant to the plan of conversion, neither New Naugatuck Valley Financial nor Naugatuck Valley Savings and Loan may declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such action would cause its equity to be reduced below (i) the amount required for the liquidation account established in connection with the conversion or (ii) the regulatory capital requirements of Naugatuck Valley Financial (to the extent applicable) or Naugatuck Valley Savings and Loan.

Market for the Common Stock

The common stock of Naugatuck Valley Financial is currently listed on the Nasdaq Global Market under the symbol “NVSL.” Upon completion of the conversion and offering, the shares of common stock of New Naugatuck Valley Financial will replace Naugatuck Valley Financial’s common stock. We expect that New Naugatuck Valley Financial’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after completion of the offering. Thereafter, our trading symbol will be “NVSL.” To list our common stock on the Nasdaq Global Market we are required to have at least three broker-dealers who will make a market in our common stock. Naugatuck Valley Financial currently has approximately 25 registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for Naugatuck Valley Financial’s common stock and the cash dividends per share declared for the periods indicated.

	High	Low	Dividends
Year Ending December 31, 2011:
Second Quarter (though May 12, 2011)	$8.65	$7.64	$0.03
First Quarter	9.00	6.78	0.03
Year Ending December 31, 2010:
Fourth Quarter	$6.75	$4.70	$0.03
Third Quarter	6.75	5.00	0.03
Second Quarter	7.10	5.51	0.03
First Quarter	7.00	5.28	0.03
Year Ended December 31, 2009:
Fourth Quarter	$7.42	$4.14	$0.03
Third Quarter	6.30	4.11	0.03
Second Quarter	7.24	5.10	0.03
First Quarter	7.71	4.37	0.05

At March 11, 2011, Naugatuck Valley Financial had approximately 766 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of Naugatuck Valley Financial common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Naugatuck Valley Financial common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio for Current Shareholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Naugatuck Valley Financial common stock will be converted into options to purchase a number of shares of New Naugatuck Valley Financial common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of Naugatuck Valley Financial at December 31, 2010 and the capitalization of New Naugatuck Valley Financial reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2005 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 3,293,750 shares to complete the offering.

		Pro Forma Capitalization at December 31, 2010 Based Upon Sale at $8.00 Per Share
	Naugatuck Valley Financial Historical	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands)		3,293,750 Shares at $8.00 per share	3,875,000 Shares at $8.00 per share	4,456,250 Shares at $8.00 per share	5,124,688 Shares at $8.00 per share
Deposits (1)	$405,875	$405,875	$405,875	$405,875	$405,875
Borrowings	102,842	102,842	102,842	102,842	102,842

Total deposits and borrowings	$508,717	$508,717	$508,717	$508,717	$508,717

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $0.01 par share per share, authorized; none issued and outstanding	—	—	—	—	—
Common stock:
25,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	76	55	65	75	86
Paid-in capital	33,786	57,750	62,230	66,711	71,864
Retained earnings (3)	25,986	25,986	25,986	25,986	25,986
Mutual holding company capital consolidation	—	22	22	22	22
Accumulated other comprehensive income (loss)	355	355	355	355	355
Less:
Treasury stock	(6,176)	(6,176)	(6,176)	(6,176)	(6,176)
Common stock acquired by employee stock ownership plan (4)	(1,738)	(3,319)	(3,598)	(3,877)	(4,198)
Common stock acquired by equity incentive plan (5)	(29)	(859)	(1,005)	(1,152)	(1,320)

Total stockholders’ equity	$52,260	$73,814	$77,879	$81,944	$86,619

Total stockholders’ equity as a percentage of total assets	9.20%	12.51%	13.11%	13.70%	14.37%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 5,527,498 , 6,502,939, 7,478,380 and 8,600,138 at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 6.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from New Naugatuck Valley Financial. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Naugatuck Valley Savings and Loan will make annual contributions to the employee stock ownership plan in an amount sufficient to satisfy the annual debt service of the loan. Since the funds are borrowed from New Naugatuck Valley Financial, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of New Naugatuck Valley Financial.
(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.15% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Executive Compensation—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At December 31, 2010, Naugatuck Valley Savings and Loan exceeded all regulatory capital requirements. The following table presents Naugatuck Valley Savings and Loan’s capital position relative to its regulatory capital requirements at December 31, 2010, on a historical and a pro forma basis. The table reflects receipt by Naugatuck Valley Savings and Loan of 65% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Naugatuck Valley Savings and Loan, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at December 31, 2010 (1)
	Naugatuck Valley Savings and Loan Historical at December 31, 2010		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)			3,293,750 Shares at $8.00 per share		3,875,000 Shares at $8.00 per share		4,456,250 Shares at $8.00 per share		5,124,688 Shares at $8.00 per share
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
Total equity under generally accepted accounting principles	$45,867	8.09%	$59,019	10.14%	$61,512	10.51%	$64,006	10.88%	$66,873	11.31%
Tier 1 leverage capital:
Actual (3)	$45,464	8.03%	$58,616	10.08%	$61,109	10.46%	$63,603	10.83%	$66,470	11.25%
Requirement	22,639	4.00%	23,262	4.00%	23,378	4.00%	23,495	4.00%	23,629	4.00%

Excess	$22,825	4.03%	$35,354	6.08%	$37,731	6.46%	$40,108	6.83%	$42,841	7.25%

Tier 1 risk-based capital:
Actual	$45,464	10.59%	$58,616	13.34%	$61,109	13.85%	$63,603	14.35%	$66,470	14.93%
Requirement	17,170	4.00%	17,574	4.00%	17,650	4.00%	17,726	4.00%	17,813	4.00%

Excess	$28,294	6.59%	$41,042	9.34%	$43,459	9.85%	$45,877	10.35%	$48,657	10.93%

Total risk-based capital:
Actual	$50,831	11.84%	$63,983	14.56%	$66,476	15.07%	$68,970	15.56%	$71,837	16.13%
Requirement	34,339	8.00%	35,149	8.00%	35,300	8.00%	35,452	8.00%	35,627	8.00%

Excess	$16,492	3.84%	$28,834	6.56%	$31,176	7.07%	$33,518	7.56%	$36,210	8.13%

Reconciliation of capital contributions to Naugatuck Valley Savings and Loan:
Net Proceeds contributed to Naugatuck Valley Savings and Loan			$15,563		$18,481		$21,401		$24,757
Less common stock acquired by ESOP			(1,581)		(1,860)		(2,139)		(2,460)
Less common stock acquired by equity incentive plan			(830)		(976)		(1,123)		(1,291)

Pro forma increase in GAAP and regulatory capital			$13,152		$15,645		$18,139		$21,006

(1)	Pro forma amounts and percentages include capital contributed to Naugatuck Valley Savings and Loan from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.
(2)	Tier 1 leverage capital levels are shown as a percentage of average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Goodwill and certain other intangible assets, the accumulated losses (gains) on certain securities and the disallowed portion of mortgage servicing rights account for the difference between equity calculated under generally accepted accounting principles and Tier 1 leverage capital.

Pro Forma Data

The following table illustrates the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6% of the shares sold in the offering with a loan from New Naugatuck Valley Financial that will be repaid in equal installments over 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families;

•

The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1,500,000.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated community offering.

Pro forma net income for the year ended December 31, 2010 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 1.02% which represents the rate of the three-year United States Treasury security at December 31, 2010. We believe that the rate of the three-year United States Treasury security represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 0.67% is used for the year ended December 31, 2010, after giving effect to a combined federal and state income tax rate of 34.0%. The actual rate of return and/or tax rate experienced by New Naugatuck Valley Financial may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Naugatuck Valley Savings and Loan may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Naugatuck Valley Savings and Loan’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on Naugatuck Valley Financial’s stockholders’ equity at December 31, 2010, and net income for the year ended December 31, 2010, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands, except per share amount)	3,293,750 Shares at $8.00 per share	3,875,000 Shares at $8.00 per share	4,456,250 Shares at $8.00 per share	5,124,688 Shares at $8.00 per share
Gross Proceeds	$26,350	$31,000	$35,650	$40,998
Plus: Shares issued in exchange for shares of Naugatuck Valley Financial	17,870	21,024	24,177	27,804

Pro forma market capitalization	44,220	52,024	59,827	68,802
Gross proceeds	26,350	31,000	35,650	40,998
Less: estimated expenses	(2,407)	(2,567)	(2,726)	(2,910)

Estimated net proceeds	23,943	28,433	32,924	38,088
Less: common stock acquired by employee stock ownership plan (1)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (2)	(830)	(976)	(1,123)	(1,291)
Plus: Assets acquired from mutual holding company	22	22	22	22

Net proceeds	$21,554	$25,619	$29,684	$34,359

Pro Forma Net Income:
Pro forma net income
Historical	$1,451	$1,451	$1,451	$1,451
Pro forma income on net proceeds	145	172	200	231
Less: pro forma employee stock ownership plan expense (1)	(52)	(61)	(71)	(81)
Less: pro forma restricted stock award expense (2)	(110)	(129)	(148)	(170)
Less: pro forma stock option expense(3)	(84)	(99)	(114)	(131)

Pro forma net income	$1,350	$1,334	$1,318	$1,300

Pro-forma net income per share:
Historical	$0.27	$0.23	$0.20	$0.18
Pro-forma income on net proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income	$0.25	$0.21	$0.18	$0.16

Offering price as a multiple of pro-forma net income per share	32.00	x	38.10	x	44.44	x	50.00	x
Number of shares used to calculate pro-forma net income per share (4)	5,339,754	6,282,064	7,224,374	8,308,031

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands, except per share amount)	3,293,750 Shares at $8.00 per share	3,875,000 Shares at $8.00 per share	4,456,250 Shares at $8.00 per share	5,124,688 Shares at $8.00 per share
Pro forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$52,260	$52,260	$52,260	$52,260
Estimated net proceeds	23,943	28,433	32,924	38,088
Assets received from mutual holding company	22	22	22	22
Less: common stock acquired by employee stock ownership plan (1)	(1,581)	(1,860)	(2,139)	(2,460)
Less: common stock acquired by equity incentive plan (2)	(830)	(976)	(1,123)	(1,291)

Pro forma stockholders’ equity	73,814	77,879	81,944	86,619
Less: intangible assets	(53)	(53)	(53)	(53)

Pro forma tangible stockholders’ equity	$73,761	$77,826	$81,891	$86,566

Pro forma stockholder’ equity per share:
Historical	$9.45	$8.04	$6.98	$6.08
Estimated net proceeds	4.33	4.37	4.40	4.43
Assets received from mutual holding company	—	—	—	—
Less: common stock acquired by employee stock ownership plan (1)	(0.29)	(0.29)	(0.29)	(0.29)
Less: common stock acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$13.34	$11.97	$10.94	$10.07
Less: intangible assets	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma tangible stockholders’ equity per share	$13.33	$11.96	$10.93	$10.06

Offering price as a percentage of pro-forma stockholders equity per share	59.97%	66.83%	73.13%	79.44%
Offering price as a percentage of pro-forma tangible stockholders’ equity per share	60.02%	66.89%	73.19%	79.52%
Number of shares used to calculate pro-forma tangible stockholders’ equity per share	5,527,498	6,502,939	7,478,380	8,600,138

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares sold in the offering (197,625, 232,500, 267,375 and 307,481 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by New Naugatuck Valley Financial. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 20 years. Naugatuck Valley Savings and Loan intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater.

(2)	Assumes that New Naugatuck Valley Financial will purchase in the open market a number of shares of common stock equal to 3.15% of the shares sold in the offering (103,726, 122,026, 140,327 and 161,379 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at New Naugatuck Valley Financial or with dividends paid to New Naugatuck Valley Financial by Naugatuck Valley Savings and Loan. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 1.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of New Naugatuck Valley Financial common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 7.87% of the number of shares sold in the offering (259,316, 305,067, 350,818 and 403,450 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 1.50%; expected life, 7 years; expected volatility, 19.30%; and risk-free interest rate, 3.04%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 4.5%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. See footnote 1. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

Naugatuck Valley Financial. Naugatuck Valley Financial was organized on September 30, 2004 under the laws of the United States to be the mid-tier holding company for Naugatuck Valley Savings and Loan, a stock savings bank also organized under the laws of the United States in connection with Naugatuck Valley Savings and Loan’s conversion from the mutual to the mutual holding company form of organization. On September 30, 2004, Naugatuck Valley Financial completed its initial public offering in which it sold 3,269,881 shares, or 43.0%, of its common stock to the public, including 298,091 shares to the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan. An additional 4,182,407 shares, or 55.0% of Naugatuck Valley Financial’s outstanding stock, were issued to Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial’s federally chartered mutual holding company. Additionally, Naugatuck Valley Financial contributed 152,087 shares, or 2.0% of its outstanding common stock, to the Naugatuck Valley Savings and Loan Foundation. See “—Naugatuck Valley Savings and Loan Foundation.”

Naugatuck Valley Financial’s business activities consist of the ownership of Naugatuck Valley Savings and Loan’s capital stock and the management of the offering proceeds it retained. Naugatuck Valley Financial does not own or lease any property. Instead, it uses the premises, equipment and other property of Naugatuck Valley Savings and Loan. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Naugatuck Valley Savings and Loan. As a federally chartered savings and loan holding company, Naugatuck Valley Financial is subject to the regulation of the Office of Thrift Supervision.

Naugatuck Valley Savings and Loan. Naugatuck Valley Savings and Loan operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market areas. Naugatuck Valley Savings and Loan attracts deposits from the general public and uses those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial and consumer loans. Beginning in 2010, a majority of all fixed-rate one-to four-family residential conforming loans we originate are sold in the secondary market with the servicing retained. Such sales generate mortgage banking fees. The remainder of our loan portfolio is originated for portfolio. Naugatuck Valley Savings and Loan also maintains an investment portfolio. Naugatuck Valley Savings and Loan is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan is also a member of the Federal Home Loan Bank of Boston.

Naugatuck Valley Savings and Loan’s website address is www.nvsl.com. Information on our website should not be considered a part of this prospectus.

New Naugatuck Valley Financial. New Naugatuck Valley Financial, a Maryland corporation, was incorporated in June 2010 to become the holding company for Naugatuck Valley Savings and Loan upon completion of the conversion and reorganization. Before the completion of the conversion and reorganization, New Naugatuck Valley Financial has not engaged in any significant activities other than organizational activities. Following completion of the conversion and reorganization, New Naugatuck Valley Financial’s business activity will be the ownership of the outstanding capital stock of Naugatuck Valley Savings and Loan. New Naugatuck Valley Financial will not own or lease any property but will instead use the premises, equipment and other property of Naugatuck Valley Savings and Loan with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will enter into upon completion of the conversion and reorganization. The expense allocation agreement generally provides that New Naugatuck Valley Financial will pay to Naugatuck Valley Savings and Loan fees for its use of Naugatuck Valley Savings and Loan’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. Such fees shall not be less than the fair market value received for such goods or services. In addition, New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will also enter into a tax allocation agreement upon completion of the conversion and reorganization as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that New Naugatuck Valley Financial will file consolidated federal tax income returns with Naugatuck Valley Savings and Loan and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Naugatuck Valley Savings and Loan to New Naugatuck Valley Financial for tax liabilities attributable to Naugatuck Valley Savings and Loan and its subsidiaries. In the future, New Naugatuck Valley Financial may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Naugatuck Valley Savings and Loan Foundation. The Naugatuck Valley Savings and Loan Foundation was organized in connection with Naugatuck Valley Savings and Loan’s mutual holding company reorganization and was funded with 152,087 shares of Naugatuck Valley Financial common stock on September 30, 2004. As of December 31, 2010, the charitable foundation had assets of $879,107, liabilities of $93,000 and net worth of $786,107. As of December 31, 2010, the charitable foundation owned 129,887 shares, or 1.9%, of Naugatuck Valley Financial common stock. The officers and directors of the charitable foundation are John C. Roman (President and Director), Lee R. Schlesinger (Treasurer), Bernadette A. Mole (Secretary), Ronald D. Lengyel (Director), James A. Mengacci (Director) and Joan B. Lamb (Director). The officers and directors of the charitable foundation do not receive any compensation for their services.

The proposed transaction will not have a material effect on the charitable foundation. At the midpoint of the offering range, the charitable foundation will own approximately 1.85% of the outstanding shares of New Naugatuck Valley Financial common stock. No stock or cash contribution will be made to the charitable foundation in connection with the conversion and offering. All New Naugatuck Valley Financial common stock owned by the charitable foundation will continue to be voted in the same ratio as all other New Naugatuck Valley Financial shares voted on each proposal considered by New Naugatuck Valley Financial stockholders.

Market Area

We are headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to our main office, we operate nine branch offices in the greater Naugatuck Valley market which we consider our market area. The greater Naugatuck Valley market encompasses the communities in the central and lower Naugatuck Valley regions in New Haven County, where our main office and eight of our branch offices are located, and Fairfield County, where one of our branch offices is located. The economy in our market area is primarily oriented to the service, retail, construction, and manufacturing industries. The median household and per capita income in New Haven County trailed slightly the comparable figures for Connecticut as a whole, while the median household and per capita income in Fairfield County exceeded the comparable figures for Connecticut.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the numerous financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held less than 2% of the deposits held by FDIC-insured institutions in each county in which our offices are located. In addition, larger banks such as Bank of America, Wells Fargo (formerly Wachovia), J.P. Morgan Chase and TD Bank also operate in our market area. These institutions are significantly larger than us and, therefore, have greater resources.

Our competition for loans comes primarily from financial institutions in our market area, and, to a lesser extent, from other financial service providers such as mortgage companies, mortgage brokers and credit unions. Competition for loans also comes from non-depository financial service companies entering the mortgage and commercial lending markets such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists of one- to four-family residential mortgage loans, multi-family and commercial real estate loans, construction loans, commercial business loans and consumer loans. Substantially all of our loans are made to borrowers residing within Connecticut.

As a result of the significant growth in our construction loan, commercial real estate and multi-family loan and commercial business loan portfolios in recent years, we instituted, in October 2009, a policy establishing concentration limits for each of these portfolios as a percentage of our total risked-based capital. The following table sets forth these policy limits and our compliance with them at December 31, 2010.

Loan Portfolio	Policy Limit	Percentage at December 31, 2010
Construction	120%	60.8%
Commercial real estate (1)	400%	315.2
Commercial business	110%	68.3

(1)	Includes multi-family loans and land and land development loans.

One- to Four-Family Residential Loans. We originate mortgage loans to enable borrowers to purchase or refinance existing homes in our market area. We generally offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed- rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed-rate mortgage loans with terms of either 10, 15, 20 or 30 years. Our adjustable-rate mortgage loans are based on either a 15, 20 or 30 year amortization schedule and interest rates and payments on our adjustable-rate mortgage loans adjust annually after either a one, three, five or seven year initial fixed period. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, we have experienced high levels of loan repayments and refinancings.

We generally do not make conventional loans with loan-to-value ratios exceeding 97% and generally make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a Board-approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

We do not engage in subprime lending or offer Alt-A loans.

Multi-Family and Commercial Real Estate Loans. We offer adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings, offices, retail and other income producing properties, as well as owner-occupied properties used for businesses. We intend to continue to grow this segment of our loan portfolio.

We originate multi-family and commercial real estate loans for terms generally up to 20 years. Interest rates and payments on adjustable-rate loans adjust every one, three, five or ten years. Interest rates on our adjustable rate loans generally are adjusted to a rate typically equal to 2.00% to 2.50% above the one-year, three-year, five-year or ten-year Federal Home Loan Bank classic advance rate. There are no adjustment period or lifetime interest rate caps. Loan amounts generally do not exceed 80% of the appraised value (since May 2010, 75% for owner-occupied properties and 70% for non-owner occupied properties).

The largest outstanding multi-family or commercial real estate loan at December 31, 2010 was $4.8 million, of which $4.8 million was outstanding. This loan is secured by commercial real estate for future retail development and was performing according to its terms at December 31, 2010.

Our largest commercial real estate loan relationship at December 31, 2010 involved three loans totaling $7.1 million, consisting of one residential mortgage and two commercial real estate loans. These loans were performing according to their original terms at December 31, 2010.

Construction Loans. We originate loans to individuals to finance the construction of residential dwellings for personal use. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 30 years. Our largest residential construction loan at December 31, 2010 was $1.4 million, of which $988,000 was outstanding. This loan was performing according to its terms at December 31, 2010. We also make commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties. These loans provide for payment of interest only during the construction phase and may, in the case of an apartment or commercial building, convert to a permanent mortgage loan or, in the case of a single family subdivision or construction or builder loan, be paid in full with the sale of the property after construction is complete. In the case of a commercial construction loan, the construction period may be from nine months to two years. Loans are generally made to a maximum of 80% of the appraised value as determined by an appraisal of the property made by an independent licensed appraiser. We also require an inspection of the property before disbursement of funds during the term of the construction loan for both residential and commercial construction loans. Our largest commercial construction loan and relationship at December 31, 2010 was $5.4 million, of which $3.1 million was outstanding. This loan is secured by real estate for the construction of single family homes, and was performing according to its terms at December 31, 2010.

We originate land loans to individuals on approved residential building lots for personal use for terms of up to 20 years and to a maximum loan-to-value ratio of 75% of the lower of the appraisal value or purchase price. Our land loans adjust annually after a five-year initial fixed period. Interest rates after adjustment are equal to 2.75% above the one-year constant maturity Treasury index.

We also originate loans to local contractors and developers for the purpose of making improvements to, and on, approved subdivisions and condominium projects within two years of the date of the original loan. Such loans generally are written with a maximum loan-to-value ratio of 80% of the lower of the appraised value or purchase price of the land. These loans adjust when and as the index changes at a rate that is generally equal to the prime rate as published in The Wall Street Journal plus 1%. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Commercial Business Loans. We make commercial business loans to a variety of professionals, sole proprietorships and small businesses primarily in our market area. We offer a variety of commercial lending products. These loans are typically secured, primarily by business assets. These loans are originated with maximum loan-to-value ratios of 75% of the value of the business assets. We originate one- to ten-year term loans for the acquisition of equipment or business expansion, lines of credit for seasonal financing needs and demand loans for short term financing needs with specific repayment sources. Commercial business loans are generally written at variable rates which use the prime rate as published in The Wall Street Journal as an index and, depending on the qualifications of the borrower, a zero to 3.0% margin is added. These rates will change when and as the index rate changes without caps. Fixed-rate loans are written at market rates determined at the time the loan is granted and are based on the length of the term and the qualifications of the borrower. Our largest commercial business loan relationship at December 31, 2010 was a loan in the amount of $1.5 million of which $1.4 million was outstanding and performing according to the original terms at December 31, 2010. This is a participation loan secured by business assets, franchise royalties and registered patents.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, and viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. We offer a variety of consumer loans, primarily second mortgage loans and home equity lines of credit, and, to a much lesser extent, loans secured by passbook or certificate accounts, automobiles, as well as unsecured personal loans and overdraft protection accounts. Unsecured loans generally have a maximum borrowing limit of $5,000 and a maximum term of three years.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Second mortgage loans have fixed rates of interest for terms of up to 20 years. These loans are originated with maximum combined loan-to-value ratios of 75% of the appraised value of the property. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 10 years. These loans are originated with maximum loan-to-value ratios of 75% of the appraised value of the property and we require that we have a second lien position on the property.

Loan Underwriting Risks.

Adjustable-Rate Loans. Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, where applicable, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history, profitability and the value of the underlying property. We require an environmental survey for multi-family and commercial real estate loans.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. We occasionally purchase loans or participation interests in loans.

We consider loan sales as a part of our interest rate risk management efforts. We have the ability to sell longer-term fixed-rate loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. We did not sell any loans in the years ended December 31, 2009 and 2008. However, in 2009, we began to pursue a significant initiative to develop a meaningful secondary mortgage operation. We invested in personnel and systems to increase our ability to sell residential mortgages in the secondary market with the goals of increasing fee income and reducing interest rate risk through the sale of conforming long-term fixed-rate residential mortgages. With our systems in place, we have recently hired experienced loan production professionals in order to increase production. Since implementing this initiative, a significant percentage of all one-to four-family residential conforming loans we originate have been sold in the secondary market on a servicing retained basis. Such loans are primarily sold to Freddie Mac. Generally, loans are sold without recourse. We utilize the proceeds from these sales primarily to meet liquidity needs. The volume of loans sold totaled $37.0 million for the year ended December 31, 2010. We intend to continue to originate these types of loans for sale in the secondary market to grow our servicing portfolio and generate additional noninterest income.

At December 31, 2010, we retained the servicing rights on $41.3 million of loans for others, consisting primarily of fixed-rate mortgage loans sold without recourse to third parties. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the underlying borrower. At December 31, 2010, Naugatuck Valley Savings and Loan did not have any loans sold with recourse. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, processing insurance and tax payments on behalf of borrowers, assisting in foreclosures and property dispositions when necessary and general administration of loans. We occasionally sell participation interests in loans.

Loan Approval Procedures and Authority. Our lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by our board of directors and management.

For one- to four-family loans and owner occupied residential construction loans, two members of the mortgage loan committee, one of which must be a vice president or above, may approve loans up to $417,000 and a majority of the members of the Board loan committee must approve loans over $417,000. For unsecured commercial business loans, a majority of the members of the Board must approve loans over $500,000 and two members of the board of directors loan committee must approve loans over $250,000 and up to $500,000. Unsecured business loans of $250,000 or less must be approved by two members of the officers’ loan committee. Loans of $100,000 or less which are unsecured can be approved by one member of the officers’ loan committee and later presented to the officers’ loan committee for ratification. For secured commercial loans and commercial construction loans, a majority of the members of the Board must approve loans over $1.5 million and two members of the board of directors loan committee must approve loans over $750,000 and up to $1.5 million. Loans of $500,001 to $750,000 secured by real estate, where the loan to value ratio is 80% or less supported by a conforming appraisal, can be approved by the officers’ loan committee. Loans of $500,000 or less secured by real estate where the loan-to-value is 80% or less can be approved by two members of the officers’ loan committee and for $100,000 or less secured by real estate with an 80% loan-to-value one member of the officers’ loan committee can approve with a later ratification by the officers’ loan committee. The board of directors must approve all consumer loans over $200,000. Various bank personnel have been delegated authority to approve smaller commercial loans and consumer loans.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by regulation, to 15% of our stated capital and allowance for loan losses. At December 31, 2010, our regulatory limit on loans to one borrower was $7.8 million. At that date, our largest lending relationship was $7.1 million and consisted of one residential mortgage and two commercial real estate loans all of which were performing according to the original repayment terms.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 45 days or less.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

At December 31, 2010, our investment portfolio consisted of U.S. government and agency securities with maturities primarily less than five years, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, collateralized mortgage obligations with stated final maturities of 30 years or less, and preferred money market securities with terms of primarily 91 days or less.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. During 2010, we reduced credit risk by increasing our position in Ginnie Mae mortgage-backed securities which are classified as 0% risk weighted assets. Our board of directors has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Asset/Liability and Investment Committees. The Investment Committee meets regularly and is responsible for approval of investment strategies and monitoring of investment performance. Our Controller, as the designated investment portfolio manager, has the responsibility for the daily investment activities and is authorized to make investment decisions consistent with our investment policy.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. The vast majority of our depositors are residents of the State of Connecticut. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, checking accounts, money market accounts, regular savings accounts, club savings accounts, certificate accounts, health savings accounts and various retirement accounts. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, but not be the market leader in every type and maturity.

Borrowings. We borrow from the Federal Home Loan Bank of Boston to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Boston and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

We also use securities sold under agreements to repurchase as a source of borrowings, and we occasionally borrow short-term from correspondent banks to cover temporary cash needs.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of December 31, 2010.

Location	Year Opened/ Acquired	Net Book Value at December 31, 2010	Square Footage	Owned/ Leased	Date of Lease Expiration
		(Dollars in thousands)
Main Office:
333 Church Street Naugatuck, CT 06770	1996	$2,389	23,000	Owned	—

Branches:

1009 New Haven Road Naugatuck, CT 06770	2001	1,179	3,300	Owned	—

127 South Main Street Beacon Falls, CT 06403	1997	261	960	Owned	—

49 Pershing Drive Derby, CT 06418	2003	65	1,950	Leased	2013	(1)

249 West Street (2) Seymour, CT 06483	2002	2,323	9,500	Owned	—

504 Bridgeport Avenue Shelton, CT 06484	2004	393	3,000	Leased	2020	(3)

1699 Highland Avenue, Cheshire, CT 06410	2006	18	3,000	Leased	2016	(4)

450 Heritage Road, Suite 3C Southbury, CT 06488	2008	75	3,000	Leased	2018	(5)

1570 Southford Road (6) Southbury, CT 06488	2006	1,709	4,823	Owned	—

1030 Hamilton Avenue Waterbury, CT 06706	2006	3	1,239	Leased	2011	(7)

Other Properties:

1007 New Haven Road Naugatuck, CT 06770	1974	96	1,725	Leased	2014	(8)

135 South Main Street (9) Beacon Falls, CT 06403	2003	159	N/A	Owned	—

(1)	We have an option to renew this lease for three additional five-year periods.
(2)	This branch occupies 3,500 square feet of this building and 1,465 square feet is utilized as a training facility for Naugatuck Valley Savings and Loan. The building also includes 4,535 square feet of rentable space which is currently leased until 2013. The tenant has an option to renew this lease for three additional five year periods.
(3)	We have an option to renew this lease for five additional five-year periods.
(4)	We have an option to renew this lease for two additional five-year periods.
(5)	We have an option to renew this lease for two additional five-year periods.
(6)	This branch occupies 3,383 square feet of this building. The building also includes 1,440 square feet of space that is currently in the process of being converted into office space to house our expanding secondary market operations.
(7)	We have an option to renew this lease for four additional five-year periods.
(8)	Former branch site. We have an option to renew this lease for two additional ten-year periods. This property has been sublet under a sublease that expires in 2015.
(9)	This property is designated for future parking, additional access and possible future expansions of our Beacon Falls branch.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Naugatuck Valley Financial’s sole subsidiary is Naugatuck Valley Savings.

Naugatuck Valley Savings has one subsidiary, Naugatuck Valley Mortgage Servicing Corporation. Established in 1999 under Connecticut law, Naugatuck Valley Mortgage Servicing is a passive investment corporation organized in order to take advantage of certain state tax benefits. Its primary business is to service mortgage loans which we have originated and subsequently transferred to Naugatuck Valley Mortgage Servicing. At December 31, 2010, Naugatuck Valley Mortgage Servicing had $250.2 million in assets.

Personnel

At December 31, 2010, we had 128 full-time employees and 18 part-time employees, none of whom are represented by a collective bargaining unit. We believe our relationship with our employees is good.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated statements of financial condition as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010 that appear at the end of this prospectus.

Overview

Income. We have two primary sources of income. The first is net interest income, which is the difference between interest income, the income that we earn on our loans and investments, and interest expense, the interest that we pay on our deposits and borrowings.

To a lesser extent, we also recognize income from fees and service charges, which is the compensation we receive from providing products and services. Our primary noninterest income comes from fees and service charges on loan and deposit accounts. We also earn income from bank owned life insurance, sales of loans and investments and investment advisory services.

Expenses. The expenses we incur in operating our business consist of compensation, taxes and benefits, office occupancy, computer processing fees, advertising and professional fees and other expenses.

Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance, and costs of utilities.

Computer processing fees includes fees paid to our third-party data processing servicer and our network security expenses.

Professional fees include fees paid for our attorneys, accountants and consultants.

Federal Deposit Insurance Corporation assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, in 2009 the FDIC increased its assessment rates and charged a special assessment to increase the balance of the insurance fund.

Other expenses include expenses for insurance, postage, expenses associated with being a public company, expenses related to checking accounts, supervisory examinations and other miscellaneous operating activities.

Our Business Strategy

The following are the key elements of our business strategy:

•

Maintaining capital at “well capitalized” levels. Our policy has always been to protect the safety and soundness of Naugatuck Valley Savings and Loan through conservative credit and operational risk management, balance sheet strength, and safe and sound operations. As a result, our capital ratios are in excess of the “well capitalized” standards set by the Office of Thrift Supervision. Although our asset size has grown significantly since our initial public offering in 2004 we have maintained “well capitalized” levels of regulatory capital through additions to capital from profits as well as through an effective dividend policy that balances capital adequacy with shareholder returns.

•

Improvement of asset quality. Although we have sought to maintain our asset quality at high levels by applying what we consider to be conservative underwriting standards, our non-performing assets increased from $2.7 million, or 0.5% of total assets, at December 31, 2008 to $6.1 million, or 1.1% of total assets, as of December 31, 2009 to $18.3 million, or 3.22 % of total assets, at December 31, 2010. This increase was due to the effects of weakened economic conditions on our borrowers.

Management works closely with the asset quality committee of the board of directors to resolve nonperforming assets in a manner most advantageous to Naugatuck Valley Financial. To address increased problem assets, we have placed more attention and resources on loan workouts and, in certain cases, have modified loans with delinquent borrowers. Loan workouts and modifications are handled either by the collections department (in the case of home mortgages or home equity loans) or by the commercial workout department (in the case of commercial loans). Delinquent or otherwise nonperforming mortgage loan and home equity loan customers are asked to provide updated financial information and the reasons for their inability to pay or comply with the contractual terms of the loans. Once we have received this information, we obtain updated credit reports, appraisals and title searches. We then develop and pursue a workout strategy. One of our loan officers who has significant loan workout experience has been given primary responsibility for problem commercial loan workouts, although the specific modifications are handled by individual officers or by a commercial loan workout officer. We attribute our low level of net-charge-offs to these workout efforts. Net charge-offs were 0.20% of average loans outstanding for the year ended December 31, 2010.

We have tightened underwriting standards by applying more stringent loan-to-value ratio requirements and debt-service coverage ratio requirements. In May 2010 we increased minimum debt-service coverage ratios on owner occupied commercial real estate loans from 1.20x to 1.25x, on non-owner occupied commercial real estate loans from 1.20x to 1.35x and on commercial business lines and loans from 1.20x to 1.35x. In addition, at that time we decreased minimum loan-to-value ratio requirements for owner occupied commercial real estate loans from 80% to 75% and for non-owner occupied commercial real estate loans from 75% to 70%. Furthermore, we are contacting delinquent borrowers earlier on in the delinquency stage in order to increase the probability of successful workout efforts.

In addition, since May 2010 we have been limiting the number of new loans granted to non-customers. We also currently do not consider new loan participations with other financial institutions.

Finally, we annually engage an outside loan review firm to perform a thorough review of our loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans.

•

Expanding secondary mortgage market capabilities. During 2009, we began to pursue a significant initiative to develop a secondary mortgage operation. We invested in personnel and systems to increase our ability to sell residential mortgages in the secondary market with the goals of increasing fee income and reducing interest rate risk through the sale of conforming long-term fixed-rate residential mortgages. With our systems in place, we have recently hired experienced loan production professionals in order to increase production. Since implementing this initiative, a significant percentage of all one-to four-family residential conforming loans we originate have been sold in the secondary market on a servicing retained basis. Such loans are primarily sold to Freddie Mac. To date, all loans sold have been without recourse. We utilize the proceeds from these sales primarily to meet liquidity needs. The volume of loans sold totaled $37.0 million for the year ended December 31, 2010. We intend to continue to originate loans for sale in the secondary market to grow our servicing portfolio and generate additional noninterest income.

•

Maintaining multiple sources of liquidity and focusing on core deposits. During the current period of slow economic growth we recognize the importance of maintaining multiple sources of liquidity. Our primary source of liquidity is local deposits for which we compete aggressively with competitive rates and superior levels of customer service. We also utilize borrowings from both the Federal Home Loan Bank of Boston and our correspondent bank and we are in process of establishing a liquidity line with the Federal Reserve. In addition, we occasionally sell investments to meet liquidity needs. We also have the ability to sell a portion of our residential mortgage portfolio in the secondary market to meet liquidity needs. Our portfolio of fixed-rate residential mortgage loans provides predictable cash flows and is a consistent source of liquidity. Furthermore, we intend to continue to focus on building our deposit base with lower cost core deposits, which we define as all deposits other than “jumbo” certificates of deposit (those with principal balances over $100,000). At December 31, 2010, we had approximately $50.0 million of above market, promotional rate certificates of deposit scheduled to mature between May 1, 2011 and August 31, 2011. These promotions were offered in all of our offices in conjunction with the opening of our Heritage Village branch office. Based upon historical experience, we expect that a substantial portion of these funds will either be rolled into new lower rate certificates of deposit or deposited into money market and other short term deposits. We expect that this will decrease our funding costs.

•

Improving our efficiency ratio. We monitor our efficiency ratio closely and strive to improve it through expense control and increases in noninterest income and in net interest income. For the year ended December 31, 2010, our efficiency ratio was 73.67%, as compared to 78.43% for the year ended December 31, 2009. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our operations and by maximizing the use of technology to increase efficiency. We work to increase non-interest income by charging competitive fees for services related to deposit and loan accounts as well as by earning yield spread premiums on the sale of residential mortgage production in the secondary market. Our wealth management unit also contributes to our noninterest income. We work to increase our net interest income by optimizing loan pricing and though the growth of low cost core deposits.

•

Maintaining a well diversified loan portfolio. Our strategy has been to develop a well-diversified loan portfolio. At December 31, 2006, approximately 28.6% of our loan portfolio were commercial loans, consisting primarily of multi-family and commercial real estate, commercial business and construction loans, and 71.4% were retail loans consisting of residential mortgage, home equity loans and lines of credit and other consumer loans. At December 31, 2010, 46.9% of our loan portfolio were commercial loans, while approximately 53.1% were retail loans. This growth has led to a significant concentration of commercial loans in our loan portfolio, with commercial loans constituting 444.3% of Naugatuck Valley Savings and Loan’s risked-based capital at December 31, 2010.

Although commercial loans have a higher risk of default and loss than owner-occupied single-family residential mortgage loans, commercial loans also tend to have higher yields which provide us with the opportunity for increased income. Commercial loans also have shorter terms to maturity or adjustable interest rates which is beneficial for interest rate risk management. Our efforts to diversify our loan portfolio has produced what we believe to be a diversified loan mix that balances credit risk, interest rate risk and earnings potential. At December 31, 2010, our construction loan portfolio, commercial real estate and multi-family loan portfolio, and commercial business loan portfolio amounted to 60.8%, 315.2% and 68.3% of Naugatuck Valley Savings and Loans’ risked-based capital at that date, respectively. We intend to control our commercial loan growth in order to maintain these percentages at approximately the same levels. See also “Risk Factors—Risks Related to Our Business—Our portfolio of loans with a higher risk of loss have increased recently and may increase further as a result of our continued origination of commercial loans,” and “—Risks Related to Our Business—Our strategy of controlling commercial loan growth may have a negative effect on our earnings.”

•

Managing interest rate risk. We seek to maintain manageable levels of interest rate risk by originating for portfolio adjustable rate commercial loans, by building core deposits which are less susceptible to interest rate changes and by borrowing long-term from the Federal Home Loan Bank of Boston in the prevailing low interest rate environment. We maintain “moderate” interest rate sensitivity as modeled by the Office of Thrift Supervision. In addition, we utilize the services of an independent third party to model our interest rate risk on a quarterly basis.

•

Expanding our franchise and geographical footprint through acquisition opportunities and the opening of additional branch offices. In 2000, our branch network consisted of three locations. During the past ten years we have expanded our franchise by opening seven de novo branches so that we now operate ten full service branch locations in the greater Naugatuck Valley area. Although we currently do not have any specific plans for acquisitions or to open additional branch offices, we intend to continue to pursue such opportunities to expand our franchise and footprint in future years.

•

Growing our business within our current market area. Our officers, employees and directors work as a team to help grow our business by providing superior customer service and offering personalized banking services at competitive prices. Recently, we have appointed Ambassadors at each of our branch offices. Ambassadors are influential members of the communities we serve. Our branch office staff is committed to working with their Ambassadors to build upon existing customer relationships and to attract new ones.

Expected Increase in Non-Interest Expense as a Result of the Conversion

Following the completion of the conversion, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and, if approved by our stockholders, the intended implementation of a stock-based incentive plan.

Assuming that 3,875,000 shares are sold in the offering:

•

the employee stock ownership plan will acquire 232,500 shares of common stock with a $1.9 million loan that is expected to be repaid over 20 years, resulting in an annual after-tax expense of approximately $61,000 (assuming that the shares of common stock maintain a value of $8.00 per share); and

•

the new equity incentive plan would award a number of shares equal to 3.15% of the shares sold in the offering, or 122,026 shares, to eligible participants, and such awards would be expensed as the awards vest. Assuming all shares are awarded under the plan at a price of $8.00 per share, and that the awards vest over five years, the corresponding annual after-tax expense associated with shares awarded under the plan would be approximately $129,000; and

•

the new equity incentive plan would award options to purchase a number of shares equal to 7.87% of the shares sold in the offering, or 305,067 shares, to eligible participants, and such options would be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $8.00 per share, and that the options vest over a minimum of five years, the corresponding annual after-tax expense associated with options awarded under the stock-based incentive plan would be approximately $99,000 (assuming a grant-date fair value of $1.78 per option, using the Black-Scholes option valuation methodology).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the number of shares acquired by the plan in the offering and the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $8.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the shares awarded under the equity incentive plan will be determined by the number of shares encompassed by the plan, the fair market value of the stock on the grant date, which might be greater than $8.00 per share, and the mix of stock options and stock awards granted under the plan.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be critical accounting policies: allowance for loan losses, deferred income taxes and fair value of financial instruments.

Allowance for Loan Losses. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectability of the loan portfolio.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. We engage an independent review of our commercial loan portfolio annually and adjust our loan ratings based in part upon this review. In addition, our banking regulator as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. See notes 3 and 5 of the notes to the Naugatuck Valley Financial financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed periodically as regulatory and business factors change. See notes 3 and 12 of the notes to the financial statements in this prospectus.

Fair Value of Financial Instruments. We use fair value measurements to record certain assets at fair value on a recurring basis, primarily related to the carrying amounts for available-for-sale investment securities. Additionally, we may be required to record at fair value other assets, such as foreclosed real estate, on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or market value accounting or write-down of individual assets. Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs. See notes 3, 4 and 17 of the notes to the Naugatuck Valley Financial financial statements in this prospectus.

Balance Sheet

Loans. Our principal lending activity is the origination of loans secured by real estate primarily located in our market area. We originate real estate loans, secured by one- to four-family residential homes and multi-family and commercial real estate, and construction loans. At December 31, 2010, real estate loans totaled $410.4 million, or 85.3% of total loans, compared to $410.9 million, or 85.4% of total loans, at December 31, 2009. Real estate loans remained stable reflecting growth in our multi-family and commercial real estate portfolio offset by our selling of one-to four-family fixed-rate mortgages in the secondary market.

The largest segment of our real estate loan portfolio is one- to four-family residential loans. At December 31, 2010, these loans totaled $219.3 million and represented 53.4% of real estate loans and 45.6% of total loans, compared to $229.7 million, which represented 55.9% of real estate loans and 47.7% of total loans, at December 31, 2009. One- to four-family residential loans decreased $10.4 million, or 4.5% from December 31, 2009 to December 31, 2010. The decrease in the 2010 period reflects the effects of selling one- to four-family fixed-rate mortgages in the secondary market.

Multi-family and commercial real estate loans are the second largest segment of our real estate loan portfolio. These loans were $160.2 million, which represented 39.0% of real estate loans and 33.3% of total loans, at December 31, 2010 compared to $134.9 million, which represented 32.8% of real estate loans and 28.0% of total loans, at December 31, 2009. Multi-family and commercial real estate loans increased due to the efforts of our business development officers to grow market share and attract new business.

We also originate construction loans secured by residential and commercial real estate. These loans were $30.9 million and represented 7.5% of real estate loans and 6.4% of total loans at December 31, 2010 compared to $46.3 million, which represented 11.3% of real estate loans and 9.6% of total loans, at December 31, 2009. Construction loans decreased primarily due to decreased loan demand by contractors for construction loans, combined with a portion of these loans converting to permanent loans at the end of the construction period.

We originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable and letters of credit. Commercial business loans totaled $34.7 million, or 7.2% of total loans, at December 31, 2010, compared to $31.3 million, or 6.5% of total loans, at December 31, 2009.

We also originate a variety of consumer loans, including second mortgage loans, home equity lines of credit and loans secured by savings accounts and automobiles. Consumer loans totaled $36.2 million, or 7.5% of total loans, at December 31, 2010, compared to $38.9 million, or 8.1% of total loans, at December 31, 2009.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,
	2010		2009		2008
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One-to four-family	$219,286	45.56%	$229,693	47.74%	$216,201	49.51%
Construction	30,921	6.42	46,298	9.62	50,596	11.59
Multi-family and commercial real estate	160,235	33.29	134,931	28.05	106,028	24.28

Total real estate loans	410,442	85.27	410,922	85.41	372,825	85.38

Commercial business loans	34,742	7.22	31,325	6.51	22,567	5.17
Consumer loans:
Home equity	34,807	7.23	37,276	7.75	39,655	9.08
Savings accounts	956	0.20	1,113	0.23	1,093	0.25
Personal	236	0.05	256	0.05	262	0.06
Automobile	168	0.03	230	0.05	271	0.06

Total consumer loans	36,167	7.51	38,875	8.08	41,281	9.45

Total loans	481,351	100.00%	481,122	100.00%	436,673	100.00%

Less:
Allowance for loan losses	6,393		3,996		2,869
Undisbursed construction loans	1,034		3,336		1,299
Deferred loan origination fees	403		486		529

Loans receivable, net	$473,521		$473,304		$431,976

	At December 31,
	2007		2006
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate loans:
One-to four-family	$193,787	53.24%	$179,374	57.27%
Construction	41,041	11.27	30,124	9.62
Multi-family and commercial real estate	70,051	19.25	45,879	14.65

Total real estate loans	304,879	83.76	255,377	81.54

Commercial business loans	16,690	4.59	13,508	4.31
Consumer loans:
Home equity	40,517	11.13	43,220	13.80
Savings accounts	1,272	0.35	634	0.20
Personal	302	0.08	275	0.09
Automobile	327	0.09	186	0.06

Total consumer loans	42,418	11.65	44,315	14.15

Total loans	363,987	100.00%	313,200	100.00%

Less:
Allowance for loan losses	2,163		2,071
Undisbursed construction loans	1,532		2,343
Deferred loan origination fees	461		410

Loans receivable, net	$359,831		$308,376

The following table sets forth certain information at December 31, 2010 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	At December 31, 2010
(In thousands)	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
One year or less	$53,611	$22,702	$22,916	$99,229
More than one year to five years	113,592	6,320	3,631	123,543
More than five years	243,239	5,720	9,620	258,579

Total	$410,442	$34,742	$36,167	$481,351

The following table sets forth the dollar amount of all loans at December 31, 2010 that are due after December 31, 2011, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, nonperforming loans and deferred loan fees, net.

	At December 31, 2010 and Due After December 31, 2011
(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total
Real estate loans:
One- to four-family	$204,820	$7,826	$212,646
Construction	2,779	—	2,779
Multi-family and commercial	9,995	131,412	141,407
Commercial business loans	7,818	4,221	12,039
Consumer loans	13,145	106	13,251

Total	$238,557	$143,565	$382,122

The following table shows loan origination activity during the periods indicated.

	Year Ended December 31,
(In thousands)	2010	2009	2008
Total loans at beginning of period	$481,122	$436,673	$363,987
Loans originated:
Real estate loans:
One- to four-family	67,131	48,387	41,472
Construction	11,483	24,518	34,459
Multi-family and commercial	29,362	24,547	40,566
Commercial business loans	20,066	21,598	15,597
Consumer loans	13,377	13,726	13,235

Total loans originated	141,419	132,776	145,329
Deduct:
Real estate loan principal repayments	(71,559)	(59,355)	(48,551)
Loan sales	(36,897)	—	—
Other repayments	(32,734)	(28,972)	(24,092)

Net loan activity	229	44,449	72,686

Total loans at end of period	$481,351	$481,122	$436,673

We did not purchase any loans during the periods presented in the table above.

Securities. Our securities portfolio consists primarily of mortgage-backed securities and collateralized mortgage obligations with maturities of 30 years or less, money market preferred obligations, as well as U.S. Government and agency obligations. Securities increased by $7.7 million in the year ended December 31, 2010 due to the purchase of additional mortgage-backed securities during this period offset by the sale of a corporate bond, the maturity of a U.S. Government obligation and principal repayments on mortgage-backed securities. Securities decreased by $24.8 million in the year ended December 31, 2009 primarily due to the sale of our entire municipal bond portfolio, combined with the sale of a portion of our mortgage-backed security portfolio.

All of our mortgage-backed securities and substantially all of our collateralized mortgage obligations were issued either by Ginnie Mae, Fannie Mae or Freddie Mac. At December 31, 2010, our securities portfolio also included a private label collateralized mortgage obligation with a par value of $436,000.

The following table sets forth the amortized costs and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2010		2009		2008
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale securities:
U.S. Government and agency obligations	$1,022	$1,087	$1,529	$1,583	$1,537	$1,604
Mortgage-backed securities	19,093	19,960	23,561	24,500	42,297	43,030
Collateralized mortgage obligations	2,706	2,676	3,091	3,000	3,339	3,183
Municipal obligations	—	—	—	—	8,888	8,993
Money market preferred obligations	8,200	7,960	8,200	7,880	9,273	6,744
Corporate obligations	—	—	1,000	660	1,000	290
Held-to-maturity securities:
US Government and agency obligations	—	—	—	—	—	—
Mortgage-backed securities	15,334	15,104	1,451	1,475	—	—
Interest-bearing balances	—	—	—	—	—	—

Total	$46,355	$46,787	$38,832	$39,098	$66,334	$63,844

At December 31, 2010, we did not own any securities, other than U.S. Government and agency securities, that had an aggregate book value in excess of 10% of our total stockholders’ equity at that date.

The following table sets forth the final maturities and weighted average yields of securities at December 31, 2010. Mortgage-backed securities and collateralized mortgage obligations are secured by mortgages and as a result produce monthly principal repayments which are not reflected in the table below. Certain mortgage-backed securities, collateralized mortgage obligations and money market preferred obligations have adjustable interest rates and reprice within the various maturity ranges. These repricing schedules are not reflected in the table below. At December 31, 2010, mortgage-backed securities and collateralized mortgage obligations with adjustable rates totaled $8.5 million. The auction markets for the money market preferred obligations listed are not currently active. As a result, the money market preferred obligations are listed below based on their repricing schedule, rather than their expected maturities.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Available-for-sale securities:
U.S. Government and agency obligations	$—	—%	$1,087	4.38%	$—	—%
Mortgage-backed securities	—	—	—	—	—	—
Collateralized mortgage obligations	—	—	—	—	—	—
Money market preferred obligations	7,960	4.45	—	—	—	—

Total available-for-sale securities	7,960	4.45	1,087	4.38	—	—

Held-to-maturity securities:
Mortgage-backed securities	—	—	—	—	—	—
Total held-to-maturity securities	—	—	—	—	—	—

Total	$7,960	4.45	$1,087	4.38	$—	—

	More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Available-for-sale securities:
U.S. Government and agency obligations	$—	—%	$1,087	4.38%
Mortgage-backed securities	19,960	4.44	19,960	4.44
Collateralized mortgage obligations	2,676	3.89	2,676	3.89
Money market preferred obligations	—	—	7,960	4.45

Total available-for-sale securities	$22,636	4.37	$31,683	4.39

Held-to-maturity securities:
Mortgage-backed securities	15,104	3.75	15,104	3.75

Total held-to-maturity securities	15,104	3.75	15,104	3.75

Total	$37,740	4.12	$46,787	4.19

Bank Owned Life Insurance. We have purchased life insurance policies on certain key executives to help offset the costs of certain benefits provided to Naugatuck Valley Savings and Loan’s employees. Bank owned life insurance totaled $9.2 million at December 31, 2010. Bank owned life insurance is recorded as an asset at the lower of its cash surrender value or the amount that can be realized. Income earned on bank owned life insurance policies is exempt from income taxes. This program is monitored on an annual basis to ensure that Naugatuck Valley Savings and Loan remains within the established guidelines outlined in the bank regulatory policies. The risks that are reviewed on an ongoing basis are: liquidity risk, transaction/operational risk, tax and insurable interest implications, reputation risk, credit and interest rate risk, price risk and compliance/legal risk.

Deposits. Our primary source of funds is retail deposit accounts held principally by individuals and businesses within our market area. The deposit base is comprised of certificate accounts, regular savings accounts, checking and NOW accounts, money market savings accounts and health savings accounts. At December 31, 2010 and December 31, 2009, we had no brokered deposits. Total deposits increased $24.9 million or 6.5% in the year ended December 31, 2010. During that time period, certificate accounts increased by 3.2%, regular savings accounts increased by 20.9%, checking and NOW accounts increased by 4.5% and money market accounts increased by 4.2%.

The following table sets forth the balances of our deposit products at the date indicated.

	At December 31,
(In thousands)	2010	2009	2008
Certificate accounts	$239,406	$231,905	$235,764
Regular savings accounts	79,682	65,916	48,427
Checking and NOW accounts	59,914	57,319	52,537
Money market savings accounts	26,873	25,791	26,298

Total	$405,875	$380,931	$363,026

The following table indicates the amount of jumbo certificate accounts by time remaining until maturity at December 31, 2010. Jumbo certificate accounts require minimum deposits of $100,000.

Maturity Period	Certificate Accounts
(In thousands)
Three months or less	$11,038
Over three through six months	15,514
Over six through twelve months	36,052
Over twelve months	30,149

Total	$92,753

The following table sets forth the time deposits classified by rates at the dates indicated.

	At December 31,
(In thousands)	2010	2009	2008
0.00 – 0.99%	$55,958	$40,634	$302
1.00 – 1.99%	58,786	52,467	23,824
2.00 – 2.99%	15,366	13,623	42,991
3.00 – 3.99%	31,522	43,968	85,314
4.00 – 4.99%	76,524	78,787	78,579
5.00 – 5.99%	1,250	2,426	4,754

Total	$239,406	$231,905	$235,764

The following table sets forth the amount and maturities of time deposits classified by rates at December 31, 2010.

	Amount Due				Total	Percent of Total Time Deposit Accounts
(Dollars in thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years
0.00 – 0.99%	$48,411	$6,420	$304	$823	$55,958	23.37%
1.00 – 1.99%	49,551	8,245	716	274	58,786	24.56
2.00 – 2.99%	344	2,837	3,851	8,334	15,366	6.42
3.00 – 3.99%	10,176	12,225	1,648	7,473	31,522	13.17
4.00 – 4.99%	55,941	12,099	8,484	—	76,524	31.96
5.00 – 5.99%	44	1,106	100	—	1,250	0.52

Total	$164,467	$42,932	$15,103	$16,904	$239,406	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended December 31,
(In thousands)	2010	2009	2008
Beginning balance	$380,931	$363,026	$321,398

Increase before interest credited	17,651	9,435	32,365
Interest credited	7,293	8,470	9,263

Net increase in deposits	24,944	17,905	41,628

Ending balance	$405,875	$380,931	$363,026

Borrowings. We borrow funds from the Federal Home Loan Bank of Boston during periods of low liquidity to match fund increases in our fixed-rate mortgage portfolio and to provide long-term fixed-rate funding with the goal of decreasing our exposure to an increase in interest rates. In addition, we occasionally borrow short-term from correspondent banks to cover temporary cash needs. At December 31, 2010, we had the ability to borrow a total of $3.5 million from a correspondent bank, none of which was borrowed at such date. We also use securities sold under agreements to repurchase as a source of borrowings.

The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated.

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Maximum amount of advances outstanding at any month end during the period	$112,339	$117,211	$119,628
Average advances outstanding during the period	105,863	104,268	107,182
Weighted average interest rate during the period	2.71%	3.77%	4.31%
Balance outstanding at end of period	$95,905	$112,553	$118,421
Weighted average interest rate at end of period	2.59%	2.91%	3.80%

Stockholders’ Equity. Total stockholders’ equity increased by $2.0 million, or 3.9%, to $52.3 million at December 31, 2010 from $50.3 million at December 31, 2009. Total equity increased by $4.7 million, or 10.3%, to $50.3 million at December 31, 2009 from $45.6 million at December 31, 2008. The increase in stockholders’ equity for the year ended December 31, 2010 was primarily due to net income of $1.5 million for the year, and $558,000 in capital adjustments related to our 2005 Equity Incentive Plan, partially offset by dividends of $317,000 paid to stockholders, a net decrease to the unrealized loss on available-for-sale securities of $304,000 and stock repurchases of $44,000. Our average equity to average assets ratio was 9.13% at December 31, 2010, compared to 8.97% at December 31, 2009. Repurchased shares in 2010 relate to tax withholding obligations for restricted stock vestings. Repurchased shares are held as treasury stock and will be cancelled upon completion of the conversion.

Comparison of Operating Results for the Years Ended December 31, 2010, 2009 and 2008

Overview.

(Dollars in thousands)	2010	2009	2008
Net income (loss)	$1,451	$1,993	$(312)
Return (loss) on average assets	0.25%	0.37%	(0.06)%
Return (loss) on average equity	2.79%	4.10%	(0.64)%

Net income for the year ended December 31, 2010 decreased $542,000 from net income in 2009. The decrease was primarily due to an increase of $2.2 million in the provision for loan losses and an increase in noninterest expense of $1.4 million, which were partially offset by a $2.5 million increase in net interest income and an increase of $546,000 in noninterest income. Noninterest expense in 2010 included $782,000 of expenses related to the terminated acquisition.

Net income for the year ended December 31, 2009 increased $2.3 million from net income in 2008. The increase was primarily due to the OTTI charge of $3.4 million ($2.2 million after tax) on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral recorded in 2008. We experienced an increase of $469,000 in the provision for loan losses and an increase in noninterest expense of $1.1 million, which were offset by a $1.5 million increase in net interest income. Excluding the OTTI charge, we experienced an increase in noninterest income of $400,000.

Net Interest Income.

Net interest income for the year ended December 31, 2010, totaled $18.3 million compared to $15.8 million for the year ended December 31, 2009, an increase of $2.5 million, or 15.9%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased by $2.3 million, or 18.0% during this period, primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 56 basis points in 2010. We experienced an increase in the average balances of deposits of 5.3% for the twelve month period, while the average balances of borrowings increased by 3.9% over the same period. Increases in average balances of deposits were experienced in all categories of deposits.

We also experienced an increase in the average balance of interest earning assets of 3.9%, partially offset by a decrease in the average rate earned on these assets of 16 basis points. The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio over the same period. The average balances in the loan portfolio increased by 6.9% in 2010. The largest increases were in the commercial mortgage portfolio followed by a smaller increase in commercial business loans, partially offset by decreases in the average balances of construction, residential mortgages and consumer loans. The decrease in residential mortgages is due primarily to the sale of new, fixed-rate production through the Bank’s secondary mortgage operation that was significantly expanded in 2010.

Net interest income for the year ended December 31, 2009, totaled $15.8 million compared to $14.3 million for the year ended December 31, 2008, an increase of $1.5 million, or 10.2%. The increase in net interest income was primarily due to a decrease in interest expense. Interest expense decreased by $1.4 million, or 9.8% during this period, primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 51 basis points in 2009. We experienced an increase in the average balances of deposits of 9.2% for the twelve month period, while the average balances of borrowings increased by 5.3% over the same period. Increases in average balances of deposits were experienced in all categories, except checking and NOW accounts and money market accounts where there was a small decrease.

We also experienced an increase in the average balance of interest earning assets of 7.5%, partially offset by a decrease in the average rate earned on these assets of 40 basis points. The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio over the same periods. The average balances in the loan portfolio increased by 13.0% in 2009. The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. During 2010, 2009 and 2008, we held tax-exempt municipal securities with average balances of $0, $950,000 and $9.9 million, respectively. During 2010, 2009 and 2008, we also held preferred money market securities with an average balance of $8.2 million, $9.2 million and $11.9 million, respectively, which recognize a dividends received deduction. The yields below do not reflect the tax benefits of these securities.

	At December 31, 2010	Year Ended December 31,
		2010
(Dollars in thousands)	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans	5.47%	$479,093	$26,820	5.60%
Fed Funds sold	0.04	3,251	3	0.09
Investment securities	4.19	41,023	1,715	4.18
Federal Home Loan Bank stock	—	6,252	—	—

Total interest-earning assets	5.33	529,619	28,538	5.39
Noninterest-earning assets		40,539

Total assets		$570,148

Interest-bearing liabilities:
Certificate accounts	2.68	$238,451	$6,617	2.77
Regular savings accounts and escrow	0.49	75,595	413	0.55
Checking and NOW accounts	0.06	57,282	45	0.08
Money market savings accounts	0.64	26,596	222	0.83

Total interest-bearing deposits	1.73	397,924	7,297	1.83
FHLB advances	2.59	105,863	2,871	2.71
Other borrowings	0.70	12,182	111	0.91

Total interest-bearing liabilities	1.88	515,969	10,279	1.99
Noninterest-bearing liabilities		2,137

Total liabilities		518,106

Stockholders’ equity		52,052

Total liabilities and stockholders’ equity		$570,158

Net interest income			$18,259

Interest rate spread	3.45%			3.40%

Net interest margin				3.45%

Average interest-earning assets to average interest-bearing liabilities				102.65%

	Years Ended December 31,
	2009			2008
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans	$448,131	$25,954	5.79%	$396,524	$24,556	6.19%
Fed Funds sold	5,444	5	0.09	2,391	57	2.38
Investment securities	50,025	2,332	4.66	69,498	3,391	4.88
Federal Home Loan Bank stock	6,252	—	—	5,735	199	3.47

Total interest-earning assets	509,852	28,291	5.55	474,148	28,203	5.95

Noninterest-earning assets	32,484			30,910

Total assets	$542,336			$505,058

Interest-bearing liabilities:
Certificate accounts	$237,850	$7,741	3.25	$216,595	$8,297	3.83
Regular savings accounts and escrow	60,825	390	0.64	48,130	288	0.60
Checking and NOW accounts	53,258	45	0.08	53,732	159	0.30
Money market savings accounts	25,790	301	1.17	27,607	527	1.91

Total interest-bearing deposits	377,723	8,477	2.24	346,064	9,271	2.68
FHLB advances	104,268	3,931	3.77	107,182	4,615	4.31
Other borrowings	9,316	129	1.38	654	18	2.75

Total interest-bearing liabilities	491,307	12,537	2.55	453,900	13,904	3.06
Noninterest-bearing liabilities	2,391			2,138

Total liabilities	493,698			456,038

Stockholders’ equity	48,638			49,020

Total liabilities and stockholders’ equity	$542,336			$505,058

Net interest income		$15,754			$14,299

Interest rate spread			3.00%			2.89%

Net interest margin			3.09%			3.02%

Average interest-earning assets to average interest-bearing liabilities			103.77%			104.46%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Years Ended December 31,
	2010 Compared to 2009			2009 Compared to 2008
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans	$1,677	$(811)	$866	$2,784	$(1,386)	$1,398
Fed Funds sold	(2)	—	(2)	(211)	159	(52)
Investment securities	(392)	(225)	(617)	(914)	(145)	(1,059)
Federal Home Loan Bank stock	—	—	—	20	(219)	(199)

Total interest income	1,283	(1,036)	247	1,679	(1,591)	88
Interest expense:
Certificate accounts	20	(1,144)	(1,124)	1,044	(1,600)	(556)
Regular savings accounts	59	(36)	23	80	22	102
Checking and NOW accounts	—	—	—	(1)	(113)	(114)
Money market savings accounts	10	(89)	(79)	(33)	(193)	(226)

Total deposit expense	89	(1,269)	(1,180)	1,090	(1,884)	(794)
FHLB advances	61	(1,121)	(1,060)	(123)	(561)	(684)
Other borrowings	161	(179)	(18)	115	(4)	111

Total interest expense	311	(2,569)	(2,258)	1,082	(2,449)	(1,367)

Net interest income	$972	$1,533	$2,505	$597	$858	$1,455

Provision for Loan Losses. During the year ended December 31, 2010, a $3.4 million provision was made to the allowance for loan losses. The provision was related to net loan charge offs totaling $963,000, increased non-performing loans and classified assets, the change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, as well as adverse economic conditions. From December 31, 2009 to December 31, 2010, non-performing loans increased from $6.0 million to $17.9 million and classified assets increased from $60.5 million to $62.1 million. At December 31, 2010, multi-family and commercial real estate loans were 33.3% of total loans, compared to 28.1% of total loans at December 31, 2009, and commercial business loans were 7.2% of total loans, compared to 6.5% of total loans at December 31, 2009. One- to four-family loans decreased from 47.7% of total loans at December 31, 2009 to 45.6% of total loans at December 31, 2010. Adverse economic conditions continued to prevail in our market area as the annual unemployment rate rose in 2010 in both New Haven County and Fairfield County, our primary market area, according to published statistics.

During the years ended December 31, 2009 and 2008, provisions of $1.1 million and $675,000, respectively, were made to the allowance for loan losses. The provision was primarily due to the increased size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions. At December 31, 2009, total loans were $481.1 million, compared to $436.7 million at December 31, 2008. At December 31, 2009, multi-family and commercial real estate loans were 28.1% of total loans, compared to 24.3% of total loans at December 31, 2008, and commercial business loans were 6.5% of total loans, compared to 5.2% of total loans at December 31, 2008. One- to four-family loans decreased from 49.5% of total loans at December 31, 2008 to 47.7% of total loans at December 31, 2009. Adverse economic conditions continued to prevail in our market area as the annual unemployment rate rose in 2009 in both New Haven County and Fairfield County according to published statistics.

Noninterest Income. The following table shows the components of noninterest income for 2010, 2009 and 2008.

(In thousands)	2010	2009	2008
Fees for services related to deposit accounts	$970	$1,060	$1,053
Mortgage banking fees	945	20	23
Fees for other services	730	554	506
Income from bank owned life insurance	327	341	315
Income from investment advisory services, net	182	271	299
Gain (loss) on investments	11	388	(3,398)
Other income	123	108	154

Total	$3,288	$2,742	$(1,048)

For the year ended December 31, 2010, noninterest income increased to $3.3 million, compared to $2.7 million for 2009. The largest increase in noninterest income was primarily due to income generated from recording a mortgage servicing rights asset, which equaled $364,000 at December 31, 2010, combined with increased fees generated by increased activity in the secondary mortgage market. These increases were partially offset by a lower level of gains realized on the sale of investments, combined with decreases in income from investment advisory services, fees for services related to deposit accounts and income from bank owned life insurance.

For the year ended December 31, 2009, noninterest income increased to $2.7 million, compared to $(1.0) million for 2008. The largest increase in noninterest income was the gain on sale of investments. The 2008 period included the OTTI charge of $3.4 million on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral.

Noninterest Expense. The following table shows the components of noninterest expense for 2010, 2009 and 2008.

(In thousands)	2010	2009	2008
Compensation, taxes and benefits	$8,379	$7,692	$7,521
Office occupancy	2,348	2,151	2,173
Computer processing	926	916	861
Costs related to terminated merger	782	241	—
Professional fees	461	433	518
FDIC insurance premiums	681	946	132
Directors compensation	565	560	493
Public company expenses	87	78	80
Advertising	344	330	534
Office supplies	211	207	195
Loss on foreclosed real estate, net	107	36	1
Other expenses (1)	1,016	951	946

Total	$15,907	$14,541	$13,454

(1)	Other expenses for all periods include, among other items, insurance, postage and expenses related to checking accounts.

Noninterest expense was $15.9 million for the year ended December 31, 2010, compared to $14.5 million for 2009. The increase was the result of increases in all categories of noninterest expense except FDIC insurance premiums. In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital. This special assessment was paid on September 30, 2009. Additionally, approximately $782,000 of expenses associated with the terminated acquisition of Southern Connecticut Bancorp are included in noninterest expense for 2010 compared to $241,000 for 2009.

Noninterest expense was $14.5 million for the year ended December 31, 2009, compared to $13.5 million for 2008. The increase was primarily the result of increases in FDIC insurance premiums. In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital. This special assessment was paid on September 30, 2009. Additionally, the increases in noninterest expense were due to increased professional fees, primarily as a result of fees related to the acquisition of Southern Connecticut Bancorp, Inc, and increases in compensation costs, primarily as a result of filling two vacant positions. These increases were partially offset by a decrease in advertising expense and office occupancy expenses.

Income Taxes. The effective tax rate for 2010 was 36.4%, compared with 29.1% for 2009. During 2010, the ability to carry forward the unused portion of the deduction relating to our contribution made to our charitable foundation in 2004 expired. See note 12 to the Naugatuck Valley Financial financial statements in this prospectus.

The effective tax rate for 2009 was 29.1%, compared with 23.5% for 2008, excluding the tax benefit recorded for the OTTI charge in the 2008 period. See note 12 to the Naugatuck Valley Financial financial statements in this prospectus. During the year ended December 31, 2008, we recorded a tax benefit of $566,000 resulting primarily from the OTTI charge on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers due to unforeseen circumstances. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. To address increased problem assets, we have placed our attention and resources on loan workouts. One of our loan officers who has significant loan workout experience has been given primary responsibility for problem commercial loan workouts. We have tightened underwriting standards, including applying more stringent loan to value ratio requirements, and are contacting delinquent borrowers earlier in order to improve our chances of a successful outcome of work-out efforts. In addition, we annually engage an outside loan review firm to perform a thorough review of our loan portfolio. This review involves analyzing all large borrowing relationships, delinquency trends, and loan collateral valuation in order to identify impaired loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls are made. We send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 91 days. At this point, we may consider loan workout arrangements with certain borrowers under certain circumstances. If our workout efforts are unsuccessful, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure or taken by the bank as other real estate owned.

Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days. Management also provides detailed reporting of loans greater than 90 days delinquent, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. When a loan becomes more than 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

We consider repossessed assets and loans that are more than 90 days past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer loans to be homogeneous and only evaluate them for impairment separately when they are delinquent or classified. Other loans are evaluated for impairment on an individual basis. At December 31, 2010 and December 31, 2009, 25 and nine loans, respectively, were considered impaired.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

	At December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Nonaccrual loans:
One- to four-family	$2,365	$1,352	$1,100	$422	$423
Construction	1,931	1,250	370	—	1,036
Multi-family and commercial real estate	5,136	2,114	1,001	356	352
Commercial business	1,276	452	142	144	142
Consumer	419	358	65	48	57

Total	11,127	5,526	2,678	970	2,010
Troubled debt restructurings (nonaccrual)	6,761	474	—	—	—

Total nonperforming loans	17,888	6,000	2,678	970	2,010
Foreclosed real estate and other repossessed assets	421	140	—	—	—

Total nonperforming assets	$18,309	$6,140	$2,678	$970	$2,010

Total nonperforming loans to total loans	3.73%	1.26%	0.62%	0.27%	0.65%
Total nonperforming loans to total assets	3.15%	1.08%	0.50%	0.21%	0.49%
Total nonperforming assets to total assets	3.22%	1.10%	0.50%	0.21%	0.49%

Other than disclosed in the above table and in the classified assets table below, management believes that there are no other loans at December 31, 2010 and December 31, 2009 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms. Interest income that would have been recorded for the years ended December 31, 2010 and 2009 had nonaccruing loans been current according to their original terms amounted to $513,000 and $328,000, respectively. Income related to nonaccrual loans included in interest income for the years ended December 31, 2010 and 2009 amounted to $558,000 and $238,000, respectively.

Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower’s financial difficulties. These concessions may include, but are not limited to, modifications of the terms of the debt, the transfer of assets or the issuance of an equity interest by the borrower to satisfy all or part of the debt, or the substitution or addition of borrower(s). Generally, we will not return a troubled debt restructuring to accrual status until the borrower has demonstrated the ability to make principal and interest payments under the restructured terms for at least six consecutive months.

From December 31, 2008 to December 31, 2010, we modified 28 residential mortgage loans, with aggregate outstanding balances of $5.3 million, either by a reduction of the interest rates, an extension of the terms, and/or interest only payments. As of December 31, 2010, we had 28 modified residential mortgage loans, nine of which, aggregating $1.2 million, were 30 days or more past due and the remaining were current.

From December 31, 2008 to December 31, 2010, we modified 29 commercial loans and commercial real estate loans, with aggregate outstanding balances of $24.0 million, either by an extension of the term, reduction of the interest rate, temporary interest only period, and/or changes of the payment schedule to principal and interest. As of December 31, 2010, we had 29 modified commercial loans, two of which, aggregating $806,000, were in foreclosure and the remaining were current.

Nonperforming assets totaled $18.3 million, or 3.22% of total assets, at December 31, 2010, which was an increase of approximately $12.2 million, or 198.2%, from December 31, 2009. Nonaccrual loans accounted for 97.7% of the total nonperforming assets at December 31, 2010. The increase was primarily the result of the placing of seven commercial mortgage relationships totaling $5.3 million, six commercial construction loan relationships totaling $4.3 million, 11 commercial business loans totaling $1.0 million, 13 residential mortgage loans totaling $3.0 million and five consumer loans totaling $507,000 on non-accrual status. Management is working closely with the borrowers to return these loans to accrual status.

Nonperforming assets totaled $6.1 million, or 1.10% of total assets, at December 31, 2009, which was an increase of approximately $3.5 million, or 129.3%, from December 31, 2008. Nonaccrual loans accounted for 97.7% of the total nonperforming assets at December 31, 2009. This increase was primarily due to increases in nonaccrual loans in the commercial real estate and residential mortgage loan portfolios, along with smaller increases in nonaccrual loans in the consumer and commercial business loan portfolios.

Federal regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. If we classify an asset as loss, we must charge off such amount.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

(In thousands)	At December 31,
	2010	2009	2008
Special mention assets	$28,593	$43,539	$30,268
Substandard assets	33,377	16,890	10,274
Doubtful assets	111	37	4
Loss assets	—	—	—

Total classified assets	$62,081	$60,466	$40,546

Special mention assets at December 31, 2010 and December 31, 2009, each included loans in the amount of $503,000 and $70,000, respectively, which were nonaccrual. Special mention assets at December 31, 2008 did not include any nonaccrual loans. Substandard assets at December 31, 2010, December 31, 2009 and December 31, 2008 included nonaccrual loans of $14.8 million, $5.8 million and $2.7 million, respectively. Doubtful assets at December 31, 2010, December 31, 2009 and December 31, 2008 included nonaccrual loans of $111,000, $9,000 and zero, respectively. The increase in loans classified as special mention in the 2010 and 2009 periods was due in part to the timeliness of the borrower’s financial information and general economic conditions.

Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At December 31,
	2010		2009		2008
(In thousands)	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due	31-60 Days Past Due	61-90 Days Past Due
One- to four-family	$1,745	$18	$2,634	$328	$1,000	$724
Construction	2,707	—	279	531	—	—
Multi-family and commercial real estate	1,686	258	968	2,182	84	—
Commercial business	60	115	373	25	568	7
Consumer loans	470	100	364	162	2	4

Total	$6,668	$491	$4,618	$3,228	$1,654	$735

The increase in delinquencies is attributable primarily to the effects of weakened economic conditions on our borrowers.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for the probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are needed a provision for loan losses is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors on a quarterly basis.

On a quarterly basis, or more often if warranted, management analyzes the loan portfolio. For individually evaluated loans that are considered impaired, an allowance will be established based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or for loans that are considered collateral dependant, the fair value of the collateral. (A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual term of the loan agreement.)

All other loans, including loans that are individually evaluated but not considered impaired, are segregated into groups based on similar risk factors. Each of these groups is then evaluated based on several factors to estimate credit losses. Management will determine for each category of loans with similar risk characteristics the historical loss rate. Historical loss rates provide a reasonable starting point for the Bank’s analysis but analysis and trends in losses do not form a sufficient basis to determine the appropriate level of the loan loss allowance. Management also considers qualitative and environmental factors likely to cause losses. These factors include but are not limited to: changes in the amount and severity of past due, non-accrual and adversely classified loans; changes in local, regional, and national economic conditions that will affect the collectability of the portfolio; changes in the nature and volume of loans in the portfolio; changes in concentrations of credit, lending area, industry concentrations, or types of borrowers; changes in lending policies, procedures, competition, management, portfolio mix, competition, pricing, loan to value trends, extension and modification requests; and loan quality trends. This analysis establishes factors that are applied to each of the segregated groups of loans to determine an acceptable level of loan loss allowance.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The examination may require us to make additional provision for loan losses based on judgments different from ours. In addition, we engage an independent consultant to review our commercial loan portfolio and make recommendations based on their review as to the specific credits in the portfolio.

At December 31, 2010, our allowance for loan losses represented 1.33% of total gross loans and 35.74% of nonperforming loans compared to 0.84% of total gross loans and 66.6% of nonperforming loans at December 31, 2009. The allowance for loan losses increased $2.4 million from $4.0 million at December 31, 2009 to $6.4 million at December 31, 2010. The increase in the allowance was largely the result of a $3.4 million provision for loan losses made in 2010. This provision was based on the increase in nonperforming and classified loans, the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans. Total nonperforming assets increased from $6.1 million at December 31, 2009, to $18.3 million at December 31, 2010. The increase was primarily in the commercial real estate, one-to-four family and commercial business loan portfolios and in troubled debt restructurings.

At December 31, 2009, our allowance for loan losses represented 0.84% of total gross loans and 66.6% of nonperforming loans compared to 0.66% of total gross loans and 107.13% of nonperforming loans at December 31, 2008. The allowance for loan losses increased $1.1 million from $2.9 million at December 31, 2008 to $4.0 million at December 31, 2009. The increase in the allowance was largely the result of a $1.1 million provision for loan losses made during 2009. This provision was based on the increasing size of the loan portfolio and a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans. In addition, as discussed above, nonperforming loans and classified loans increased during the 2009 year. Total nonperforming assets increased from $2.7 million at December 31, 2008, to $6.0 million at December 31, 2009. The increase was primarily in the commercial real estate and residential loan portfolios.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Allowance at beginning of period	$3,996	$2,869	$2,163	$2,071	$1,878
Provision for loan losses	3,360	1,144	675	151	192
Less: Charge offs:
Real estate loans	27	—	—	46	—
Commercial business loans	924	12	—	5	—
Consumer loans	27	6	7	10	2

Total charge-offs	978	18	7	61	2

Plus: Recoveries:
Real estate loans	—	—	38	1	3
Commercial business loans	15	—	—	—	—
Consumer loans	—	1	—	1	—

Total recoveries	15	1	38	2	3

Net charge-offs (recoveries)	963	17	(31)	59	(1)

Allowance at end of period	$6,393	$3,996	$2,869	$2,163	$2,071

Allowance to nonperforming loans	35.74%	66.60%	107.13%	222.99%	103.03%
Allowance to total loans outstanding at the end of the period	1.33%	0.84%	0.66%	0.60%	0.67%
Net charge-offs (recoveries) to average loans outstanding during the period	0.20%	—%	(0.01)%	0.02%	—%

Net charge-offs increased in 2010 due to the charge-off of nine commercial loans ($739,000), one construction loan ($170,000), three residential mortgage loans ($27,000) and four consumer loans ($27,000).

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2010			2009
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,585	24.79%	45.56%	$1,044	26.13%	47.74%
Construction	600	9.39	6.42	632	15.81	9.62
Multi-family and commercial real estate	2,714	42.45	33.29	1,489	37.26	28.05
Commercial business	884	13.83	7.22	481	12.04	6.51
Consumer loans	610	9.54	7.51	350	8.76	8.08

Total allowance for loan losses	$6,393	100.00%	100.00%	$3,996	100.00%	100.00%

	At December 31,
	2008			2007
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$762	26.56%	49.51%	$661	30.56%	53.24%
Construction	621	21.65	11.59	473	21.87	11.27
Multi-family and commercial real estate	903	31.47	24.28	495	22.88	19.25
Commercial business	251	8.75	5.17	185	8.55	4.59
Consumer loans	332	11.57	9.45	349	16.14	11.65

Total allowance for loan losses	$2,869	100.00%	100.00%	$2,163	100.00%	100.00%

	2006
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$718	34.67%	57.27%
Construction	464	22.40	9.62
Multi-family and commercial real estate	347	16.76	14.65
Commercial business	209	10.09	4.31
Consumer loans	333	16.08	14.15

Total allowance for loan losses	$2,071	100.00%	100.00%

Interest Rate Risk Analysis

Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between assets and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread, by originating adjustable-rate mortgage loans for retention in our loan portfolio, variable-rate home equity lines and variable-rate commercial loans and by purchasing variable-rate investments and investments with expected maturities of less than 10 years. Generally, loans are sold without recourse and with servicing retained. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

Our Asset/Liability Committee communicates, coordinates and controls all aspects of asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

We also use a third party consultant to perform interest rate sensitivity and net interest income simulation analysis. The net interest income simulation measures the volatility of net interest income as a consequence of different interest rate conditions at a particular point in time. Using a range of assumptions, the simulations provide an estimate of the impact of changes in interest rates on net interest income. The various assumptions used in the model are reviewed on a quarterly basis by the asset/liability committee. Changes to these assumptions can significantly affect the results of the simulation.

The following table, which is based on information that we provided to our third party as of December 31, 2010, presents an approximation of our exposure as a percentage of estimated net interest income for the next 12-month period using interest income simulation. The simulation uses projected repricing of assets and liabilities on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment speeds can have a significant impact on the interest income simulation. When interest rates rise, prepayment speeds tend to slow down. When interest rates fall, prepayment speeds tend to increase. We believe that our assumptions included in the simulation are reasonable; however, there can be no guarantee that these prepayment rates will approximate actual future repayment activity. Our third party consultant also performs dynamic modeling. This type of modeling employs a further set of assumptions attempting to simulate scenarios that are more likely than an immediate and sustained shock of 100 to 300 basis points and include the business planning strategies. The change in rates are assumed to occur immediately.

Basic Point (“bp) Changes in Rates	At December 31, 2010 Percentage Change in Estimated Net Interest Income Over 12 Months
+300 bp	-7.25
+200	-4.19
+100	-2.09
0	—
-100	1.16

Net Portfolio Value Analysis. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or a 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in net portfolio value of Naugatuck Valley Savings at December 31, 2010 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”) Change in Rates	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300 bp	$40,012	$(20,953)	(34)%	7.19%	(3.13)%
200	48,446	(12,519)	(21)	8.51	(1.81)
100	56,076	(4,889)	(8)	9.65	(0.67)
50	58,988	(1,977)	(3)	10.06	(0.26)
0	60,965	—	—	10.32	—
-50	61,850	885	1	10.42	0.10
-100	62,552	1,587	3	10.50	0.18

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings institutions. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management

Liquidity is the ability to meet current and future short-term financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities, and advances from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Each quarter we project liquidity availability and demands on this liquidity for the next 90 days. We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in federal funds and short- and intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2010, cash and cash equivalents totaled approximately $14.3 million, including federal funds of $2.6 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $31.7 million. At December 31, 2010, we had the ability to borrow a total of $149.2 million from the Federal Home Loan Bank of Boston, of which $95.9 million was outstanding, along with $6.9 million in repurchase agreements. At December 31, 2010, we had arranged overnight lines of credit of $2.5 million with the Federal Home Loan Bank of Boston. We had no overnight advances outstanding with the Federal Home Loan Bank of Boston on this date. In addition, at December 31, 2010, we had the ability to borrow $3.5 million from a correspondent bank, none of which was outstanding at that date.

At December 31, 2010, we had $19.6 million in unused line availability on home equity lines of credit, $19.8 million in unadvanced commercial lines, $2.6 million in mortgage commitments, $4.9 million in commercial mortgage loan commitments, $17.9 million in unadvanced construction mortgage commitments, $4.2 million in letters of credit, $4.8 in commercial business loan commitments and $108,000 in overdraft line of credit availability. Certificates of deposit due within one year of December 31, 2010 totaled $164.5 million, or 40.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2011. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Historically, we have remained highly liquid. We expect that all of our liquidity needs, including the contractual commitments set forth in the table below, the estimated costs of our branch expansion plans and increases in loan demand can be met by our currently available liquid assets and cash flows. If loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston. We expect that our currently available liquid assets and our ability to borrow from the Federal Home Loan Bank of Boston would be sufficient to satisfy our liquidity needs without any material adverse effect on our liquidity. We are not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material decrease in liquidity.

The following table presents certain of our contractual obligations as of December 31, 2010.

	Payments Due by Period
Contractual Obligations	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(In thousands)
Operating lease obligations (1)	$2,037	$315	$559	$489	$674
FHLB advances and other borrowings (2)	102,842	38,566	46,888	16,316	1,072

Total	$104,879	$38,881	$47,447	$16,805	$1,746

(1)	Represents lease obligations for five of Naugatuck Valley Savings and Loan’s branch offices and one former branch site which is subleased to another tenant.
(2)	Represents principal amounts due.

Our primary investing activities are the origination of loans and the purchase and sale of securities. Our primary financing activities consist of activity in deposit accounts and borrowed funds. Deposit flows are affected by the overall levels of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
(In thousands)	2010	2009
Investing activities:
Loan originations	$141,419	$132,776
Other decreases in loans	138,014	90,206
Security purchases	23,941	1,566
Security sales	7,775	19,374
Security maturities, calls and principal repayments	7,548	10,022
Financing activities:
Increases in deposits	24,943	17,905
Net (decrease) increase in FHLB advances	(16,648)	(5,868)
Increase (decrease) in other borrowings	506	4,363
Purchase of treasury stock	44	25

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2010, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulations—Capital Requirements” and the notes to the consolidated financial statements included in this prospectus. In addition, due in part to its sufficient capital level, Naugatuck Valley Financial did not participate in the U.S. Government-sponsored Troubled Asset Relief Program (“TARP”).

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit, amounts due mortgagors on construction loans, amounts due on commercial loans, commercial letters of credit and commitments to sell loans. See note 16 of the notes to the financial statements in this prospectus.

For the years ended December 31, 2010 and 2009, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

The information required by this item is included in note 3 to the consolidated financial statements for Naugatuck Valley Financial included in this prospectus.

Effect of Inflation and Changing Prices

We have prepared the financial statements and related financial data presented in this prospectus in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on our performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and will serve in the same positions with New Naugatuck Valley Financial following the conversion and the offering.

Name	Position

John C. Roman	President and Chief Executive Officer of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Dominic J. Alegi, Jr.	Executive Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Mark S. Graveline	Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company; Senior Vice President and Chief Lending Officer of Naugatuck Valley Savings and Loan

William C. Nimons	Senior Vice President of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Lee R. Schlesinger	Senior Vice President and Chief Financial Officer of Naugatuck Valley Financial, Naugatuck Valley Mutual Holding Company and Naugatuck Valley Savings and Loan

Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his current position for at least the last five years. Ages presented are as of December 31, 2010.

Dominic J. Alegi, Jr. has served as Executive Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004 and has been Executive Vice President of Naugatuck Valley Savings since 1989. Mr. Alegi has served with Naugatuck Valley Savings since 1970. Age 64.

Mark S. Graveline has served as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual and as Senior Vice President and Chief Lending Officer of Naugatuck Valley Savings since February 2005. Mr. Graveline previously was a Vice President of Banknorth-Connecticut and a Vice President of North American Bank and Trust. Age 54.

William C. Nimons has served as Senior Vice President of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004 and has been Senior Vice President of Naugatuck Valley Savings since 2001. Mr. Nimons previously was the Manager-Network Management of Prudential Real Estate and Relocation, a real estate and relocation firm and was an Executive Vice President at Shelton Savings Bank. Age 64.

Lee R. Schlesinger was appointed Senior Vice President and Chief Financial Officer of Naugatuck Valley Mutual, Naugatuck Valley Financial and Naugatuck Valley Savings in December, 2007. Before then, he served as Vice President and Treasurer of Naugatuck Valley Financial and Naugatuck Valley Mutual since September 2004, and as Vice President and Treasurer of Naugatuck Valley Savings since August 2004. Mr. Schlesinger served as Vice President and Controller of Naugatuck Valley Savings from 2003 to 2004 and as Assistant Vice President and Controller of Naugatuck Valley Savings from 2000 to 2003. Mr. Schlesinger has served with Naugatuck Valley Savings since 1983. Age 50.

Corporate Governance and Board Matters

Director Independence

Naugatuck Valley Financial’s Board of Directors currently consists of seven members, all of whom are independent under the listing requirements of the NASDAQ Stock Market, except for Mr. Roman, President and Chief Executive Officer of Naugatuck Valley Financial and Naugatuck Valley Savings and Loan. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between Naugatuck Valley Financial and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that Naugatuck Valley Savings and Loan has directly or indirectly made to Directors Famiglietti and Walsh.

Board Leadership Structure

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his growing responsibilities of running Naugatuck Valley Financial, enhancing shareholder value and expanding and strengthening Naugatuck Valley Financial’s franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos S. Batista serves as Chairman of the Board of Directors. Mr. Batista is independent under the listing requirements of The NASDAQ Global Market.

The Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Naugatuck Valley Financial faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks Naugatuck Valley Financial faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing Naugatuck Valley Financial. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of Naugatuck Valley Financial’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors

The following table identifies the members of our Audit, Compensation and Nominating and Corporate Governance Committees as of December 31, 2010. All members of each committee are independent in accordance with the listing standards of The NASDAQ Global Market. Each of the committees operates under a written charter that is approved by the Board of Directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Shareholder Relations section of our website (www.nvsl.com).

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Carlos S. Batista	X	*	X		X
Richard M. Famiglietti	X		X	*
James A. Mengacci			X		X	*
Frederick A. Dlugokecki	X				X
Camilo P. Vieira
Number of Meetings in 2010	7		7		6

*	Chairman

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. This committee meets periodically with the independent registered public accountants and management to review accounting, auditing, internal control structure and financial reporting matters. Each member of the committee, through past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, possesses “financial sophistication,” even though Nasdaq Stock Market rules require only that at least one member possess such qualification. Since Michael Plude’s term expired at the 2010 annual meeting, Naugatuck Valley Financial currently does not have a director who qualifies as an “audit committee financial expert” under federal securities laws. Naugatuck Valley Financial is actively engaged in recruiting a “financial expert” to appoint to the Audit Committee.

Compensation Committee. The Compensation Committee approves the compensation objectives for Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and establishes the compensation for the President and Chief Executive Officer, other executives and non-employee directors. In general, the Compensation Committee considers Naugatuck Valley Financial’s financial performance, peer group financial performance and compensation survey data when making decisions regarding the Chief Executive Officer’s compensation, including salary, bonus and awards made under the 2005 Equity Incentive Plan. For all other named executive officers, Mr. Roman, our President and Chief Executive Officer, annually reviews each officer’s performance and, based upon guidelines established by the Compensation Committee, determines the appropriate base salary for each officer. Mr. Roman also makes recommendations to the Compensation Committee with respect to payments to be made under our annual cash incentive plan and grants of long-term equity incentive awards for each named executive officer, excluding himself. Based on these recommendations from Mr. Roman and other considerations, the Compensation Committee approves the payments to be made under our annual cash incentive plan and grants of long-term equity incentive awards for each other named executive officer. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. During 2010, Naugatuck Valley Financial engaged Arthur Warren Associates, a consulting firm specializing in compensation and employee benefits, to perform peer compensation surveys and review the structure and amount of the executive officer’s compensation. The Nominating and Corporate Governance Committee has established the following non-employee director compensation plans: annual retainer; per meeting fees; long-term incentive compensation; and retirement plan. The non-employee director compensation plans are designed to attract, retain and motivate talented directors while balancing the interests of shareholders.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including leading the Board in its annual review of the Board’s performance, recommending to the Board of Directors the corporate governance policies and guidelines applicable to Naugatuck Valley Financial and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of shareholders. It recommends director candidates for each committee for appointment by the Board. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Committee are set forth below.

Nominating and Corporate Governance Committee Procedures

Minimum Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Bylaws, which include an age limitation of 70 years and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. Candidates deemed eligible for election to the Board of Directors are evaluated by the Nominating and Corporate Governance Committee using the following criteria for selecting nominees:

•	financial, regulatory and business experience and skills;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	ability to devote sufficient time and energy to diligently perform duties; and

•	independence.

The Nominating and Corporate Governance Committee will also consider any other factors the Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, before nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board and independence.

Director Nomination Process. The Nominating and Corporate Governance Committee adheres to the following process when identifying and evaluating individuals to be nominated for election to the Board of Directors:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of committee members and other members of the Board of Directors as well as its knowledge of members of Naugatuck Valley Savings and Loan’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. The Nominating and Corporate Governance Committee has never used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Shareholders. It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of Naugatuck Valley Financial:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, the name and address, as they appear on Naugatuck Valley Financial’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of Naugatuck Valley Financial’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Naugatuck Valley Financial’s common stock; and

5.	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at Naugatuck Valley Financial’s annual meeting of shareholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date Naugatuck Valley Financial’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Director Compensation – For the 2010 Fiscal Year

The following table provides the compensation received by individuals who served as non-employee directors of Naugatuck Valley Financial during the 2010 fiscal year.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	All Other Compensation	Total ($)
Carlos S. Batista	$88,800	$—	$—	$2,099	$90,899
Frederick A. Dlugokecki	68,000	—	—	—	68,000
Richard M. Famiglietti	56,800	—	—	3,133	59,933
James A. Mengacci	64,400	—	—	1,465	65,865
Michael S. Plude (3)	25,500	—	—	454	25,954
Camilo P. Vieira	49,900	—	—	1,465	51,365
Jane H. Walsh	51,900	—	—	3,133	55,033

(1)	Includes fees earned for service with Naugatuck Valley Savings, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company. Also includes $10,000 supplemental payment credited under the Deferred Compensation Plan for Directors for Messrs. Batista, Famiglietti, Mengacci, Plude and Vieira and Ms. Walsh.
(2)	The aggregate number of options held by each non-employee director at fiscal year end was 18,630, except for Ms. Walsh, who held 22,000 options at fiscal year end.
(3)	Mr. Plude’s term as director expired at our 2010 annual meeting of stockholders.

Cash Retainer and Meeting Fees for Non-Employee Directors. Naugatuck Valley Savings maintains a standard compensation arrangement for its non-employee directors and committee members that is comprised of annual retainers for board service, board meeting attendance and committee meeting attendance. For the fiscal 2010 year, directors were paid $7,500 ($11,500 for Chairman) in an annual retainer for board service, $500 per board meeting attended (regular or special) and $400 per committee meeting attended. The Chairman of the Board also received $400 per month as Asset/Liability Committee liaison.

Non-employee directors of Naugatuck Valley Financial receive $500 quarterly retainers, and audit committee members receive $400 per audit committee meeting attended. Non-employee directors of Naugatuck Valley Mutual Holding Company receive a $500 annual retainer.

Deferred Compensation Plan. Naugatuck Valley Financial and Naugatuck Valley Savings and Loan sponsor a deferred compensation plan for directors. All non-employee directors participate in the deferred compensation plan except for Mr. Dlugokecki. Benefits under the plan consist of amounts previously deferred under a predecessor plan and current deferrals of board remuneration that would have otherwise been payable in cash. The plan also provides for a $10,000 annual payment to each active director, which the director may elect to defer under the plan. In addition, the deferred compensation plan provides supplemental benefits in the event of a change in control or upon a director’s death (before age 70), termination of service due to disability (before age 70) or the removal or failure to reelect a participating director for reasons other than cause (as such term is defined in the plan). The benefit payable upon death or due to the director’s termination as a result of his removal or failure to be re-elected (other than for cause) decreases by $10,000 each year while the director remains in service. The following table outlines the Company-provided benefits to which our current directors would have been entitled under the deferred compensation plan as of December 31, 2010:

Name	Death Benefit/ Removal or Failure to Reelect for Reasons Other than Cause	Disability	Change in Control
Carlos S. Batista	$110,000	$150,000	$300,000
Frederick A. Dlugokecki	—	—	—
Richard M. Famiglietti	110,000	150,000	300,000
James A. Mengacci	210,000	250,000	500,000
Jane H. Walsh	40,000	70,000	140,000
Camilo P. Vieira	110,000	150,000	300,000

Board and Committee Meetings

During the year ended December 31, 2010, the Board of Directors of Naugatuck Valley Financial met three times and the Board of Directors of Naugatuck Valley Savings and Loan met 28 times. No director of Naugatuck Valley Savings and Loan or Naugatuck Valley Financial attended fewer than 75% of the total meetings of the respective Board of Directors and committees on which such director served.

Director Attendance at Annual Meeting of Shareholders

The Board of Directors encourages directors to attend the annual meeting of shareholders. All directors attended the 2010 annual meeting of shareholders.

Code of Ethics and Business Conduct

Naugatuck Valley Financial has adopted a Code of Ethics and Business Conduct that is designed to ensure that its directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that Naugatuck Valley Financial’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Naugatuck Valley Financial’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

Report of the Audit Committee

Naugatuck Valley Financial’s management is responsible for Naugatuck Valley Financial’s internal controls and financial reporting process. The independent registered public accountants (“independent accountants”) are responsible for performing an independent audit of Naugatuck Valley Financial’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees Naugatuck Valley Financial’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Naugatuck Valley Financial’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with their independence.

The Audit Committee discussed with the independent accountants the overall scope and plans for their audit. The Audit Committee meets with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of Naugatuck Valley Financial’s internal controls, and the overall quality of Naugatuck Valley Financial’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Naugatuck Valley Financial’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants who, in their report, express an opinion on the conformity of Naugatuck Valley Financial’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that Naugatuck Valley Financial’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Naugatuck Valley Financial’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the independent accountants are in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Naugatuck Valley Financial’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

Carlos S. Batista (Chairman)

Frederick A. Dlugokecki

Richard M. Famiglietti

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to Naugatuck Valley Financial’s principal executive officer and the two other most highly compensated executives. These three officers are referred to as the “named executive officers” in this document.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards	Option Awards	All Other Compensation (2)	Total
John C. Roman	2010	$179,293	$10,592	$—	$—	$33,681	$223,566
President and Chief Executive Officer	2009	179,203	—	—	—	31,538	217,741

Dominic J. Alegi, Jr	2010	113,896	6,316	—	—	11,727	131,939
Executive Vice President	2009	115,386	—	—	—	11,376	161,762

Mark S. Graveline	2010	150,300	4,909	—	—	11,512	166,721
Senior Vice President	2009	142,559	—	—	—	12,332	154,891

(1)	There were 51 pay periods in 2010 as opposed to 53 in 2009. Salary for Mr. Graveline in 2010 includes $6,880 in payments under a deposit incentive program.
(2)	For Mr. Roman, 2010 amount includes, but is not limited to, allocations under the employee stock ownership plan, perquisites and personal benefits for automobile usage, automobile repairs and gas expenses.

Employment Agreements. The Bank, the Company and Mr. Roman have entered into an employment agreement with a two-year term. The Boards of Directors may extend the term of the agreement for an additional year as of each anniversary of the effective date of the agreement. The Board of Directors last reviewed the employment agreement in October, 2010. At that time, the Boards of Directors extended the term of the agreement to November 20, 2012. The Boards of Directors review Mr. Roman’s base salary, currently $188,194, annually pursuant to the terms of the agreement. In addition to establishing a base salary for Mr. Roman, the agreement provides for, among other things, Mr. Roman’s participation in certain benefit plans, including stock-based benefit plans.

The employment agreement restricts Mr. Roman’s right to compete against the Bank for a period of one year following termination of his employment for good reason or other than for cause (as defined in the agreement). However, this provision does not apply if the Company and the Bank have not renewed the term of Mr. Roman’s employment agreement and his employment terminates at a time when the remaining term of the agreement is one year or less. Following the conversion and offering, we will enter into a new employment agreement with Mr. Roman to reflect the changes in our corporate structure.

See “Other Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Roman may receive under his employment agreement upon his retirement or termination of employment.

Naugatuck Valley Savings has entered into change in control agreements with Messrs. Alegi and Graveline. Naugatuck Valley Financial acts as a guarantor with respect to any payments due under the agreements. The agreements have a three year term and each year the Board of Directors of Naugatuck Valley Savings may extend the agreements for an additional year. The current terms of the agreements expire on November 20, 2013. Following the offering, we will enter into new change in control agreements with Messrs. Alegi and Graveline to reflect the changes in our corporate structure. See “Other Potential Post-Termination Benefits” for a discussion of the payments and benefits Messrs. Alegi and Graveline may receive in connection with a change in control.

The 2010 Valley Incentive Plan. The Valley Incentive Plan is intended to provide a cash compensation program that is competitive in level and form, to reward officers at the level of assistant vice president and above for achieving budgeted profits and for outstanding performance in furthering the goals of Naugatuck Valley Financial and its affiliates. If a participant is hired as an assistant vice president or promoted to an assistant vice president during a plan year the participant will receive a pro-rata share of the annual award (i.e. 1st Quarter – 75%, 2nd Quarter – 50%, 3rd Quarter – 25% and 4th Quarter – 0%). Participants have to be employed on December 31st to be eligible to receive an award and investment executives who participate in a commission plan are not eligible to participate in the Valley Incentive Plan.

The Valley Incentive Plan is administered by Naugatuck Valley Savings and Loan’s board of directors. Awards are determined based on Naugatuck Valley Financial’s net income after taxes (“NIAT”) and individual performance measures which are specific to each participant’s position and responsibilities with Naugatuck Valley Savings and Loan. 75% of a participant’s award depends upon the achievement of the targeted NIAT and 25% is based on individual performance goals. Participants are assigned an individual award target which, with salary, is intended to provide a competitive cash compensation level. This target is expressed as a percentage of salary as of the last day of the applicable Plan year. NIAT may be adjusted at the board’s discretion for unbudgeted acquisition expenses, additions to loan loss allowances and gains or losses on sales of investments. The board of directors revised the Valley Incentive Plan for the 2010 fiscal year to provide that no payments will be made if NIAT is less than $2.0 million.

Valley Incentive Plan payouts for any given plan year will be determined as of the end of each fiscal year and distributed in the pay period following the January board meeting. If a plan participant terminates employment with Naugatuck Valley Savings because of death or disability, the award will be pro-rated. If a participant is involuntarily terminated by Naugatuck Valley Savings, the board will determine the award, if any, under the Valley Incentive Plan. The Board of Directors approved disbursements for 2010 in accordance with the Valley Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
John C. Roman	37,000	—		$11.10	7/26/2015	—		$—
Dominic J. Alegi, Jr.	22,000	—		11.10	7/26/2015	—		—
Mark S. Graveline	8,000	—		11.10	7/26/2015	—		—
	400	600	(2)	11.10	7/26/2018	600	(2)	4,050

(1)	Based upon Naugatuck Valley Financial’s closing stock price of $6.75 on December 31, 2010.
(2)	Unexercisable stock options and restricted stock awards vest in three equal annual installments on July 26, 2011, 2012 and 2013.

Pension Benefits

Naugatuck Valley Savings participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Retirement Plan”) to provide retirement benefits for eligible employees. However, the accrual of benefits under the Retirement Plan was frozen as of September 1, 2005.

Other Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. Mr. Roman’s employment agreement contains a narrow definition of cause for which we may terminate Mr. Roman’s employment. If we terminate Mr. Roman’s employment for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which we provide those benefits.

Payments Made Upon Voluntary Termination and Termination without Cause or for Good Reason. If we terminate Mr. Roman’s employment for reasons other than cause, or if he terminates his employment voluntarily under certain circumstances that constitute “good reason,” as defined in the employment agreement, we will pay Mr. Roman a lump sum cash payment equal to his base salary for the remaining term of the employment agreement, as well as the value of benefits he would have received under tax-qualified and non-tax-qualified benefit plans for the remaining term of the agreement, based on the amounts received under those arrangements during the 12 months preceding his termination. Mr. Roman is also entitled to continued medical, dental, life and disability insurance coverage for the remaining term of the agreement.

If Mr. Roman voluntarily terminates his employment under circumstances that would not constitute good reason, he will receive only his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which we provide those benefits.

Payments Made Upon Disability. If Mr. Roman becomes disabled, he will receive monthly disability pay equal to 75% of his base salary for a period ending on the earliest to occur of: (1) his return to full-time employment with Naugatuck Valley Savings; (2) his death; or (3) the attainment of age 65. We will also provide Mr. Roman (and his covered dependents) continued medical, dental and life insurance coverage for the applicable disability period. Disability benefits under the employment agreement are reduced by payments made to Mr. Roman under any other company or bank-sponsored disability program.

Messrs. Roman, Alegi and Graveline are participants in the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan. The plan provides that upon termination due to disability, outstanding stock options and restricted stock awards automatically vest and become exercisable and, in the case of options, remain exercisable until the later of one year from the date of disability or the expiration date of the stock options.

Payments Made Upon Death. Upon Mr. Roman’s death, his employment agreement terminates and his estate receives only unpaid compensation through the last day of the month of his death.

Naugatuck Valley Savings has entered into death benefit agreements with Messrs. Roman and Alegi. Under Mr. Roman’s agreement, Mr. Roman’s beneficiary becomes entitled to a single lump sum payment of $193,000 upon Mr. Roman’s death while still an employee of Naugatuck Valley Savings, or $25,000 upon Mr. Roman’s death at any other time. Under the agreement with Mr. Alegi, the executive’s beneficiary becomes entitled to a single lump sum payment of $25,000 upon his death at any time. In addition, under separate bank owned life insurance, the beneficiaries of Messrs. Roman, Alegi and Graveline become entitled to an additional lump sum payment of $25,000 upon the executive’s death at any time.

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan provides that upon death, outstanding stock options and restricted stock awards automatically vest and become exercisable and, in the case of options, remain exercisable until the later of one year from the date of death or the expiration date of the stock options.

Payments Made Upon a Change in Control. Under Mr. Roman’s employment agreement, if he is involuntarily or constructively terminated within three years of a change in control, as defined in the employment agreement, we (or our successor) will pay him a severance payment equal to three times his average annual compensation (as defined in the employment agreement) over the five preceding calendar years, as well as provide him with continued medical, dental, life insurance and disability insurance for three years following termination of employment.

Under the change in control agreements, if Naugatuck Valley Savings (or our successor) terminates the executive’s employment for any reason other than cause (as defined in the agreements) or if the executive terminates his employment for “good reason,” in either case within three years of a change in control (as defined in the agreements), Naugatuck Valley Savings (or our successor) will pay the executive a lump sum cash payment equal to three times his average annual taxable income for the fix taxable years ending with the year before the year in which the change in control occurs. In addition, we will continue health and welfare insurance coverage for the executive for 36 months. Under the agreements, the executives generally have the ability to terminate their employment for “good reason” if (i) we assign them duties inconsistent with their positions, (ii) we materially reduce their base salaries, (iii) we relocate their office more than 25 miles, (iv) we take action that materially adversely affects their overall compensation and benefits package (unless the changes are non-discriminatory and affect substantially all employees), (v) our successor does not agree to assume the obligations under the change in control agreements.

Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding taxable years) constitute “excess parachute payments.” Section 4999 of the Code imposes an excise tax on certain individuals who receive excess parachute payments. Section 280G of the Code limits the deductibility to the employer of those same payments. The employment agreement and change in control agreements provide that, if necessary, the payments under the agreements will be reduced so that none of the payments constitute excess parachute payments.

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan provides that, in the event of a change in control of Naugatuck Valley Financial or Naugatuck Valley Savings, outstanding stock options and stock awards automatically vest and become exercisable and, in the case of options, if the executive’s employment is involuntarily or constructively terminated remain exercisable for the remaining term of the option.

2005 Equity Incentive Plan

The Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in May 2005. The 2005 Equity Incentive Plan authorized the granting of up to 372,614 stock options and 149,045 shares of restricted stock. The purpose of the 2005 Equity Incentive Plan is to promote Naugatuck Valley Financial’s success by linking the personal interests of its employees, officers and directors to those of Naugatuck Valley Financial’s stockholders, and by providing participants with an incentive for outstanding performance. The 2005 Equity Incentive Plan is further intended to provide flexibility to Naugatuck Valley Financial in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of Naugatuck Valley Financial’s operation is largely dependent. The 2005 Equity Incentive Plan is administered by the Compensation Committee of Naugatuck Valley Financial’s board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of December 31, 2010, options for 326,300 shares were outstanding and options for 46,074 shares remained available for future awards under the plan. Of the options granted under the plan, 240 have been exercised. As of December 31, 2010, 145,722 shares of restricted stock had been granted and 3,323 shares remained available for future awards under the plan.

The 2005 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Naugatuck Valley Financial in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of Naugatuck Valley Financial common stock will be converted into and become shares of restricted stock and options to purchase shares of New Naugatuck Valley Financial common stock. The number of shares which will be available for future restricted stock and option awards under the 2005 Equity Incentive Plan, the number of shares of restricted stock and the number of shares of common stock to be received upon exercise of these options and the related exercise price all will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected. Upon completion of the conversion and offering, New Naugatuck Valley Financial will file a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the shares that may be issued upon the exercise of options to purchase shares of New Naugatuck Valley Financial common stock and shares which will be distributed upon the vesting of restricted stock awards that have been granted or will be granted under the 2005 Equity Incentive Plan.

Future Equity Incentive Plan

Following the offering, Naugatuck Valley Financial plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to reserve shares for stock options in an amount up to 7.87% of the number of shares sold in the offering and for restricted stock awards in an amount equal to 3.15% of the shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 363,042 shares, assuming 3,293,750 shares are issued in the offering, to 491,145 shares, assuming 4,456,250 shares are issued in the offering. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above.

Naugatuck Valley Financial may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Naugatuck Valley Financial common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

Naugatuck Valley Financial will grant all stock options at an exercise price equal to at least 100% of the fair market value of the stock on the date of grant. Naugatuck Valley Financial will typically grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options will likely vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Naugatuck Valley Financial may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Naugatuck Valley Financial.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Stock Ownership

The following table provides information as of May 3, 2011 about the persons and entities known to Naugatuck Valley Financial to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
Naugatuck Valley Mutual Holding Company (2) 333 Church Street Naugatuck, Connecticut 06770	4,182,407	59.6%

(1)	Based on 7,018,627 shares of the Company’s common stock outstanding as of May 3, 2011.
(2)	The members of the board of directors of Naugatuck Valley Financial and Naugatuck Valley Savings also constitute the board of directors of Naugatuck Valley Mutual Holding Company.

The following table provides information as of May 3, 2011 about the shares of Naugatuck Valley Financial common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)(2)		Number of Shares That May Be Acquired within 60 Days of Exercising Options	Total	Percent of Common Stock Outstanding (3)
Directors:
Carlos S. Batista	24,066	(4)	18,630	42,696	*
Frederick A. Dlugokecki	—		—	—	*
Richard M. Famiglietti	14,834		18,630	33,464	*
James A. Mengacci	13,658	(5)	18,630	32,288	*
John C. Roman	37,019		37,000	74,019	*
Camilo P. Vieira	8,907	(6)	18,630	27,537	*
Jane H. Walsh	22,436		22,000	44,436	*

Executive Officers Who Are Not Directors:
Dominic J. Alegi, Jr.	26,194	(7)	22,000	48,194	*
Mark S. Graveline	7,341		8,400	15,741	*
William C. Nimons	40,452	(8)	18,000	58,452	*
Lee R. Schlesinger	15,696		10,200	25,896	*
All directors and executive officers as a group (11 persons)	210,603		192,120	402,723	5.6%

*	Less than 1.0%.
(1)	Includes shares of unvested restricted stock held in trust as part of the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Graveline—600 shares and Mr. Schlesinger—1,200 shares.
(2)	Includes shares allocated to the accounts of individuals under the Bank’s ESOP with respect to which individuals have voting but not investment power as follows: Mr. Alegi—3,895 shares, Mr. Graveline—2,823 shares, Mr. Nimons—3,543 shares, Mr. Roman—6,130 shares, Mr. Schlesinger—2,905 shares and Ms. Walsh—1,335 shares.
(3)	Based on 7,018,627 shares of the Company’s common stock outstanding as of May 3, 2011.
(4)	Includes 300 shares held in three custodian accounts for Mr. Batista’s grandchildren.
(5)	Includes 6,360 shares that are pledged as collateral for a third party loan.
(6)	Includes 1,839 shares held in Mr. Vieira’s spouse’s individual retirement account.
(7)	Includes 100 shares held by Mr. Alegi’s spouse and 450 shares held in custodian accounts for Mr. Alegi’s grandchildren.
(8)	Includes 500 shares held by Mr. Nimons’ spouse and 9,740 shares held in Mr. Nimons’ spouse’s individual retirement account.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•

the number of shares of Naugatuck Valley Financial common stock to be received in exchange for shares of New Naugatuck Valley Financial common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of Naugatuck Valley Financial common stock as of May 3, 2011;

•	the proposed purchases of New Naugatuck Valley Financial common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of New Naugatuck Valley Financial common stock to be held upon consummation of the conversion and the offering.

No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of Naugatuck Valley Financial (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Carlos S. Batista	18,951	12,500	$100,000	31,451	*	%
Frederick A. Dlugokecki	—	12,500	100,000	12,500	*
Richard M. Famiglietti	11,681	6,250	50,000	17,931	*
James A. Mengacci	10,755	6,250	50,000	17,005	*
John C. Roman	29,152	6,250	50,000	35,402	*
Camilo P. Vieira	7,014	250	2,000	7,264	*
Jane H. Walsh	17,668	5,000	40,000	22,668	*

Executive Officers Who Are Not Also Directors:
Dominic J. Alegi, Jr.	20,627	1,250	10,000	21,877	*
Mark S. Graveline	5,781	5,000	40,000	10,781	*
William C. Nimons	31,855	9,375	75,000	41,230	*
Lee R. Schlesinger	12,360	1,250	10,000	13,610	*

All Directors and Executive Officers as a group (11 persons)	165,844	65,875	$527,000	231,719	4.2%

*	Less than 1%.
(1)	Includes an estimated 5,000, 625, 9,375 and 625 shares to be purchased by Messrs. Roman, Alegi, Nimons and Schlesinger through self-directed purchases within Naugatuck Valley Savings and Loan’s 401(k) plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership” and an exchange ratio calculated at the minimum of the offering range. Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	Assuming shares are sold and the exchange ratio is calculated at the minimum of the offering range.

Regulation and Supervision

General

Naugatuck Valley Savings and Loan is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan must file reports with the Office of Thrift Supervision concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision to evaluate Naugatuck Valley Savings and Loan’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan and their operations. New Naugatuck Valley Financial, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to Naugatuck Valley Savings and Loan and New Naugatuck Valley Financial are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Naugatuck Valley Savings and Loan and New Naugatuck Valley Financial and is qualified in its entirety by reference to the actual statutes and regulations.

The Dodd-Frank Act, signed by the President on July 21, 2010, provides for the regulation and supervision of federal savings associations like Naugatuck Valley Saving and Loan to be transferred to the Office of the Comptroller of the Currency, the agency that regulates national banks. The Office of the Comptroller of the Currency will assume primary responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings associations. The transfer will occur over a transition period of up to one year from the July 21, 2010 effective date of the Dodd-Frank Act, subject to a possible six month extension. At the same time, the responsibility for supervising savings and loan holding companies like New Naugatuck Valley Financial will be transferred to the Federal Reserve Board. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and subject to the enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Naugatuck Valley Savings and Loan, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

The Dodd-Frank Act authorizes depository institutions to pay interest on demand deposits effective July 31, 2011. Depending upon competitive responses, that charge could have an adverse impact on Naugatuck Valley Saving and Loan’s interest expense.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At December 31, 2010, Naugatuck Valley Savings and Loan met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Naugatuck Valley Savings and Loan’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates range from seven to 77.5 basis points. The Dodd-Frank Act requires the Federal Deposit Insurance Corporation to amend its assessment procedures to base assessments on total assets less tangible equity rather than deposits. The Federal Deposit Insurance Corporation has adopted a rule that implements the change during the second quarter of 2011. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on

September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts (defined to include IOLTA and certain NOW accounts) would receive unlimited insurance coverage until December 31, 2010, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and June 30, 2010 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Naugatuck Valley Savings and Loan participates in the unlimited noninterest bearing transaction account coverage and Naugatuck Valley Savings and Loan and Naugatuck Valley Financial opted not to participate in the unsecured debt guarantee program. The Dodd-Frank Act extends the unlimited coverage for certain non-interest bearing transaction accounts through December 31, 2012.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the four quarters ended December 31, 2010 averaged 1.04 basis points of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Naugatuck Valley Savings and Loan. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Naugatuck Valley Savings and Loan does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least 9 months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act also made noncompliance with the qualified thrift lender test subject to agency enforcement action as a violation of law. As of December 31, 2010, Naugatuck Valley Savings and Loan maintained 86.7% its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Naugatuck Valley Savings and Loan, it is a subsidiary of a holding company. If Naugatuck Valley Savings and Loan’s capital ever fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. Naugatuck Valley Savings and Loan received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Naugatuck Valley Savings and Loan’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Naugatuck Valley Savings and Loan, including New Naugatuck Valley Financial and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by New Naugatuck Valley Financial to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Naugatuck Valley Savings and Loan’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Naugatuck Valley Savings and Loan may make to insiders based, in part, on Naugatuck Valley Savings and Loan’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

The Office of the Comptroller of the Currency will assume primary enforcement authority over federal savings associations pursuant to the Dodd-Frank Act regulatory restructuring.

Assessments. Savings associations are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings association’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Naugatuck Valley Financial and Naugatuck Valley Savings and Loan for the year ended December 31, 2010 totaled $137,332. The Office of the Comptroller of the Currency, which will succeed the Office of Thrift Supervision, is similarly funded through assessments on regulated institutions.

Federal Home Loan Bank System. Naugatuck Valley Savings and Loan is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Naugatuck Valley Savings and Loan, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Naugatuck Valley Savings and Loan was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2010 of $6.3 million.

The Federal Home Loan Banks have been required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These and similar requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings associations to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Naugatuck Valley Savings and Loan complies with the foregoing requirements.

Other Regulations

Naugatuck Valley Savings and Loan’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Naugatuck Valley Savings and Loan also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. New Naugatuck Valley Financial will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over New Naugatuck Valley Financial and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Naugatuck Valley Savings and Loan. As a unitary savings and loan holding company, New Naugatuck Valley Financial will be able to engage only in activities permitted to a financial holding company, which includes non-banking activities that the Federal Reserve Board has determined to be permissible for bank holding companies, as well as activities that the Office of Thrift Supervision has determined to be permissible for multiple savings and loan holding companies.

As part of the Dodd-Frank Act regulatory restructuring, the responsibilities of the Office of Thrift Supervision as to savings and loan holding companies are being transferred to the Federal Reserve Board. The Federal Reserve Board is the agency that regulates bank holding companies. The transfer will occur one year from the July 21, 2010 effective date of the Dodd-Frank Act subject to a possible six month extension.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company, without prior regulatory approval, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, factors considered include, among other things, the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive effects.

No acquisition may be approved that would result in a multiple savings and loan holding company controlling savings associations in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. There is a five year transition period from the July 21, 2010 date of enactment of the Dodd-Frank Act before the capital requirements will apply to savings and loan holding companies. The Dodd-Frank Act also requires the Federal Reserve Board to promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of

Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Financial Reform Legislation

On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision will be merged into the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board. The Dodd-Frank Act contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. Also included is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Naugatuck Valley Savings and Loan that could be leveraged to support additional growth. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.

Federal Securities Laws

Naugatuck Valley Financial common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, Naugatuck Valley Financial files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, New Naugatuck Valley Financial common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, New Naugatuck Valley Financial will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2006. For its 2010 fiscal year, Naugatuck Valley Financial’s maximum federal income tax rate was 34%.

New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will enter into a tax allocation agreement. Because New Naugatuck Valley Financial will own 100% of the issued and outstanding capital stock of Naugatuck Valley Savings and Loan, New Naugatuck Valley Financial and Naugatuck Valley Savings and Loan will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group New Naugatuck Valley Financial is the common parent corporation. As a result of this affiliation, Naugatuck Valley Savings and Loan may be included in the filing of a consolidated federal income tax return with New Naugatuck Valley Financial and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and requires savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.8 million of Naugatuck Valley Savings and Loan’s accumulated bad debt reserves would not be recaptured into taxable income unless Naugatuck Valley Savings and Loan makes a “non-dividend distribution” to Naugatuck Valley Financial as described below.

Distributions. If Naugatuck Valley Savings and Loan makes “non-dividend distributions” to New Naugatuck Valley Financial, the distributions will be considered to have been made from Naugatuck Valley Savings and Loan’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Naugatuck Valley Savings and Loan’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Naugatuck Valley Savings and Loan’s taxable income. Non-dividend distributions include distributions in excess of Naugatuck Valley Savings and Loan’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Naugatuck Valley Savings and Loan’s current or accumulated earnings and profits will not be so included in Naugatuck Valley Savings and Loan’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Naugatuck Valley Savings and Loan makes a non-dividend distribution to New Naugatuck Valley Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Naugatuck Valley Savings and Loan does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial and its subsidiaries are, and New Naugatuck Valley Financial will be, subject to the Connecticut corporation business tax. The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for the fiscal year ending December 31, 2010) to arrive at Connecticut income tax.

In 1998, the State of Connecticut enacted legislation permitting the formation of passive investment companies by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes dividends paid from a passive investment company from the taxable income of the parent financial institution. Naugatuck Valley Savings and Loan established a passive investment company in September, 1999 which substantially eliminated the state income tax expense of Naugatuck Valley Savings and Loan and its subsidiary. The State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the passive investment company exemption. If such legislation were enacted, we would be subject to state income taxes in Connecticut.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of Naugatuck Valley Financial common stock will become shareholders of New Naugatuck Valley Financial. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of Naugatuck Valley Financial and the articles of incorporation and bylaws of New Naugatuck Valley Financial and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of New Naugatuck Valley Financial will be less than the rights shareholders of Naugatuck Valley Financial currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of New Naugatuck Valley Financial. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in New Naugatuck Valley Financial’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of New Naugatuck Valley Financial and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of New Naugatuck Valley Financial and Maryland law.

Authorized Capital Stock. The authorized capital stock of the current Naugatuck Valley Financial consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the New Naugatuck Valley Financial will consist of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Naugatuck Valley Financial’s charter and New Naugatuck Valley Financial’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Naugatuck Valley Mutual Holding Company is required to own not less than a majority of the outstanding common stock of Naugatuck Valley Financial. There will be no such restriction applicable to New Naugatuck Valley Financial following consummation of the conversion, as Naugatuck Valley Mutual Holding Company will cease to exist.

New Naugatuck Valley Financial’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of New Naugatuck Valley Financial, whereas Naugatuck Valley Financial’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, New Naugatuck Valley Financial could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of New Naugatuck Valley Financial could be issued directly to directors or officers without shareholder approval. The rules of the Nasdaq Stock Market, however, generally require listed companies, like New Naugatuck Valley Financial will be, to obtain shareholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of Naugatuck Valley Financial nor the articles of incorporation and bylaws of New Naugatuck Valley Financial provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of Naugatuck Valley Financial nor the articles of incorporation of New Naugatuck Valley Financial permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Naugatuck Valley Savings and Loan to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Naugatuck Valley Savings and Loan will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect New Naugatuck Valley Financial because dividends from Naugatuck Valley Savings and Loan will be a primary source of funds for the payment of dividends to the shareholders of New Naugatuck Valley Financial.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of Naugatuck Valley Financial and the articles of incorporation of New Naugatuck Valley Financial each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of Naugatuck Valley Financial and the bylaws of New Naugatuck Valley Financial, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of Naugatuck Valley Financial so chosen shall hold office until the next annual meting of shareholders, and any director of New Naugatuck Valley Financial so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both Naugatuck Valley Financial and New Naugatuck Valley Financial provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of Naugatuck Valley Financial, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote at a meeting of shareholders called for such purpose. The bylaws of New Naugatuck Valley Financial impose the same limitation.

Limitations on Liability. The articles of incorporation of New Naugatuck Valley Financial provides that, to the fullest extent permitted under Maryland law, the directors and officers of New Naugatuck Valley Financial shall have no personal liability to New Naugatuck Valley Financial or its shareholders for money damages except (1) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like Naugatuck Valley Financial to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that Naugatuck Valley Financial must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Naugatuck Valley Financial or its shareholders. Naugatuck Valley Financial also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Naugatuck Valley Financial is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of New Naugatuck Valley Financial provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of New Naugatuck Valley Financial also provides that New Naugatuck Valley Financial will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of Naugatuck Valley Financial provide that special meetings of the shareholders of Naugatuck Valley Financial may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of Naugatuck Valley Financial entitled to vote at the meeting. The bylaws of New Naugatuck Valley Financial provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of Naugatuck Valley Financial provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of Naugatuck Valley Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New Naugatuck Valley Financial’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of New Naugatuck Valley Financial. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the New Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to New Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given New Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. New Naugatuck Valley Financial’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to New Naugatuck Valley Financial concerning the nature of the new business, the shareholder, the shareholder’s ownership in the New Naugatuck Valley Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide New Naugatuck Valley Financial with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives New Naugatuck Valley Financial’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of New Naugatuck Valley Financial without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of Naugatuck Valley Financial provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to Naugatuck Valley Financial, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders’ annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of New Naugatuck Valley Financial provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of New Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New Naugatuck Valley Financial’s equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of Naugatuck Valley Financial and the holders of two-thirds of the outstanding stock of Naugatuck Valley Financial entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Naugatuck Valley Financial to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of Naugatuck Valley Financial is not changed;

•

each share of Naugatuck Valley Financial stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of Naugatuck Valley Financial after such effective date; and

•

either: (a) no shares of voting stock of Naugatuck Valley Financial and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Naugatuck Valley Financial to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Naugatuck Valley Financial outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of New Naugatuck Valley Financial requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger. The articles of incorporation of New Naugatuck Valley Financial reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of New Naugatuck Valley Financial.

Under Maryland law, a sale of all or substantially all of New Naugatuck Valley Financial’s assets other than in the ordinary course of business, or a voluntary dissolution of New Naugatuck Valley Financial, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between New Naugatuck Valley Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of New Naugatuck Valley Financial’s voting stock after the date on which New Naugatuck Valley Financial had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of New Naugatuck Valley Financial at any time after the date on which New Naugatuck Valley Financial had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Naugatuck Valley Financial A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Naugatuck Valley Financial and an interested shareholder generally must be recommended by the board of directors of New Naugatuck Valley Financial and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Naugatuck Valley Financial and (2) two-thirds of the votes entitled to be cast by holders of voting stock of New Naugatuck Valley Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if New Naugatuck Valley Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of Naugatuck Valley Financial nor the federal laws and regulations applicable to Naugatuck Valley Financial contain a provision that restricts business combinations between Naugatuck Valley Financial and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to Naugatuck Valley Financial generally provides that a shareholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally chartered savings and loan association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under Maryland law, shareholders of New Naugatuck Valley Financial have the right to dissent from any plan of merger or consolidation to which New Naugatuck Valley Financial is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to New Naugatuck Valley Financial’s articles of incorporation, holders of New Naugatuck Valley Financial common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of New Naugatuck Valley Financial provide that its directors, in discharging their duties to New Naugatuck Valley Financial and in determining what they reasonably believe to be in the best interest of New Naugatuck Valley Financial, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon New Naugatuck Valley Financial’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, New Naugatuck Valley Financial and its subsidiaries and on the communities in which New Naugatuck Valley Financial and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of New Naugatuck Valley Financial; (d) whether a more favorable price could be obtained for New Naugatuck Valley Financial’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of New Naugatuck Valley Financial; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire New Naugatuck Valley Financial is not in the best interest of New Naugatuck Valley Financial, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of New Naugatuck Valley Financial, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of New Naugatuck Valley Financial, even if the price offered is significantly greater than the market price of any equity security of New Naugatuck Valley Financial.

Amendment of Governing Instruments. No amendment of the charter of Naugatuck Valley Financial may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of New Naugatuck Valley Financial generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of Naugatuck Valley Financial may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of Naugatuck Valley Financial at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of New Naugatuck Valley Financial may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of New Naugatuck Valley Financial entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Restrictions on Acquisition of New Naugatuck Valley Financial

General

Certain provisions in the articles of incorporation and bylaws of New Naugatuck Valley Financial may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New Naugatuck Valley Financial

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information“ as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of New Naugatuck Valley Financial or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of New Naugatuck Valley Financial.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification . Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Amendment of Bylaws. Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by shareholders except by the affirmative vote of the holders of at least 75% of the voting stock.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of New Naugatuck Valley Financial and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between New Naugatuck Valley Financial and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of New Naugatuck Valley Financial’s voting stock after the date on which New Naugatuck Valley Financial had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of New Naugatuck Valley Financial at any time after the date on which New Naugatuck Valley Financial had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Naugatuck Valley Financial. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Naugatuck Valley Financial and an interested shareholder generally must be recommended by the board of directors of New Naugatuck Valley Financial and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Naugatuck Valley Financial and (2) two-thirds of the votes entitled to be cast by holders of voting stock of New Naugatuck Valley Financial other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if New Naugatuck Valley Financial’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of New Naugatuck Valley Financial Capital Stock

The common stock of New Naugatuck Valley Financial represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Naugatuck Valley Financial is authorized to issue 25,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of New Naugatuck Valley Financial’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New Naugatuck Valley Financial will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Naugatuck Valley Financial can pay dividends if, as and when declared by its board of directors. The payment of dividends by New Naugatuck Valley Financial is limited by law and applicable regulation. See “Our Dividend Policy.“ The holders of common stock of New Naugatuck Valley Financial will be entitled to receive and share equally in dividends declared by the board of directors of New Naugatuck Valley Financial. If New Naugatuck Valley Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of New Naugatuck Valley Financial will possess exclusive voting rights in New Naugatuck Valley Financial. They will elect New Naugatuck Valley Financial’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Naugatuck Valley Financial,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If New Naugatuck Valley Financial issues preferred stock, holders of New Naugatuck Valley Financial preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Naugatuck Valley Savings and Loan, New Naugatuck Valley Financial, as the sole holder of Naugatuck Valley Savings and Loan’s capital stock, would be entitled to receive all of Naugatuck Valley Savings and Loan’s assets available for distribution after payment or provision for payment of all debts and liabilities of Naugatuck Valley Savings and Loan, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of New Naugatuck Valley Financial, the holders of its common stock would be entitled to receive all of the assets of New Naugatuck Valley Financial available for distribution after payment or provision for payment of all its debts and liabilities. If New Naugatuck Valley Financial issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of New Naugatuck Valley Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Naugatuck Valley Financial will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of New Naugatuck Valley Financial will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, New Naugatuck Valley Financial will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister the common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock of New Naugatuck Valley Financial has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. Whittlesey & Hadley, P.C. has provided an opinion to us regarding the Connecticut income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and Whittlesey & Hadley, P.C. have consented to the references to their opinions in this proxy statement/prospectus.

Experts

The consolidated financial statements of Naugatuck Valley Financial and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of Whittlesey & Hadley, P.C., independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial LC. has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Naugatuck Valley Financial’s executive officers and directors, and persons who own more than 10% of any registered class of Naugatuck Valley Financial’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish Naugatuck Valley Financial with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to Naugatuck Valley Financial from the individuals required to file the reports, Naugatuck Valley Financial believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2010.

Submission of Business Proposals and Shareholder Nominations

If the conversion is completed as expected, Naugatuck Valley Financial will no longer exist and will not hold an annual meeting of shareholders in 2012.

If the conversion is completed as expected, New Naugatuck Valley Financial will hold its first annual meeting of shareholders as a public company in 2012. Under New Naugatuck Valley Financial’s bylaws a person may not be nominated for election as a director unless that person is nominated by or at the direction of the New Naugatuck Valley Financial board of directors or by a shareholder who has given appropriate notice to New Naugatuck Valley Financial before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given New Naugatuck Valley Financial appropriate notice of its intention to bring that business before the meeting. New Naugatuck Valley Financial’s Corporate Secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

If the conversion is not completed, Naugatuck Valley Financial will hold its annual meeting of shareholders in 2012. Naugatuck Valley Financial must receive proposals that shareholders seek to include in the proxy statement for Naugatuck Valley Financial’s next annual meeting no later than January 20, 2012. If the annual meeting is held on a date more than 30 calendar days from June 24, 2012, a shareholder proposal must be received by a reasonable time before Naugatuck Valley Financial begins to print and mail its proxy solicitation material for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. Naugatuck Valley Financial’s bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary of Naugatuck Valley Financial not less than 30 days before the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Naugatuck Valley Financial.

Shareholder Communications

Naugatuck Valley Financial encourages shareholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee, at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770. Other communications to the Board of Directors may be made in writing to the Chairman of the Nominating and

Corporate Governance Committee, James A. Mengacci, at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770. Communications to individual directors may be made to such director in writing to such director at Naugatuck Valley Financial Corporation, c/o Corporate Secretary, 333 Church Street, Naugatuck, Connecticut 06770.

Miscellaneous

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one copy of this prospectus/proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement for annual meetings in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of this prospectus/proxy statement or have been receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Where You Can Find More Information

New Naugatuck Valley Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of Naugatuck Valley Financial common stock. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about new Naugatuck Valley Financial and its common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Naugatuck Valley Mutual Holding Company has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion and the Articles of Incorporation and Bylaws of New Naugatuck Valley Financial are available without charge from Naugatuck Valley Savings and Loan.

The appraisal report of RP Financial LC. has been filed as an exhibit to the registration statement and to the application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for New Naugatuck Valley Financial Corporation have not been included in this prospectus because New Naugatuck Valley Financial Corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

Naugatuck Valley Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Naugatuck Valley Financial Corporation (the “Company”) and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2010, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Companies Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Naugatuck Valley Financial Corporation and subsidiary at December 31, 2010 and 2009, and the results of its operations and its cash flows for the each of the years ended December 31, 2010, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

Hartford, Connecticut

March 9, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share and per share data)

	December 31,
	2010	2009
ASSETS
Cash and due from depository institutions	$11,686	$9,003
Investment in federal funds	2,577	3,143
Investment securities available-for-sale, at fair value	31,683	37,623
Investment securities held-to-maturity, at amortized cost	15,334	1,451
Loans held for sale	81	—
Loans receivable, net	473,521	473,304
Accrued income receivable	1,979	2,074
Foreclosed real estate and repossessed assets, net	421	140
Premises and equipment, net	9,612	9,948
Bank owned life insurance	9,248	8,920
Federal Home Loan Bank of Boston stock, at cost	6,252	6,252
Other assets	5,859	5,097

Total assets	$568,253	$556,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$405,875	$380,931
Borrowed funds	102,842	118,984
Mortgagors’ escrow accounts	4,832	4,888
Other liabilities	2,444	1,844

Total liabilities	515,993	506,647

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 7,604,375 shares issued; shares outstanding—7,018,823 at December 31, 2010; 7,022,866 at December 31, 2009	76	76
Paid-in capital	33,786	33,756
Retained earnings	25,986	24,849
Unearned ESOP shares (173,846 shares at December 31, 2010 and 193,735 shares at December 31, 2009)	(1,738)	(1,937)
Unearned stock awards (2,900 shares at December 31, 2010 and 32,340 shares at December 31, 2009)	(29)	(355)
Treasury Stock, at cost (588,875 shares at December 31, 2010 and 583,342 shares at December 31, 2009)	(6,176)	(6,132)
Accumulated other comprehensive income (loss)	355	51

Total stockholders’ equity	52,260	50,308

Total liabilities and stockholders’ equity	$568,253	$556,955

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Years Ended December 31,
	2010	2009	2008
Interest and dividend income
Interest on loans	$26,820	$25,954	$24,556
Interest and dividends on investments and deposits	1,718	2,337	3,647

Total interest income	28,538	28,291	28,203

Interest expense
Interest on deposits	7,297	8,477	9,271
Interest on borrowed funds	2,982	4,060	4,633

Total interest expense	10,279	12,537	13,904

Net interest income	18,259	15,754	14,299
Provision for loan losses	3,360	1,144	675

Net interest income after provision for loan losses	14,899	14,610	13,624

Noninterest income
Fees for services related to deposit accounts	970	1,060	1,053
Mortgage banking fees	945	20	23
Fees for other services	730	554	506
Income from bank owned life insurance	327	341	315
Income from investment advisory services, net	182	271	299
Gain (loss) on investments	11	388	(3,398)
Other income	123	108	154

Total noninterest income (loss)	3,288	2,742	(1,048)

Noninterest expense
Compensation, taxes and benefits	8,379	7,692	7,521
Office occupancy	2,348	2,151	2,173
Computer processing	926	916	861
Costs related to terminated merger	782	241	—
FDIC insurance premiums	681	946	132
Directors compensation	565	560	493
Professional fees	461	433	518
Advertising	344	330	534
Office supplies	211	207	195
Loss on foreclosed real estate, net	107	36	1
Public company expenses	87	78	80
Other expenses	1,016	951	946

Total noninterest expense	15,907	14,541	13,454

Income (loss) before tax provision (benefit)	2,280	2,811	(878)
Income tax provision (benefit)	829	818	(566)

Net income (loss)	$1,451	$1,993	$(312)

Earnings (loss) per share—basic and diluted	$0.21	$0.29	$(0.05)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock	Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Unearned Stock Awards	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2008	$76	$33,637	$23,303	$(2,136)	$(680)	$(6,107)	$(2,504)	$45,589
ESOP shares released—19,889 shares	—	(87)	—	199	—	—	—	112
Dividends paid ($0.17 per common share)	—	—	(447)	—	—	—	—	(447)
Stock based compensation—29,440 shares vested	—	—	—	—	325	—	—	325
Stock based compensation—options	—	206	—	—	—	—	—	206
Treasury stock acquired—4,028 shares	—	—	—	—	—	(25)	—	(25)
Comprehensive income:
Net income	—	—	1,993	—	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect							2,555
Comprehensive income								4,548

Balance at December 31, 2009	76	33,756	24,849	(1,937)	(355)	(6,132)	51	50,308
ESOP shares released—19,889 shares	—	(76)	—	199	—	—	—	123
Dividends paid ($0.12 per common share)	—	—	(317)	—	—	—	—	(317)
Stock based compensation—27,950 shares vested	—	—	—	—	309	—	—	309
Stock based compensation—1,490 shares forfeited	—	—	3	—	17	(20)	—	—
Stock based compensation—options	—	106	—	—	—	—	—	106
Treasury stock acquired—4,043 shares	—	—	—	—	—	(24)	—	(24)
Comprehensive income:
Net income	—	—	1,451	—	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect							304
Comprehensive income								1,755

Balance at December 31, 2010	$76	$33,786	$25,986	$(1,738)	$(29)	$(6,176)	$355	$52,260

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$1,451	$1,993	$(312)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	3,360	1,144	675
Depreciation and amortization expense	806	821	835
Loss on sale of assets	2	—	—
Gain on sale of loans	(533)	—	—
Loans originated for sale	(36,897)	—	—
Proceeds from sale of loans	37,510	—	—
Net amortization (accretion) from investments	90	60	51
Amortization of intangible assets	34	34	34
Provision for deferred tax (benefit)	(464)	704	(1,574)
Loss (gain) on investment securities	(11)	(388)	3,398
Stock-based compensation	424	656	813
Net change in:
Accrued income receivable	95	25	(65)
Deferred loan fees	(82)	(43)	68
Cash surrender value of life insurance	(327)	(341)	(315)
Other assets	(430)	(2,291)	(39)
Other liabilities	729	222	(110)

Net cash provided by operating activities	5,757	2,596	3,459

Cash flows from investing activities
Proceeds from maturities and repayments of available-for-sale securities	7,548	10,022	7,501
Proceeds from sale of available-for-sale securities	7,775	19,264	13,171
Proceeds from sale of held-to-maturity securities	—	110	—
Proceeds from maturities of held-to-maturity securities	1,016	—	1,190
Purchase of available-for-sale securities	(8,996)	—	(25,017)
Purchase of held-to-maturity securities	(14,945)	(1,566)	—
Loan originations net of principal payments	(4,260)	(42,570)	(72,888)
Purchase of Federal Home Loan Bank of Boston stock	—	—	(1,619)
Purchase of property and equipment	(488)	(212)	(775)
Proceeds from the sale of other real estate owned	323	—	—

Net cash used by investing activities	(12,027)	(14,952)	(78,437)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from financing activities
Net change in time deposits	7,501	(3,859)	33,353
Net change in other deposit accounts	17,442	21,764	8,275
Advances from Federal Home Loan Bank of Boston	24,900	52,550	55,915
Repayment of Advances from Federal Home Loan Bank of Boston	(41,548)	(58,418)	(22,373)
Net change in mortgagors’ escrow accounts	(56)	327	691
Change in short-term borrowings	506	4,363	1,839
Common stock repurchased	(44)	(25)	(2,231)
Cash dividends to common stockholders	(314)	(447)	(614)

Net cash provided by financing activities	8,387	16,255	74,855

Increase (decrease) in cash and cash equivalents	2,117	3,899	(123)
Cash and cash equivalents at beginning of year	12,146	8,247	8,370

Cash and cash equivalents at end of year	$14,263	$12,146	$8,247

Supplemental disclosures
Non-cash investing activities:
Transfer of loans to foreclosed assets	$604	$140	$—
Cash paid during the year for:
Interest	$10,318	$12,283	$13,950
Income taxes	1,450	286	943

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations

Naugatuck Valley Financial Corporation (the “Company”) was organized as a federal corporation at the direction of Naugatuck Valley Savings and Loan (the “Bank”) in connection with the mutual holding company reorganization of Naugatuck Valley Savings. The reorganization and initial public offering of Naugatuck Valley Financial was completed on September 30, 2004. In the offering, Naugatuck Valley Financial issued a majority of its outstanding shares of common stock to Naugatuck Valley Mutual Holding Company (the “MHC”), the mutual holding company parent of the Bank.

Originally organized in 1922, the Bank is a federally chartered stock savings bank which is headquartered in Naugatuck, Connecticut. The Bank provides a full range of personal banking services to individual and small business customers located primarily in the Naugatuck Valley and the immediate surrounding vicinity. It is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of various federal agencies and undergoes periodic examinations by those regulatory authorities.

The Bank owns the Naugatuck Valley Mortgage Servicing Corporation, which qualifies and operates as a Connecticut passive investment company pursuant to legislation.

2.	Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly-owned subsidiary, Naugatuck Valley Mortgage Servicing Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements. No subsequent events were identified that would require a change to the financial statements. On January 14, 2011, the Company announced the intention to sell the approximate 60% ownership interest held by the MHC in the Company to the public. See Note 18 to these financial statements for additional disclosure regarding this event.

3.	Summary of Significant Accounting Policies

The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles in the United States of America and to general practices within the thrift industry. Such policies have been followed on a consistent basis. The significant accounting policies of the Company are summarized below.

Investment securities

Investments are accounted for in accordance with the intent of management at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity. These securities are carried at historical cost adjusted for the amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a separate component of capital net of estimated income taxes. The Company has no securities held for trading.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment. This accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The guidance replaced the “intent and ability” indication in prior guidance by specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When the Company does not intend to sell the security, and it is more likely-than-not the Company will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections discounted at the applicable original yield of the security. The adoption of the other-than-temporary impairment accounting guidance had no impact on the Company’s financial statements.

Prior to the adoption of the accounting guidance on April 1, 2009, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses. In estimating other-than-temporary impairment, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method. The sale of a held to maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Transfers of debt securities into the held to maturity classification from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is retained in accumulated other comprehensive income and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

Loans receivable and allowance for loan losses

Loans receivable are stated at unpaid principal balance less undistributed construction loans, deferred loan fees, and allowances for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectibility of the interest. In these cases, the interest previously accrued to income is reversed, and the loans are placed on the cash basis. The interest on these loans is accounted for on the cash-basis method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. For certain loans which are deemed to be impaired and for which the collection of the entire principal balance is in doubt, any payments received from the borrower or operation of the collateral will be applied only to principal and no income will be recognized.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for probable loan losses based on management’s evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers’ current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management’s judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Loan sales and mortgage-servicing rights

Residential mortgage loans originated and held for sale are classified separately in the consolidated statement of financial condition and reported at the lower of amortized cost or market value (based on secondary market prices). At December 31, 2010, loans held for sale approximated $81,000. There were no loans held for sale at December 31, 2009. Gains or losses on the sale of loans are determined using the specific identification method.

The Bank sells residential mortgage loans with servicing rights retained. At the time of the sale, the Bank determines the value of the retained servicing rights, which represents the present value of the differential between the contractual servicing fee and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. If material, a portion of the gain on the sale of the loan is recognized as due to the value of the servicing rights, and a servicing asset is recorded. During 2010, the Bank recorded a servicing asset as a result of sales of approximately $36 million of loans in the secondary mortgage markets.

The Bank has engaged an independent third party to perform the servicing rights analysis on a quarterly basis. The cost basis of loan servicing rights is amortized on a level yield basis over the period of estimated net servicing revenue and such amortization is included in the consolidated statement of income as a reduction of loan servicing fee income. Servicing rights are evaluated for impairment by comparing their aggregate carrying amount to their fair value. The fair value of loan servicing rights is estimated using a present value cash flow model. The most important assumptions used in the valuation model are the anticipated rate of loan prepayments and discount rates. All assumptions are based on standards used by market participants. Impairment is recognized as an adjustment to loan and servicing income.

Foreclosed real estate

Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value or the related loan balance at the date of foreclosure. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses.

Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Subsequent write-downs in the carrying value and expenses incurred to maintain the properties are charged to expense. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Gains or losses are included in operations upon disposal.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives.

Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is included in income.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank owned life insurance

The cash surrender value of bank owned life insurance relates to policies on employees of the Bank for which the Bank is the beneficiary. Increases in cash surrender value are included in noninterest income in the consolidated income statements.

Income from investment advisory services, net

In conjunction with a third party, an employee of the Bank is licensed to sell non-deposit investment products, including mutual funds, annuities and other insurance products. The Bank records, as noninterest income, revenues earned from product sales in accordance with the terms of revenue sharing agreements with the third party, net of certain marketing and other expenses shared with the third party. The Bank currently employs the individual authorized to sell these products and pays most of the direct costs related to the sales activities. These costs are charged to expense as incurred, and are classified primarily in compensation and benefits expense.

Income taxes

The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of a deferred tax item will not be realized.

The Company is required to make a determination of an inventory of tax positions (federal and state) for which the sustainability of the position, based upon the technical merits, is uncertain. The Company regularly evaluates all tax positions taken and the likelihood of those positions being sustained. If management is highly confident that the position will be allowed and there is a greater than 50% likelihood that the full amount of the tax position will be ultimately realized, the Company recognizes the full benefit associated with the tax position. Additionally, interest and penalties related to uncertain tax positions are included as a component of income tax expense in the consolidated statements of income.

The Company has a tax allocation agreement with the Bank electing to file consolidated federal income tax returns. The tax allocation agreement indicates that income tax liabilities, refunds, payments and all other adjustments will be allocated to each entity using the separate return method. The Company and the Bank file separate corporate income tax returns for the State of Connecticut.

Earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

Computation of fair values

Accounting standards require disclosure of the estimated fair value of financial instruments including both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable. The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties. Changes in assumptions could significantly affect the estimates. These estimates do not reflect any possible tax ramifications, estimated transaction costs or any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument.

The following methods and assumptions were utilized by the Company in estimating the fair values of its on-balance sheet financial instruments:

Cash and cash equivalents—The carrying amounts reported in the statement of financial condition approximate these assets’ fair value.

Loans receivable—For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accrued income receivable—The carrying amounts reported in the statement of financial condition approximate these assets’ fair value.

Deposits liabilities—The fair values of non-interest-bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed Funds—Fair values are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Mortgagors’ escrow accounts—The carrying amounts reported in the statement of financial condition approximate the fair value of the mortgagors’ escrow accounts.

Accounting Standards Update

On July 1, 2009, the Accounting Standards Codification (“ASC”) became the Financial Accounting Standards Board’s (“FASB”) single source of authoritative U.S. accounting and reporting standards applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. The adoption of this ASC topic changed the applicable citations and naming conventions used when referencing generally accepted accounting principles.

In January 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-01, “Deferral of the Effective Date of Disclosures About Troubled Debt Restructurings in Update No. 2010-20”, which temporarily defers the effective date in ASU 2010-20 for disclosures about TDRs by creditors until the FASB finalizes its project on determining what constitutes a TDR for a creditor. Since the provisions of ASU 2010-20 are disclosure-related the Bank’s adoption of this guidance will not have an impact on the Company’s financial condition or results of operations.

In December 2010, the FASB issued guidance regarding disclosure of supplementary pro forma information for business combinations. This guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This ASU is intended to provide additional information to assist financial statement users in assessing the entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The new and amended disclosures that relate to information as of the end of a reporting period are effective for the Company as of December 15, 2010. The disclosures that include information for activity that occurs during a reporting period will be effective beginning January 1, 2011 for the Company. Those disclosures include (1) the activity in the allowance for credit losses for each period and (2) disclosures about modifications of financing receivables.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”. The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 of the fair value hierarchy and describing the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in the Level 3 of the fair value measurement hierarchy will be required for fiscal years beginning after December 15, 2010.

Management does not believe the adoption of these standards will have a significant impact on the Company’s financial statements.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassification

Certain reclassifications have been made to the prior period financial statements to conform to the current reporting presentation. These reclassifications only changed the reporting categories but did not affect the results of operations or financial position.

4.	Investment Securities

A summary of investment securities at December 31, 2010 and 2009 follows:

	2010		2009
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Available-for-sale securities	$31,683	$31,683	$37,623	$37,623
Held-to-maturity securities	15,334	15,104	1,451	1,475

Total investment securities	$47,017	$46,787	$39,074	$39,098

At December 31, 2010, the composition of the investment portfolio was as follows:

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Available-for-sale securities:
U.S. government and agency obligations From one through five years	$1,022	$65	$—	$1,087
Mortgage-backed securities	19,093	867	—	19,960
Collateralized mortgage obligations	2,706	31	(61)	2,676

Total debt securities	22,821	963	(61)	23,723
Money market preferred stocks	8,200	—	(240)	7,960

Total available-for-sale securities	$31,021	$963	$(301)	$31,683

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Held-to-maturity securities:
Mortgage-backed securities	$15,334	$26	$(256)	$15,104

Total held-to-maturity securities	$15,334	$26	$(256)	$15,104

At December 31, 2009, the composition of the investment portfolio was as follows:

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Available-for-sale securities:
U.S. government and agency obligations
From one through five years	$1,029	$40	$—	$1,069
From five through ten years	500	14	—	514

	1,529	54	—	1,583
Corporate bonds
From one through five years	1,000	—	(340)	660
Mortgage-backed securities	23,561	939	—	24,500
Collateralized mortgage obligations	3,091	13	(104)	3,000

Total debt securities	29,181	1,006	(444)	29,743
Money market preferred stocks	8,200	—	(320)	7,880

Total available-for-sale securities	$37,381	$1,006	$(764)	$37,623

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Amortized Cost Basis	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Held-to-maturity securities:
Mortgage-backed securities	$1,451	$24	$—	$1,475

Total held-to-maturity securities	$1,451	$24	$—	$1,475

Included in the fair market values of mortgage-backed securities and collateralized mortgage obligations at December 31, 2010 and 2009 were non-government guaranteed securities of $376,419 and $428,288, respectively.

For the year ended December 31, 2010, the Company realized gross gains of $231,265 and gross losses of $220,000 compared with gross gains of $425,637 and gross losses of $37,203 for the year ended December 31, 2009 and gross gains of $129,450 and gross losses of $100,622 for the year ended December 31, 2008 on sales of investment securities. For the year ended December 31, 2009, gross gains included approximately $9,600 of gains realized on the sale of Fannie Mae preferred stock. During 2008, the Company realized an other-than-temporary impairment loss on these shares of stock, which collateralized auction rate pass through certificates, in the amount of $3.4 million.

The Company has identified other investment securities in which the fair value of the security is less than the cost of the security. This can be from an increase in interest rates since the time of purchase or from deterioration in credit quality of the issuer. All investment securities which have unrealized losses have undergone an internal impairment review.

Management’s review for impairment generally entails identification and analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period; discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and documentation of the results of these analyses. As a result of the reviews, management has determined that there has been no deterioration in credit quality subsequent to purchase, and believes that these unrealized losses are temporary and are the result of changes in market interest rates and market conditions over the past several years.

At December 31, 2010, these securities had an aggregate fair value of $16.7 million which resulted in an unrealized loss of $557,000 as compared with an aggregate fair value of $3.4 million and unrealized losses of $764,000 at December 31, 2009.

Unrealized losses on investment securities at December 31, 2010

The following is a summary of the fair values and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Securities in Continuous Unrealized Loss Position Less Than 12 Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
Collateralized mortgage obligations	1	$182	$(3)
Mortgage backed securities	5	14,028	(256)

Total securities in unrealized loss position	6	$14,210	$(259)

	Securities in Continuous Unrealized Loss Position 12 or More Consecutive Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
Collateralized mortgage obligations	1	$376	$(58)
Money market preferred stocks	2	2,160	(240)

Total securities in unrealized loss position	3	$2,536	$(298)

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unrealized losses on investment securities at December 31, 2009

The following is a summary of the fair values and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Securities in Continuous Unrealized Loss Position 12 or More Consecutive Months
(Dollars in thousands)	Number of Securities	Market Value	Unrealized Loss
Collateralized mortgage obligations	2	$652	$(104)
Corporate bonds	1	660	(340)
Money market preferred stocks	2	2,080	(320)

Total securities in unrealized loss position	5	$3,392	$(764)

At December 31, 2010 and 2009, securities with amortized costs of $17,589,605 and $14,049,618, and fair values of $17,438,080 and $14,382,522, respectively, were pledged as collateral to secure municipal deposits and reverse repurchase agreements.

Included in accrued income receivable at December 31, 2010 and December 31, 2009 was $131,000 and $120,000 for mortgage-backed securities, respectively, and $61,000 and $81,000 for other investments over the same periods.

Included in accrued income receivable at December 31, 2010 and 2009 was $1,787,000 and $1,873,000 related to loans receivable, respectively.

5.	Loans Receivable

A summary of loans receivable at December 31, 2010 and 2009 is as follows:

	December 31,
(Dollars in thousands)	2010	2009
Real estate loans:
One-to-four family	$219,286	$229,693
Construction	30,921	46,298
Multi-family and commercial real estate	160,235	134,931

Total real estate loans	410,442	410,922

Commercial business loans	34,742	31,325
Consumer loans:
Savings accounts	956	1,113
Personal	236	256
Automobile	168	230
Home equity	34,807	37,276

Total consumer loans	36,167	38,875

Totals loans	481,351	481,122
Less:
Allowance for loan losses	6,393	3,996
Undisbursed construction loans	1,034	3,336
Deferred loan origination fees	403	486

Loans receivable, net	$473,521	$473,304

Weighted average yield	5.47%	5.67%

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank’s lending activities are conducted principally in the Naugatuck Valley area of Connecticut. The Bank’s investment in loans includes both adjustable and fixed rate loans. At December 31, 2010 and 2009, the composition of the Bank’s investment in fixed rate loans was as follows:

Fixed Rate
Term to Maturity	2010	2009
(In thousands)
Less than 1 year	$6,096	$3,611
1 – 3 years	5,256	6,970
3 – 5 years	5,321	5,906
5 – 10 years	27,717	29,671
10 – 20 years	55,224	50,818
Over 20 years	145,039	159,940

Total loans at fixed rates	$244,653	$256,916

Adjustable rate loans have interest rate adjustment limitations and are indexed to treasury notes or Federal Home Loan Bank of Boston (“FHLBB”) classic advances with similar repricing durations, or prime rate. At December 31, 2010 and 2009, the Bank had the following adjustable rate loans:

Adjustable Rate
Rate Adjustment	2010	2009
(In thousands)
Less than 1 year	$93,133	$91,321
1 – 3 years	47,241	36,986
3 – 5 years	65,725	55,058
5 – 10 years	30,599	40,841
Over 10 years	—	—

Total loans at adjustable rates	$236,698	$224,206

As of December 31, 2010 and 2009, loans to related parties totaled approximately $2,490,000 and $3,976,000, respectively. For the year ended December 31, 2010, new loans of approximately $1,267,000 were granted to these parties and principal payments of approximately $2.0 million were received. During 2010, loans in the amount of $752,000 were removed from loans to related parties for individuals whose related interests changed during the year, combined with loan sales. For the year ended December 31, 2009, new loans of approximately $1,123,000 were granted to these parties and principal payments of approximately $992,000 were received.

Related parties include directors and officers of the Bank, any respective affiliates in which they have a controlling interest, and their immediate families. For the years ended December 31, 2010 and 2009, all loans to related parties were performing in accordance with the original terms.

The Bank services loans for other financial institutions and agencies. These loans are originated by the Bank and then sold. The Bank continues to service these loans and remits the payments received to the purchasing institution. The amounts of these loans were approximately $41,251,000, $7,256,000 and $8,693,000 at December 31, 2010, 2009 and 2008, respectively.

The balance of capitalized servicing rights, included in other assets at December 31, 2010 were approximately $364,000. The changes in capitalized servicing rights for the year ended December 31, 2010 were as follows:

(In thousands)	2010	2009
Balance at beginning of the year	$—	$—
Servicing rights capitalized	465	—
Amortization of servicing rights	(96)	—
Periodic impairment	(5)	—

Balance at the end of the year	$364	$—

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2010, key economic assumptions and the sensitivity of the current fair value of residual cash flows, should immediate 10 percent and 20 percent adverse changes in those assumptions occur, are as follows:

(In thousands)	2010
Carrying amount	$364
Weighted average life (in years)	6.87
Prepayment Speed Assumption	PSA 195
Impact on fair value of 10% adverse change	(19)
Impact on fair value of 20% adverse change	(35)
Residual Cash Flows Discount Rate (annual)	8.25%
Impact on fair value of 10% adverse change	(17)
Impact on fair value of 20% adverse change	(33)

Credit Quality of Financing Receivables and the Allowance for Loan Losses

Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.

The Company’s loan portfolio is segregated into the following portfolio segments:

One-to Four-Family Owner Occupied Loans. This portfolio segment consists of the origination of first mortgage loans secured by one-to four-family owner occupied residential properties and residential construction loans to individuals to finance the construction of residential dwellings for personal use located in our market area. The Company has experienced a low level of foreclosures on its owner occupied loan portfolio during recent periods and believe this is due mainly to its conservative underwriting and lending strategies which do not allow for risky loans such as “Option ARM,” “sub-prime” or “Alt-A” loans.

Commercial Real Estate and Multi-family Loans. This portfolio segment includes loans secured by commercial real estate, non-owner occupied one-to four-family and multi-family dwellings for property owners and businesses in our market area. Loans secured by commercial real estate generally have larger loan balances and more credit risk than owner occupied one-to four-family mortgage loans. The increased risk is the result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.

Construction and Land Development Loans. This portfolio segment includes commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties and land loans, which are loans made with land as security. Construction and land development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose the Company to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties, which may cause some borrowers to be unable to continue with debt service which exposes the Company to greater risk of non-payment and loss.

Commercial Business Loans. This portfolio segment includes commercial business loans secured by real estate, assignments of corporate assets, and personal guarantees of the business owners. Commercial business loans generally

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have higher interest rates and shorter terms than other loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business.

Real Estate Secured Loans. This portfolio segment includes home equity loans and home equity lines of credit secured by owner occupied one-to four-family residential properties. Loans of this type are written at a maximum of 75% of the appraised value of the property and we require that we have a second lien position on the property. These loans are written at a higher interest rate and a shorter term than mortgage loans. The Company has experience a low level of foreclosure in this type of loan during recent periods. These loans can be affected by economic conditions and the values of the underlying properties.

Consumer Loans. This portfolio segment includes loans secured by passbook or certificate accounts, or automobiles, as well as unsecured personal loans and overdraft lines of credit. This type of loan may entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by assets that depreciate rapidly.

Loans are generally carried at the amount of unpaid principal, less the allowance for loan losses and adjusted for deferred loan fees, which are amortized over the term of the loan using the interest method. Interest on loans is accrued based on the principal amounts outstanding. It is the Company’s policy to discontinue the accrual of interest when a loan is specifically determined to be impaired or when the principal or interest is delinquent for 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.

The allowance for loan losses is established through a provision for loan losses. The Company maintains the allowance at a level believed, to the best of management’s knowledge, adequate to cover all known and inherent losses in the loan portfolio that are both probable and reasonable to estimate at each reporting date.

Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process by portfolio segment includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience.

The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is a likelihood that different amounts would be reported under different conditions or assumptions. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the allowance for loan losses and may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management.

The allowance generally consists of specific (or allocated) and general components. The specific component relates to loans that are recognized as impaired. For such impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price if the loan is collateral dependent) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Additional general reserves are placed on loans classified as either doubtful, substandard or special mention.

The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transactions in the allowance for loan losses account for the years ended December 31, 2010, 2009 and 2008 were as follows:

(In thousands)	2010	2009	2008
Balance at beginning of year	$3,996	$2,869	$2,163
Provision for loan losses	3,360	1,144	675
Loans written off	(978)	(18)	(7)
Recoveries of loans written off	15	1	38

Balance at end of year	$6,393	$3,996	$2,869

The following tables set forth the balance of the allowance for loan losses at December 31, 2010, by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually. Also included is a summary of transactions in the allowance for loan and lease losses for the year ended December 31, 2010. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

(In thousands)	One-to-Four Family	Construction	Commercial Real Estate	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$1,044	$632	$1,489	$481	$350	$3,996
Charge-offs	(27)	(170)	—	(754)	(27)	(978)
Recoveries	—	—	—	15	—	15
Provisions	568	138	1,225	1,142	287	3,360

Ending Balance	$1,585	$600	$2,714	$884	$610	$6,393

Ending Balance individually evaluated for impairment	$2,677	$4,059	$1,106	$1,598	$277	$9,717

Ending Balance collectively evaluated for impairment	$—	$—	$—	$—	$—	$—

The Company’s policies provide for the classification of loans and other assets into the following categories: pass (1 – 4), bankable with care (5), special mention (6), substandard (7), doubtful (8) and loss (9). Consistent with regulatory guidelines, loans and other assets that are considered to be of lesser quality are classified as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that there continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When assets are classified as special mention, substandard or doubtful, the Company disaggregates these assets and allocates a portion of the related general loss allowances to such assets as the Company deems prudent. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables are a summary of the loan portfolio quality indicators by loan class as of December 31, 2010:

Commercial Loans - Credit Risk Profile by Internally Assigned Grade
	At December 31, 2010
(In thousands)	Commercial Loans	Commercial Real Estate Construction	Commercial Real Estate
Grade:
4	$3,697	$281	$39,176
5	24,931	10,847	91,329
6	3,456	5,391	16,430
7	2,555	11,623	13,300
8	103	—	—

Total	$34,742	$28,142	$160,235

Consumer Loans - Credit Risk Profile by Internally Assigned Grade
	At December 31, 2010
(In thousands)	Residential - Prime	Residential - Subprime
Grade:
Pass	$213,680	$—
Special Mention	503	—
Substandard	3,563	—
Doubtful	1,540	—

Total	$219,286	$—

Consumer Loans - Credit Risk Profile Based on Payment Activity:
At December 31, 2010
(In thousands)	Consumer - Other
Grade:
Performing	$35,652
Nonperforming	515

Total	$36,167

When a loan is 15 days past due, the Company sends the borrower a late notice. The Company also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, the Company mails the borrower a letter reminding the borrower of the delinquency, and attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, the Company will send the borrower a final demand for payment and may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to the board of directors of the Company each month. Management works closely with the asset quality committee of the board of directors to resolve nonperforming assets in a manner most advantageous to the Company.

Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent. Management works closely with the asset quality committee of the board of directors to resolve nonperforming assets in a manner most advantageous to the Company.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth certain information with respect to our loan portfolio delinquencies by loan class and amount as of December 31, 2010:

	Age Analysis of Past Due Financing Receivables As of December 31, 2010
(In thousands)	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days (Nonaccrual)	Total Past Due	Current	Carrying Amount > 90 Days and Accruing	Considered Current That Have Been Modified in Previous Year
Commercial
Commercial—real estate	$60	$115	$1,356	$1,531	$33,211	$—	$2,494
Commercial RE construction	2,707	—	5,151	7,858	20,284	—	4,379
Commercial RE	1,686	258	6,242	8,186	152,049	—	16,525
Consumer
Consumer—other	470	100	515	1,085	35,082	—	208
Residential
Residential—prime	1,745	18	4,624	6,387	215,678	—	1,141
Residential—subprime	—	—	—	—	—	—	—

Total	$6,668	$491	$17,888	$25,047	$456,304	$—	$24,747

The following table is a summary of nonaccrual loans by loan class as of December 31, 2010:

Loans on Nonaccrual Status
(In thousands)	As of December 31, 2010
Commercial	$1,356
Commercial—real estate
Commercial RE construction	5,151
Commercial RE	6,242
Consumer
Consumer—other	515
Residential
Residential—prime	4,624
Residential—subprime	—

Total	$17,888

Nonperforming loans totaled approximately $17.9 million and $6.0 million at December 31, 2010 and 2009, respectively. These loans, primarily delinquent 90 or more days, were accounted for on a nonaccrual basis. The amount of income that was contractually due but not recognized on nonperforming loans totaled $513,000, $328,000, and $140,000 in 2010, 2009 and 2008, respectively.

At December 31, 2010, there were no loans 90 or more days past due and still accruing interest. At December 31, 2010, the Company had 64 loans on non-accrual status with foregone interest in the amount of approximately $513,000. Included in these loans are 29 loans which are not 90 days past due, but were placed on non-accrual status as a result of a recent modification or a doubtful classification.

The Company accounts for impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Company classifies a problem asset as impaired, it provides a specific reserve for that portion of the asset that is deemed uncollectible.

At December 31, 2010, the Bank had approximately $9.7 million of loans which were considered impaired, with an allocated allowance of $929,000, as compared to $744,000 of such loans, with an allowance allocation of $98,000 at December 31, 2009. These loans averaged $9.7 million during 2010 and paid $135,000 in interest, as compared with an average balance of $750,000 during 2009 on which $23,000 of interest was received.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables are a summary of impaired loans by class of loans as of December 31, 2010:

	Impaired Loans For the Year Ended December 31, 2010
(In thousands)	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
With no specific allowance recorded:
Commercial	$4,011	$4,011	$—	$3,985	$4
Consumer—other	1,137	1,137	—	1,139	28

With an allowance recorded:
Commercial	2,752	2,752	504	2,758	50
Consumer—other	1,816	1,816	425	1,802	53

Total:
Commercial	6,763	6,763	504	6,743	54
Consumer—other	2,953	2,953	425	2,941	81

6.	Premises and Equipment

Premises and equipment at December 31, 2010 and 2009 were summarized as follows:

(In thousands)	2010	2009
Banking offices and branch buildings	$8,533	$8,469
Furniture and equipment	3,953	3,651
Land	1,593	1,593
Leasehold improvements	1,409	1,326

	15,488	15,039
Accumulated depreciation and amortization	(5,876)	(5,091)

Premises and equipment, net	$9,612	$9,948

Depreciation and amortization expense is computed using the straight-line method over the estimated useful life of an asset. Estimated useful lives range from three to ten years for furniture and equipment, 39 years for the banking offices, and the initial lease term for leasehold improvements. Land is not depreciated. Depreciation and amortization expenses were $805,704, $821,257 and $834,473 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Bank leases space for five of its branch offices. The leases for the branch offices have expiration dates ranging from 2011 through 2020, and are accounted for as operating leases. At December 31, 2010, future minimum rental income and lease payment expense were expected to be:

(In thousands)	Income	Expense
2011	$95	$315
2012	97	304
2013	94	255
2014	28	244
2015	21	245
Thereafter	—	674

Total future minimum rents	$335	$2,037

During May, 2010 a tenant that was leasing space from the Bank terminated their lease. Upon termination, the Bank received thirteen months of rent. A new tenant signed a lease for this property in July 2010, and took occupancy early in the fourth quarter of 2010.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	Deposits

Deposits and weighted average rates at December 31, 2010 and 2009 are summarized as follows:

	2010		2009
(Dollars in thousands)	Amount	Weighted Average Cost	Amount	Weighted Average Cost
Certificate accounts	$239,406	2.68%	$231,905	2.95%
Regular savings accounts	79,682	0.49%	65,916	0.58%
Checking and NOW accounts	59,914	0.06%	57,319	0.09%
Money market savings accounts	26,873	0.64%	25,791	0.90%

Total deposits	$405,875	1.73%	$380,931	1.97%

Interest paid on deposits for the years ended December 31, 2010, 2009 and 2008 was as follows:

	Year Ended December 31,
(In thousands)	2010	2009	2008
Interest Expense
Certificate accounts	$6,617	$7,741	$8,297
Regular savings accounts	413	390	288
Checking and NOW accounts	45	45	159
Money market savings accounts	222	301	527

Total interest expense on deposits	$7,297	$8,477	$9,271

The aggregate amount of individual certificate accounts of $100,000 or more at December 31, 2010 and 2009 was $92,753,000 and $82,940,000 respectively. Under the Emergency Economic Stabilization Act of 2008, deposits up to $250,000 became federally insured through an extended date of December 31, 2013. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), signed into law on July 21, 2010, permanently raised the maximum deposit insurance amount to $250,000, retroactive to January 1, 2008.

The Bank is participating in the FDIC’s Temporary Liquidity Guaranty Program (“TLGP”). Under that program, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire balance in the account until December 31, 2010, recently extended to December 31, 2012. Coverage under the TLGP is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules. Effective December 31, 2010, under the Dodd-Frank Act, all funds held in noninterest-bearing transaction accounts will be fully insured, without limit, until December 31, 2012. The coverage under the Dodd-Frank Act is similar to that under the FDIC’s TLGP, but excludes low-interest NOW accounts and interest on lawyers trust accounts (IOLTA), which were covered under TLGP. Coverage under these programs is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules.

At December 31, 2010 and 2009, the remaining maturities for certificate accounts were as follows:

(In thousands)	2010	2009
Certificate accounts maturing in:
Under 12 months	$164,468	$115,648
12 to 24 months	42,931	73,704
24 to 36 months	15,103	27,136
Over 36 months	16,904	15,417

Total certificate accounts	$239,406	$231,905

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Borrowed Funds

Borrowings and advances, with calendar-year maturity dates and weighted average cost of funds at December 31, 2010 and 2009, were as follows:

(Dollars in thousands)	2010		2009
	Amount Due	Weighted Average Cost	Amount Due	Weighted Average Cost
Short-term borrowings
Repurchase agreements	$6,937	0.70%	$6,431	0.92%

Long-term FHLBB advances
Year of maturity:
2010	—	—	26,548	3.30
2011	31,629	2.22	26,629	2.59
2012	22,801	2.88	22,801	2.88
2013	24,087	2.65	19,187	2.93
2014	15,693	2.96	15,693	2.96
2015 – 2019	978	2.20	978	2.20
2020 – 2024	382	0.18	382	0.18
2025 – 2028	335	0.00	335	0.00

Total long-term borrowings	$95,905	2.59	$112,553	2.91

Total borrowed funds	$102,842	2.46	$118,984	2.80

The Bank has an agreement with FHLBB providing for future credit availability of up to twenty times the amount of FHLBB stock held by the Bank, not to exceed 30% of its total assets. The Bank held $6,251,700 in FHLBB stock at December 31, 2010 and 2009. In addition to the outstanding advances, the Bank has a $2,540,000 line of credit available from FHLBB, none of which was outstanding at December 31, 2010 and 2009. The Bank also has a $3,500,000 line of credit available from another correspondent bank, none of which was outstanding at December 31, 2010 and 2009.

FHLBB advances are secured by a blanket lien on the Bank’s assets. Included in the amounts above are two long-term amortizing advances, which mature in 2023 and 2028 with interest rates of 0.27% and 0.00%, respectively, obtained under the Affordable Housing Program offered by FHLBB. These advances were used to provide loans, at nominal cost to the borrower, for development of low-cost housing in the Bank’s community.

Repurchase agreements generally have terms of one day, and are secured by government agency securities.

9.	Pension and Other Post-Retirement Benefits

Pension Plan

Prior to September 1, 2005, the Bank participated in a multi-employer defined benefit pension plan covering all of its full time (as defined) employees who had been employed by the Bank for more than six months and were at least twenty-one years of age. Benefits under this plan became fully vested after five years of service. The Bank’s net pension cost for the period is the amount of contributions due. Total pension expense was $156,000 for the year ended December 31, 2010 compared with $88,000 and $50,000 for 2009 and 2008, respectively. Current valuations of the Bank’s allocation of the plan’s pooled assets are not available. Effective September 1, 2005, the Plan was amended and as a result, is considered frozen, with no new participants being accepted. No future compensation will be considered for benefit accruals, and there will be no future credited service, service accruals, or additional accrued benefits.

Defined Contribution Plan

The Bank has a defined contribution 401(k) plan for eligible employees. The Bank provides 75% matching of employee contributions, with a maximum contribution on up to 6% of the employee’s salary. The Bank’s contribution vests over a 6 year graded vesting schedule. The Bank’s contribution to the plan was $204,000, $194,000 and $191,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Directors Retirement Plan

Through December 27, 2006, the Bank sponsored a retirement and benefits plan for non-employee directors. All benefits earned were fully accrued based on a fixed amount at December 31, 2006, and were paid to the participating individuals in January, 2007.

Effective December 27, 2006, for fees and compensation earned beginning January 1, 2007, the Bank sponsors a deferred compensation plan under which non-employee directors may elect to defer up to 100% of their compensation in the form of either cash or stock-appreciation rights (“SARs”). If a deferral is made in SARs, then at the time of distribution an individual will receive in cash the value of an equivalent number of shares of the Company’s stock that could have been purchased at the time of the deferral. The individual will also receive in cash an amount equal to any dividends which would be paid on the equivalent shares during the deferral period. Under terms of the plan, an election to defer compensation, including which form (cash or SARs), must be made prior to December 31st of the preceding year. Each year the form of previous deferrals may be converted to the other form at the option of the individual participant.

Healthcare Benefits

In addition to providing pension benefits, the Bank provides certain health care benefits to retired employees. Substantially all of the Bank’s employees hired prior to February 2007 may become eligible for those benefits. The Bank’s policy is to accrue the expected cost of providing those benefits during the years that the employee renders the necessary service.

Obligation and Funded Status

The following table summarizes the obligation and funded status, as well as the amounts recognized in the consolidated statements of financial condition for the Healthcare Benefits Plan as of December 31, 2010 and 2009:

	Healthcare Benefit Plan
(In thousands)	2010	2009
Measurement date	12/31/2010	12/31/2009
Projected benefit obligation	$(376)	$(361)
Fair value of plan assets	—	—

Funded status	$(376)	$(361)

Accrued benefit cost recognized in the statement of financial condition	$(376)	$(361)

Net Periodic Benefit Cost and Contributions

The benefit costs and contributions related to the Healthcare Benefits plan for the years ended December 31, 2010 and 2009 were:

	Healthcare Benefit Plan
(In thousands)	2010	2009
Net periodic benefit cost	$15	$27
Employer contributions	19	18
Plan participants’ contributions	—	—
Benefits paid during the year	19	18

Due to the unfunded status of the plan, the Bank expects to contribute the amount of the estimated benefit payments for the next fiscal year, which is $28,921 for the Healthcare Benefits Plan.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions and Effects

The actuarial assumptions used to determine the projected benefit obligations and net periodic benefit cost for the years ended December 31, 2010 and 2009 were as follows:

	Healthcare Benefit Plan
Weighted-average assumptions:	2010	2009
Discount rate	5.750%	6.250%
Rate of compensation increase	—	—
Medical trend rate next year	5.00%	7.00%
Ultimate medical trend rate	5.00%	5.00%
Year ultimate trend rate is achieved	2011	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for the Healthcare Benefits plan. At December 31, 2009, a one percentage-point increase in the assumed health care trend rates would increase the projected benefit obligation by $50,998 compared with a decrease of $43,371 if the assumed health care trend rate were to decrease by one percentage-point.

10.	Employee Stock Ownership Plan

During 2004 the Bank implemented the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (the “ESOP”). On September 30, 2004, the ESOP purchased 298,091 shares of the common stock of the Company. To fund the purchase, the ESOP borrowed $2,980,910 from the Company. The borrowing is at an interest rate of 4.75% and is to be repaid on a pro-rata basis in fifteen annual installments of $282,520 commencing with the quarter ended December 31, 2004 through September 30, 2019. In addition, dividends paid on the unreleased shares are used to reduce the principal balance of the loan. The collateral for the loan is the common stock of the Company purchased by the ESOP. Contributions by the Bank to the ESOP are discretionary, however, the Bank intends to make annual contributions in an aggregate amount at least equal to the principal and interest requirement on the debt.

The shares of stock purchased by the ESOP are held in a suspense account until they are released for allocation among participants. The shares will be released annually from the suspense account and the released shares will be allocated among the participants on the basis of each participant’s compensation for the year of allocation. As shares are released from collateral, the Bank recognizes compensation expense equal to the average market price of the shares during the period and the shares will be outstanding for earning per share purposes. The shares not released are reported as unearned ESOP shares in the capital accounts of the consolidated statements of financial condition. ESOP expense for the years ended December 31, 2010, 2009 and 2008 was $122,715, $112,373 and $169,056, respectively. At December 31, 2010 and 2009, there were 19,889 unallocated ESOP shares and 173,846 and 193,735 unreleased ESOP shares, respectively. At December 31, 2010 and 2009, the unreleased shares had aggregate fair values of $1,173,000 and $1,112,000, respectively.

11.	Equity Incentive Plan

In 2005, stockholders of the Company approved the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company may grant up to 372,614 stock options and 149,045 shares of restricted stock to its employees, officers and directors for an aggregate amount of up to 521,659 shares of the Company’s common stock for issuance upon the grant or exercise of awards. Both incentive stock options and non-statutory stock options may be granted under the Incentive Plan. Through December 31, 2010, the following awards have been made:

	Grant Date
	July 26, 2008	December 18, 2007	March 20, 2007	March 21, 2006	July 26, 2005
Option awards
Awarded	1,000	2,000	7,500	6,500	354,580
Exercise price	$11.10	$11.10	$12.49	$11.10	$11.10
Maximum term	10	10	10	10	10
Restricted stock awards
Awarded	1,000	3,000	2,000	1,500	139,712

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option awards have been granted with an exercise price equal to the greater of the market price of the Company’s stock at the date of grant, or $11.10, which was the market price of the Company’s stock at the date stock option awards were initially granted under the Incentive Plan. Stock options and restricted stock awards are considered common stock equivalents for the purpose of computing earnings per share on a diluted basis. A summary of the status of outstanding stock options at December 31, 2010 and 2009 and changes therein was as follows:

	2010		2009
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at beginning of year	353,430	$11.13	353,580	$11.13
Granted	—	—	—	—
Forfeited	(5,426)	—	—	—
Exercised	—	—	—	—
Expired	(21,704)	11.10	(150)	11.10

Options outstanding at end of year	326,300	11.13	353,430	11.13

Options exercisable at end of year	320,600	11.11	278,548	11.11

Weighted-average fair value of options granted during the year		N/A		N/A

The Company records share-based compensation expense related to outstanding stock options and restricted stock awards based upon the fair value at the date of grant over the vesting period of such awards on a straight-line basis. Both stock options and restricted stock awards vest at 20% per year beginning on the first anniversary of the date of grant.

The fair value of each restricted stock allocation, based on the market price at the date of grant, is recorded to unearned stock awards. Compensation expenses related to unearned restricted shares are amortized to compensation, taxes and benefits expense over the vesting period of the restricted stock awards.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing method which includes several assumptions such as volatility, expected dividends, expected term and risk-free rate for each stock option award.

In determining the expected term of the option awards, the Company has estimated the expected term of the options as being equal to the average of the vesting term plus the original contractual term. The Company estimated its volatility using the historical volatility of other, similar companies during a period of time equal to the expected life of the options. The risk-free rate for the periods within the contractual life of the options is based upon the U.S. Treasury yield curve in effect at the time of grant.

Assumptions used to determine the weighted-average fair value of stock options granted were as follows:

Grant date	July 26, 2008	December 18, 2007	March 20, 2007	March 21, 2006	July 26, 2005
Dividend yield	2.74%	2.20%	1.60%	1.89%	1.44%
Expected volatility	13.40%	11.00%	10.49%	11.20%	11.47%
Risk-free rate	3.56%	3.63%	4.48%	4.61%	4.18%
Expected life in years	6.5	6.5	6.5	6.5	6.5
Weighted average fair value of options at grant date	$1.51	$1.18	$2.55	$2.25	$2.47

The Company recorded share-based compensation expense of $285,247, $531,743 and $507,557 for the years ended December 31, 2010, 2009 and 2008, respectively, in connection with the stock option and restricted stock awards. At December 31, 2010, the Company has approximately $8,877 of unrecorded option expense to be recognized over the remaining vesting period of the options.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	Income Taxes

The Bank’s wholly-owned subsidiary, the Naugatuck Valley Mortgage Servicing Corporation, qualifies and operates as a Connecticut passive investment company pursuant to legislation. Because the subsidiary earns income from passive investments which is exempt from Connecticut Corporation Business Tax and its dividends to the Bank are exempt from state tax, the Bank no longer expects to incur state income tax expense.

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Principal items making up the deferred income tax provision include impairment losses on investment securities for which the Company expects to realize a future benefit, a carry forward of charitable contributions, the provision for loan losses, accelerated tax depreciation and deferred mortgage fee income. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. The Company believes that all deferred tax assets will be realized in the future and that no valuation allowance is necessary.

The provision (benefit) for income taxes for the years ended December 31, 2010, 2009 and 2008 consisted of:

(In thousands)	2010	2009	2008
Current income tax expense	$1,293	$114	$1,008
Deferred income tax expense (benefit), due to:
Impairment loss on investment securities	—	1,165	(1,165)
Reserve for loan losses	(815)	(389)	(236)
Deferred income	(3)	(65)	(151)
Charitable contributions	250	36	16
Post retirement benefits	16	(9)	11
Mortgage-servicing rights	124	—	—
Depreciation	(36)	(36)	(36)
Other items	—	2	(13)

Total deferred income tax expense (benefit)	(464)	704	(1,574)

Provision (benefit) for income taxes	$829	$818	$(566)

A reconciliation of the statutory federal income tax rate applied to income before income taxes with the income tax provision is as follows:

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Income tax expense at statutory rate of 34%	$775	$956	$(299)
Increase (decrease) in income tax expense resulting from:
Nondeductible compensation expense	67	85	100
Income exempt from income tax	(264)	(225)	(371)
Expiration of contribution carryforward	250	—	—
Other items, net	1	2	4

Provision (benefit) for income taxes	$829	$818	$(566)

Effective rate of income tax expense	36.4%	29.1%	64.5%

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes receivable and payable included in the balance sheet at December 31, 2010 and 2009 were:

(In thousands)	2010	2009
Current tax receivable	$201	$281

Deferred tax receivable
Reserve for loan losses	$2,175	$1,360
Deferred income	388	385
Charitable contributions carryforward	—	250
Post-retirement benefits	185	201

Total deferred tax receivable	2,748	2,196

Deferred tax payable
Depreciation	$(29)	$(65)
Mortgage-servicing rights	(124)	—
Available-for-sale securities	(306)	(191)

Total deferred tax payable	(459)	(256)

Net deferred tax receivable	$2,289	$1,940

Retained earnings at December 31, 2010 includes a contingency reserve for loan losses of $1,843,000, which represents the tax reserve balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to thrift institutions. It is not anticipated that the Company will incur a federal income tax liability related to the reduction of this reserve and accordingly, deferred income taxes of $627,000 has not been recognized as of December 31, 2010.

Management regularly analyzes their tax positions and at December 31, 2010, does not believe that the Company has taken any tax positions where future deductibility is not certain. As of December 31, 2010, the Company is subject to unexpired statutes of limitation for examination of its tax returns for U.S. federal and Connecticut income taxes for the years 2007-2010.

13.	Consolidated Statements of Comprehensive Income

The source of the Company’s other comprehensive income (loss) is the unrealized gains and losses on its available for sale securities.

	For the Years Ended December 31,
(In thousands)	2010	2009	2008
Net income (loss)	$1,451	$1,993	$(312)

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	431	3,121	(5,713)
Reclassification adjustment for losses (gains) realized in net income	(11)	(388)	3,398

Other comprehensive income (loss) before tax effect	420	2,733	(2,315)
Income tax expense related to items of other comprehensive income (loss)	116	178	73

Other comprehensive income (loss) net of tax effect	304	2,555	(2,388)

Total comprehensive income (loss)	$1,755	$4,548	$(2,700)

At December 31, 2008, the Company did not recognize approximately $714,000 of income tax benefits related to its other comprehensive loss for the year due to the uncertainty regarding its ability to realize a tax benefit from the estimated unrealized losses.

14.	Regulatory Capital

The Company, as a federally chartered holding company, is not subject to regulatory capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

The Office of Thrift Supervision (OTS) regulations require savings institutions to maintain minimum levels of regulatory capital. As of December 31, 2010, the Bank meets all capital requirements to which it is subject. In addition, at December 31, 2010, the Bank was considered “well capitalized” for regulatory purposes. There have been no subsequent conditions or events which management believes have changed the Bank’s status.

The following is a summary of the Bank’s actual capital as computed under the standards established by the OTS at December 31, 2010 and 2009, respectively.

	2010		2009
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Tangible Equity Ratio (to Tangible Assets)	$45,464	8.03%	$43,050	7.76%
Tier I (Core) Capital (to Adjusted Total Assets)	45,464	8.03%	43,050	7.76%
Tier I Risk-Based Capital (to Risk-Weighted Assets)	45,464	10.59%	43,050	10.16%
Total Risk-Based Capital (to Risk-Weighted Assets)	50,831	11.84%	47,046	11.10%

The ability of the Company to pay dividends depends, in part, on the ability of the Bank to pay dividends to the Company. The Bank will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would be to reduce the regulatory capital of the Bank to an amount below amounts required under OTS rules and regulations.

The measurement of the Bank’s capital as computed under regulatory standards differs from its measurement under generally accepted accounting principles. A reconcilement of the Bank’s capital follows:

	December 31,
(In thousands)	2010	2009
Total capital as calculated under generally accepted accounting principles (GAAP Capital)	$45,867	$43,171
Adjustments to reconcile Total GAAP Capital to Regulatory Capital:
Intangible assets	(71)	(87)
Accumulated other comprehensive income from available-for-sale securities	(332)	(34)

Tier I Risk-Based Capital	45,464	43,050
Includible portion of allowance for loan losses	5,367	3,996

Total Risk-Based Capital	$50,831	$47,046

The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision will be merged into the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board. The Dodd-Frank Act contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. Also included is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in the Bank that could be leveraged to support additional growth. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	Earnings per Share

Basic net income per common share is calculated by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income per common share is computed in a manner similar to basic net income per common share except that the weighted-average number of common shares outstanding is increased to include the incremental common shares (as computed using the treasury stock method) that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period. The Company’s common stock equivalents relate solely to stock option and restricted stock awards. Anti-dilutive shares are common stock equivalents with weighted-average exercise prices in excess of the weighted-average market value for the periods presented. For the years ended December 31, 2010 and December 31, 2009, anti-dilutive options excluded from the calculations totaled 318,800 and 345,930 options, respectively (with an exercise price of $11.10) and 7,500 options in each period (with an exercise price of $12.49). Unreleased common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating either basic or diluted net income per common share.

	For the years ended December 31,
	2010	2009	2008
Net income (loss) and income available to common stockholders	$1,451,000	$1,993,000	$(312,000)
Weighted-average shares outstanding during the period
Basic	6,827,384	6,811,553	6,859,383
Effect of dilutive stock options and restrictive stock awards	—	—	—

Diluted	6,827,384	6,811,553	6,859,383
Net income (loss) per common share:
Basic and Diluted Earnings (Loss) per share	$0.21	$0.29	$(0.05)

16.	Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The following table summarizes these financial instruments and other commitments and contingent liabilities as of December 31, 2010 and 2009:

(In thousands)	2010	2009
Commitments to extend credit:
Loan commitments	$12,233	$10,611
Unused lines of credit	19,751	21,142
Amounts due mortgagors on construction loans	17,867	28,843
Amounts due on commercial loans	19,788	17,899
Commercial letters of credit	4,198	4,332

At December 31, 2010, included in the commitments to extend credit were commitments to fund loans in the amount of $4.5 million with fixed interest rates ranging from 4.5% to 17.0%.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments are principally collateralized by mortgages on real estate, generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

17.	Fair Value

The following is a summary of the carrying value and estimated fair value of the Company’s significant financial instruments as of December 31, 2010 and 2009:

	December 31,
	2010		2009
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$14,263	$14,263	$12,146	$12,146
Investment securities	47,017	46,787	39,074	39,098
Loans receivable, net	473,521	478,104	473,304	476,665
Accrued income receivable	1,979	1,979	2,074	2,074
Servicing rights	364	420	—	—
Financial Liabilities
Deposits	$405,875	$403,091	$380,931	$379,176
Borrowed funds	102,842	104,766	118,984	120,719
Mortgagors’ escrow accounts	4,832	4,832	4,888	4,888

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Fair value is best determined upon quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.

Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there had been a significant decrease in the volume and level of activity for the asset or liability, a change in the valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

The Bank’s fair value measurements are classified into a fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.

Level 2	—	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.

The Company uses fair value measurements to record certain assets at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or market value accounting or write-downs of individual assets.

The Company used the following methods and significant assumptions to estimate the fair value of its financial instruments which are carried at fair value on a recurring basis in the financial statements:

Available-for-sale securities:

Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. The Company’s available-for-sale securities that are traded on an active exchange, such as the New York Stock Exchange, are classified as Level 1. Available-for-sale securities valued using matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities, are classified as Level 2. Investments valued using a discounted cash flow model are classified as Level 3. During 2009, two of the seven securities were sold and one was called at par. See Note 4.

Assets measured at fair value at December 31, 2010 are summarized below:

	December 31, 2010 Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
Assets measured at fair value on a recurring basis:
Available-for-sale investment securities	$—	$23,723	$7,960	$31,683
Residential loans held for sale	—	81	—	81

Assets measured at fair value on a non-recurring basis:
Collateral dependent impaired loans	$—	$8,772	$16	$8,788
Foreclosed real estate and other repossessed assets	—	—	421	421

Assets measured at fair value at December 31, 2009 are summarized below:

	December 31, 2009 Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
Assets measured at fair value on a recurring basis:
Available-for-sale investment securities	$—	$29,743	$7,880	$37,623
Residential loans held for sale	—	—	—	—

Assets measured at fair value on a non-recurring basis:
Collateral dependent impaired loans	$—	$628	$18	$646
Foreclosed real estate	—	—	140	140

Impaired loans are carried at fair value. Collateral dependent loans are considered Level 2, as the fair value is based on an appraisal prepared using observable inputs. Non-collateral dependent loans are measured using a discounted cash flow technique and are considered to be Level 3 estimates.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows a reconciliation of the beginning and ending balances for Level 3 assets measured at fair value on a recurring basis:

(In thousands)	2010	2009
Balance at beginning of the year	$7,880	$6,744
New purchases	—	—
Transfer to (from) level 3	—	—
Increase in fair value of securities included in accumulated other comprehensive income	80	2,219
Impairment charges included in net income	—	—
Proceeds from sale of level 3 securities	—	(83)
Redemptions at par	—	(1,000)

Balance at end of the year	$7,960	$7,880

18.	Subsequent Events

On March 10, 2011, the Board of Directors of the MHC, the Company and the Bank adopted an amended and restated plan of conversion and reorganization, providing for the Company’s conversion to a fully public company by selling to the public the approximate 60% ownership interest in the Company currently held by Naugatuck Valley Mutual Holding Company, the Company’s Mutual Holding Company parent, in a transaction commonly referred to as a second step conversion. The conversion is subject to regulatory approval, the approval of the depositors of Naugatuck Valley Savings and Loan and the approval of the Company’s stockholders (including the holders of a majority of the Company’s outstanding shares of common stock, other than the Naugatuck Valley Mutual Holding Company). The conversion is expected to be completed in the third calendar quarter of 2011. If the conversion and offering are completed, eligible conversion and offering costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of December 31, 2010, the Company had incurred $600,572 in costs related to the conversion.

At the time of conversion, liquidation accounts shall be established in an amount equal to the percentage of the outstanding shares of the Company owned by Naugatuck Valley Mutual Holding Company before the transaction, multiplied by the Company’s total shareholders’ equity as reflected in the latest statement of financial condition contained in the final offering prospectus for the conversion plus the value of the net assets of Naugatuck Valley Mutual Holding Company as reflected in the latest statement of financial condition of Naugatuck Valley Mutual Holding Company before the effective date of the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and the Company (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither the Company nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	Selected Quarterly Consolidated Financial Information (Unaudited)

The following tables present quarterly consolidated information for the Company for 2010, 2009 and 2008.

	For the Year Ended December 31, 2010
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$6,999	$7,211	$7,185	$7,143
Interest expense	2,509	2,584	2,571	2,615

Net interest income	4,490	4,627	4,614	4,528
Provision for loan losses	1,197	993	361	809

Net interest income after provision for loan losses	3,293	3,634	4,253	3,719
Noninterest income	1,289	769	659	571
Noninterest expense	4,358	3,776	3,919	3,854

Income before provision for income tax	224	627	993	436
Provision for income tax	(29)	423	313	122

Net income	$253	$204	$680	$314

	For the Year Ended December 31, 2009
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$7,141	$7,055	$7,007	$7,088
Interest expense	2,788	3,068	3,266	3,415

Net interest income	4,353	3,987	3,741	3,673
Provision for loan losses	285	302	272	285

Net interest income after provision for loan losses	4,068	3,685	3,469	3,388
Noninterest income	579	812	645	706
Noninterest expense	3,664	3,483	3,796	3,598

Income before provision for income tax	983	1,014	318	496
Provision for income tax	301	311	79	127

Net income	$682	$703	$239	$369

	For the Year Ended December 31, 2008
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$7,256	$7,224	$6,877	$6,846
Interest expense	3,516	3,499	3,343	3,546

Net interest income	3,740	3,725	3,534	3,300
Provision for loan losses	200	200	113	162

Net interest income after provision for loan losses	3,540	3,525	3,421	3,138
Noninterest income	300	(2,636)	661	627
Noninterest expense	3,539	3,453	3,257	3,205

Income (loss) before provision for income tax (benefit)	301	(2,564)	825	560
Provision for income tax (benefit)	(1,052)	157	223	106

Net income (loss)	$1,353	$(2,721)	$602	$454

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	Parent Company Only Financial Statements

The following financial statements are for the Company (Naugatuck Valley Financial Corporation) only, and should be read in conjunction with the consolidated financial statements of the Company.

Statements of Financial Condition

	December 31,
(In thousands)	2010	2009
ASSETS
Cash on deposit with Naugatuck Valley Savings and Loan	$1,715	$2,434
Investment in subsidiary, Naugatuck Valley Savings and Loan	45,867	43,171
Investment securities	1,245	1,624
Loan to ESOP	1,984	2,163
Deferred income taxes	—	252
Other assets	1,479	671

Total assets	$52,290	$50,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$31	$7
Stockholders’ equity	52,259	50,308

Total liabilities and stockholders’ equity	$52,290	$50,315

Statements of Income

	For the Years Ended December 31,
(In thousands)	2010	2009	2008
Interest income	$141	$181	$224
Other income	—	—	1

Total income	141	181	225
Other expense	1,037	577	476

Income (loss) before income tax and equity in undistributed net income of subsidiary	(896)	(396)	(251)
Income tax (benefit)	(54)	(134)	(85)

Income (loss) before equity in undistributed net income of subsidiary	(842)	(262)	(166)
Equity in undistributed net income (loss) of subsidiary	2,293	2,255	(146)

Net income (loss)	$1,451	$1,993	$(312)

NAUGATUCK VALLEY FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash flows

	For the Years Ended December 31,
(In thousands)	2010	2009	2008
Net cash (used) provided by operating activities	$(1,046)	$61	$240

Cash flows from investing activities
Purchase of available-for-sale securities	—	—	—
Paydowns and maturities of available-for-sale securities	382	689	497
Principal payments received from ESOP	180	172	163

Net cash provided by investing activities	562	861	660

Cash flows from financing activities
Common stock repurchased	(41)	(25)	(2,244)
Cash dividends to common shareholders	(317)	(447)	(614)
Release of ESOP shares	123	112	169

Net cash used by financing activities	(235)	(360)	(2,689)

Increase (decrease) in cash and cash equivalents	(719)	562	(1,789)
Cash and cash equivalents at beginning of year	2,434	1,872	3,661

Cash and cash equivalents at end of year	$1,715	$2,434	$1,872

REVOCABLE PROXY NAUGATUCK VALLEY FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS JUNE 24, 2011 9:00 A.M., EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints the official proxy committee of Naugatuck Valley Financial Corporation, consisting of James A. Mengacci and Jane H. Walsh, or either of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Naugatuck Valley Financial Corporation which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on June 24, 2011 at 9:00 a.m., Eastern Time, in the Community Room at Naugatuck Valley Savings and Loan’s main office located at 333 Church Street, Naugatuck, Connecticut 06770 and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows on the reverse side of this proxy card: PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE NAUGATUCK VALLEY FINANCIAL CORPORATION — ANNUAL MEETING, JUNE 24, 2011 YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll free 1-866-246-8479 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/nvsl and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS 5693

PLEASE MARK VOTES AS IN THIS EXAMPLE REVOCABLE PROXY NAUGATUCK VALLEY FINANCIAL CORPORATION Annual Meeting of Shareholders June 24, 2011 For Against Abstain 1. The approval of the Plan of Conversion and Reorganization pursuant to which Naugatuck Valley Savings and Loan will convert from the mutual holding company corporate structure to the stock holding company corporate structure and a newly formed Maryland-chartered holding company named Naugatuck Valley Financial Corporation will offer shares of its common stock for sale. Note: Please sign below exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required. Please be sure to date and sign this proxy card in the box below. For Against Abstain 2. The following informational proposals: 2a Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial Corporation’s articles of incorporation. For Against Abstain 2b Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial Corporation’s outstanding voting stock. With- For All For hold Except 3. The election as director of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with). Nominees for a three-year term: (01) Carlos S. Batista (02) John C. Roman (03) Camilo P. Vieira INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. 4. The ratification of the appointment of Whittlesey & Hadley, P.C. as For Against Abstain independent registered public accountants of Naugatuck Valley Financial Corporation for the fiscal year ending December 31, 2011.5. The approval of the adjournment of the annual meeting, if necessary, to For Against Abstain solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Conversion and Reorganization. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the annual meeting of shareholders, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote on matters incident to the conduct of the annual meeting. Sign above Co-holder (if any) sign above IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS Shareholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy card. Please note telephone and Internet votes must be cast prior to 3 a.m. Eastern Time, June 24, 2011. It is not necessary to return this proxy card if you vote by telephone or Internet. Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m. Eastern Time, June 24, 2011: 1-866-246-8479 Vote by Internet any time prior to 3 a.m. Eastern Time, June 24, 2011 go to: https://www.proxyvotenow.com/nvsl Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. Your vote is important!

[Naugatuck Valley Financial Corporation Letterhead]

Dear ESOP Participant:

On behalf of the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”), I am forwarding to you the attached yellow vote authorization form so that you may convey your voting instructions to First Bankers Trust Services, Inc., the trustee for the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (the “ESOP Trustee”), on the proposals presented at the Annual Meeting of Shareholders of the Company to be held on June 24, 2011. Also enclosed is a Proxy Statement/Prospectus for the Company’s Annual Meeting of Shareholders.

As an ESOP participant, you are entitled to instruct the ESOP Trustee how to vote the shares of Company common stock (“Common Stock”) allocated to your account as of May 3, 2011, the record date for shareholders entitled to vote at the Annual Meeting. To direct the ESOP Trustee how to vote the shares of Common Stock allocated to your ESOP account, please complete, sign and submit the enclosed yellow vote authorization form in the postage paid envelope provided with this letter, no later than June 16, 2011. The unallocated shares of Common Stock held in the ESOP Trust and the shares for which timely instructions are not received, will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions the ESOP Trustee receives from participants regarding the shares of Common Stock allocated to their accounts, subject its fiduciary duties.

Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Naugatuck Valley Savings and Loan.

Sincerely,

/s/ John C. Roman
John C. Roman
President and Chief Executive Officer

Name:

Shares:

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc. (the “ESOP Trustee”), is the holder of record and custodian of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock under the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan (“ESOP”). I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on June 24, 2011.

You are authorized to vote my shares as follows:

1.	The approval of the Plan of Conversion and Reorganization pursuant to which Naugatuck Valley Savings and Loan will convert from the mutual holding company corporate structure to the stock holding company corporate structure and a newly formed Maryland-chartered holding company named Naugatuck Valley Financial Corporation will offer shares of its common stock for sale.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The following informational proposals:

2a	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial Corporation’s articles of incorporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2b	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial Corporation’s outstanding voting stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The election as director of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Nominees For a three-year term:

Carlos S. Batista, John C. Roman and Camilo P. Vieira

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

4.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the fiscal year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Conversion and Reorganization.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The ESOP Trustee is hereby authorized to vote all shares of Company common stock allocated to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 16, 2011.

[Naugatuck Valley Financial Corporation Letterhead]

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”), I am forwarding to you the attached blue vote authorization form so that you may convey your voting instructions to Reliance Trust Company, the trustee for the Naugatuck Valley Savings and Loan Employees Savings Plan (the “401(k) Plan Trustee”), on the proposals presented at the Annual Meeting of Shareholders of the Company on June 24, 2011. Also enclosed is a Proxy Statement/Prospectus for the Company’s Annual Meeting of Shareholders.

As a 401(k) Plan participant investing in the Company common stock through the 401(k) Plan, you are entitled to direct the 401(k) Plan Trustee how to vote shares of Company common stock credited to your 401(k) Plan account as of May 3, 2011, the record date for the 2011 Annual Meeting of Shareholders. Shares of Company common stock for which no timely instructions are received will be voted by the 401(k) Plan Trustee as directed by the Company.

To direct the voting of your shares of Company common stock credited to your account in the 401(k) Plan, you must complete, sign and submit the enclosed blue vote authorization form in the postage paid envelope provided with this letter, no later than June 16, 2011. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Naugatuck Valley Savings and Loan.

Sincerely,

/s/ John C. Roman
John C. Roman
President and Chief Executive Officer

Name:

Shares:

VOTE AUTHORIZATION FORM

I understand that Reliance Trust Company (the “Trustee”) is the holder of record of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock credited to me under the Naugatuck Valley Savings and Loan Employee Savings Plan (the “401(k) Plan”). I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on June 24, 2011.

You are authorized to vote my shares as follows:

1.	The approval of the Plan of Conversion and Reorganization pursuant to which Naugatuck Valley Savings and Loan will convert from the mutual holding company corporate structure to the stock holding company corporate structure and a newly formed Maryland-chartered holding company named Naugatuck Valley Financial Corporation will offer shares of its common stock for sale.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The following informational proposals:

2a	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial Corporation’s articles of incorporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2b	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial Corporation’s outstanding voting stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The election as director of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Nominees For a three-year term:

Carlos S. Batista, John C. Roman and Camilo P. Vieira

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

4.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Financial Corporation for the fiscal year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Conversion and Reorganization.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Trustee is hereby authorized to vote the shares credited to me in its trust capacity as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 16 2011.

[Naugatuck Valley Financial Corporation]

Dear Stock Award Holder:

On behalf of the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”), I am forwarding to you the attached green vote authorization form for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc., the trustee for the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan Trust (the “Incentive Plan”), on the proposals presented at the Annual Meeting of Shareholders of the Company to be held on June 24, 2011. Also enclosed is a Proxy Statement/Prospectus for the Company’s Annual Meeting of Shareholders.

As a recipient of a Stock Award under the Incentive Plan, you are entitled to vote all shares of restricted Company common stock subject to your Stock Award that are unvested as of May 3, 2011, the record date for the Annual Meeting. The Incentive Plan Trustee will vote the shares of Company common stock held in the Incentive Plan Trust in accordance with the instructions it receives from you and other Stock Award Holders. Shares of Company common stock for which no timely instructions are received will be voted by the Incentive Plan Trustee as directed by the Company. To direct the voting of the unvested shares of Company common stock awarded to you under the Incentive Plan, you must complete and sign the attached green vote authorization form and return it in the enclosed postage-paid envelope no later than June 16, 2011.

Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Naugatuck Valley Savings and Loan.

Sincerely,

/s/ John C. Roman
John C. Roman
President and Chief Executive Officer

Name:

Shares:

VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc. (the “Trustee”), is the holder of record and custodian of all shares of Naugatuck Valley Financial Corporation (the “Company”) common stock held in the Naugatuck Valley Financial Corporation 2005 Equity Incentive Plan Trust. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on June 24, 2011.

You are authorized to vote my shares as follows:

1.	The approval of the Plan of Conversion and Reorganization pursuant to which Naugatuck Valley Savings and Loan will convert from the mutual holding company corporate structure to the stock holding company corporate structure and a newly formed Maryland-chartered holding company named Naugatuck Valley Financial Corporation will offer shares of its common stock for sale.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The following informational proposals:

2a	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation requiring a super-majority vote to approve certain amendments to new Naugatuck Valley Financial Corporation’s articles of incorporation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2b	Approval of a provision in new Naugatuck Valley Financial Corporation’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of new Naugatuck Valley Financial Corporation’s outstanding voting stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The election as director of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Nominees For a three-year term:

Carlos S. Batista, John C. Roman and Camilo P. Vieira

FOR	VOTE WITHHELD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

4.	The ratification of the appointment of Whittlesey & Hadley, P.C. as independent registered public accountants of Naugatuck Valley Corporation for the fiscal year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Conversion and Reorganization.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Trustee is hereby authorized to vote all unvested shares of Company common stock awarded to me under the 2005 Equity Incentive Plan as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed postage-paid envelope no later than June 16, 2011.